UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
KADMON HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.001 per share; preferred stock, par value $0.001 per share
	(2)	Aggregate number of securities to which transaction applies:

As of September 17, 2021, (A) 176,238,470 shares of common stock; (B) 28,708 shares of preferred stock convertible into 3,843,109 shares of common stock; (C) 21,645,206 shares of common stock underlying outstanding stock options with an exercise price of less than $9.50 per share; (D) 655,000 outstanding stock appreciation rights with an exercise price of less than $9.50 per share; and (E) 9,750 outstanding equity appreciation rights with an base price of less than $9.50 per share.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for the purpose of calculating the filing fee, the maximum aggregate underlying value of the transaction was calculated as the sum of: (A) 176,238,470 shares of common stock, multiplied by $9.50; (B) 28,708 shares of preferred stock multiplied by $1,285.14 (the liquidation value per share of preferred stock); (C) 21,645,206 shares of common stock issuable upon exercise of options with an exercise price of less than $9.50 per share, multiplied by $5.63 (which is the difference between $9.50 and the weighted average exercise price of $3.87 for such stock options); (D) 655,000 shares of common stock underlying outstanding stock appreciation rights with an exercise price of less than $9.50 per share, multiplied by $5.86 (which is the difference between $9.50 and the weighted average exercise price of $3.64 for such stock appreciation rights); and (E) 4,968,648 shares of common stock underlying outstanding equity appreciation rights with a base price of less than $9.50 per share, multiplied by $3.50 (which is the difference between $9.50 and the weighted average base price of $6.00 for such equity appreciation rights).

	(4)	Proposed maximum aggregate value of transaction:
$1,854,250,341.88
	(5)	Total fee paid:

$202,298.71 determined, in accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, by multiplying 0.00010910 by the proposed maximum aggregate value of the transaction of $1,854,250,341.88.

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
[•], 2021
Dear Stockholder:
We cordially invite you to attend a special meeting (the “Special Meeting”) of stockholders of Kadmon Holdings, Inc. (the “Company” or “we”), to be held on [•], 2021 at [•], local time, at 450 East 29th Street, New York, NY 10016.
At the Special Meeting you will be asked to consider and vote upon a proposal (the “Merger Proposal”) to adopt the Agreement and Plan of Merger, dated as of September 7, 2021 (as it may be amended, supplemented or modified from time to time, the “Merger Agreement”), by and among the Company, Sanofi, a societe anonyme formed under the laws of France (“Sanofi”) and Latour Merger Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Sanofi (“Merger Sub”) and approve the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving as a wholly owned indirect subsidiary of Sanofi.
You will also be asked to consider and vote upon a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.
If the Merger is completed, you will be entitled to receive $9.50 in cash, without interest thereon, less any applicable withholding taxes, for each share of the Company’s common stock, par value $0.001 per share (“Common Stock”), owned by you (unless you have perfected and not withdrawn your appraisal rights with respect to such shares), which represents a premium of 79% over the closing price on September 7, 2021 and a premium of approximately 113% over the volume weighted average price for the 60 trading days prior to such date. If you own shares of the Company’s preferred stock, par value $0.001 per share (“Preferred Stock”), then upon completion of the Merger, you will be entitled to receive for each share of Preferred Stock owned by you (unless you have perfected and not withdrawn your appraisal rights with respect to such shares) the greater of the liquidation preference of such Preferred Stock under the Certificate of Designations applicable thereto and $9.50 per share for each share of Common Stock issuable upon conversion of such share of Preferred Stock.
The Company’s board of directors (the “Board of Directors”) has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) entitled to vote thereon.
The Board of Directors recommends that you VOTE:
•	“FOR” approval of the Merger Proposal; and
•	“FOR” approval of the Adjournment Proposal.
Your vote is very important. Whether or not you plan to attend the Special Meeting, and regardless of the number of shares of Common Stock or Preferred Stock you own, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet. If you attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.
If your shares of Common Stock are held in “street name” by your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will be unable to vote your shares of Common Stock without instructions from you. You should instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock in accordance with the procedures provided by your bank, brokerage firm or other nominee. The failure to vote, or to instruct your bank, brokerage firm or other nominee to vote, your shares of Common Stock “FOR” approval of the Merger Proposal will have the same effect as voting against the Merger Proposal.

The accompanying proxy statement provides you with detailed information about the Special Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement and its annexes, including the Merger Agreement, carefully. You may also obtain additional information about the Company from documents we have filed with the Securities and Exchange Commission.
We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Special Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19, and as a result, you are encouraged to vote by submitting a proxy by telephone, over the Internet, or by returning the enclosed proxy card in the accompanying prepaid reply envelope.
If you have any questions or need assistance voting your shares of Common Stock or Preferred Stock, please contact our proxy solicitor at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 249-7120
Email: KDMN@dfking.com
Thank you in advance for your cooperation and continued support.
Sincerely,
Harlan W. Waksal, M.D.
President and Chief Executive Officer
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, the Merger Agreement or the transactions contemplated thereby or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement and a proxy card are first being mailed on or about [•], 2021 to our stockholders as of the close of business on [•], 2021.

KADMON HOLDINGS, INC.
450 East 29th Street
New York, NY 10016

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
DATE:	[•], 2021

TIME:	[•]

PLACE:
450 East 29th Street, New York, NY 10016

We are closely monitoring developments related to COVID-19. It could become necessary to change the date, time, location and/or means of holding the Special Meeting (including by means of remote communication). If such a change is made, we will announce the change in advance, and details on how to participate will be issued by press release, posted on our website and filed as additional proxy materials.

ITEMS OF BUSINESS:	1.
To consider and vote on a proposal (the “Merger Proposal”) to adopt the Merger Agreement and approve the Merger. A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement.

2.
To consider and vote on a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to the proxy statement accompanying this notice is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal.

RECORD DATE:
Only Company stockholders of record at the close of business on [•], 2021 are entitled to notice of, and to vote at, the Special Meeting. All Company stockholders of record as of that date are cordially invited to attend the Special Meeting.

PROXY VOTING:	Your vote is very important, regardless of the number of shares of Common Stock and/or Preferred Stock you own.

The Merger cannot be completed unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) entitled to vote thereon.

Even if you plan to attend the Special Meeting in person, we request that you complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope, or submit your proxy by telephone or the Internet prior to the Special Meeting to ensure that your shares of Common Stock and/or Preferred Stock will be represented at the Special Meeting if you are unable to attend.

If you fail to return your proxy card or fail to submit your proxy by phone or the Internet, and fail to attend the Special Meeting in person, your shares of Common Stock and/or Preferred Stock will not be counted for purposes of determining whether a quorum is present at the Special Meeting and will have the same effect as a vote against the Merger Proposal.

If you are a stockholder of record, voting in person at the Special Meeting will revoke any proxy previously submitted. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

RECOMMENDATION:
The Board of Directors has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. Approval of the Merger Proposal requires the affirmative vote of holders of a majority of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) entitled to vote thereon.

The Board of Directors recommends that you vote:

“FOR” approval of the Merger Proposal; and

“FOR” approval of the Adjournment Proposal.

ATTENDANCE:
Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and our guests may attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock of the Company and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. The Special Meeting will follow the agenda and rules of conduct provided to all stockholders and proxy holders upon entering the meeting. The purpose and order of the Special Meeting will be strictly observed, and the chairman’s or secretary’s determinations in that regard will be final, including any postponements or adjournments of the meeting. Please note that media will not be allowed to attend the Special Meeting and the taking of photographs and the use of cameras, audio and video recording devices and other electronic devices will not be permitted at the Special Meeting. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19, and as a result, stockholders are encouraged to vote by submitting a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope.

APPRAISAL:
If the Merger is consummated, stockholders who do not vote in favor of the Merger Proposal and who follow the procedures described under “Appraisal Rights” beginning on page [79] will have the right to seek appraisal of the fair value of their shares of Common Stock and/or Preferred Stock if they submit a written demand for appraisal before the vote is taken on the Merger Agreement and do not withdraw a demand for (or lose their right to) appraisal and comply with all the requirements of Delaware law, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex B to the accompanying proxy statement.

WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK AND/OR PREFERRED STOCK YOU OWN, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
By Order of the Board of Directors,

Harlan W. Waksal, M.D. President and Chief Executive Officer
[•], 2021
New York, NY

SUMMARY
The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”
Parties to the Merger
Kadmon Holdings, Inc., which we refer to as the Company, is a Delaware corporation headquartered in New York, New York. The Company is a biopharmaceutical company that discovers, develops and delivers transformative therapies for unmet medical needs. RezurockTM (belumosudil), an oral, once-daily tablet, is approved in the United States for the treatment of adult and pediatric patients 12 years and older with chronic graft-versus-host disease (cGVHD) after failure of at least two prior lines of systemic therapy. The Company’s clinical pipeline includes treatments for immune and fibrotic diseases as well as immuno-oncology therapies. The Company’s Common Stock is listed on The NASDAQ Global Market (“NASDAQ”) under the symbol “KDMN.” The principal executive offices of the Company are located at 450 East 29th Street, New York, NY 10016 and its telephone number is (833)-900-5366.
Sanofi is a société anonyme, a form of limited liability company, organized under the laws of France. Sanofi is a leading global healthcare company, focused on patient needs and engaged in the research, development, manufacture and marketing of therapeutic solutions. Since May 2011, Sanofi has operated under the commercial name “Sanofi” (formerly known as Sanofi-Aventis). Sanofi’s ordinary shares are listed on Euronext Paris under the symbol “SAN” and its American Depository Shares are listed on Nasdaq Global Select Market under the symbol “SNY.” The registered office is located at 54, rue La Boétie, 75008 Paris, France, its main telephone number is +33 1 53 77 40 00.
Latour Merger Sub, Inc., which we refer to as Merger Sub, is a Delaware corporation and wholly owned indirect subsidiary of Sanofi and was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation. The principal executive offices of Merger Sub are located at 55 Corporate Drive, Bridgewater, NJ 08807, and its telephone number is +1 (908) 981 5000.
The Special Meeting
Time, Place and Purpose of the Special Meeting
The Special Meeting will be held on [•], 2021, at [•], local time, at 450 East 29th Street, New York, NY 10016, or at any postponement or adjournment thereof. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19, and as a result, stockholders are encouraged to vote by submitting a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope.
At the Special Meeting, holders of Common Stock and Preferred Stock will be asked to:
1.
consider and vote upon the proposal (the “Merger Proposal”) to adopt the Merger Agreement and approve the Merger, as more fully described in this proxy statement and under “Proposal 1: Adoption of the Merger Agreement” beginning on page [74]; and

2.
consider and vote upon the proposal (the “Adjournment Proposal”) to adjourn the Special Meeting, if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal, as more fully described in this proxy statement and under “Proposal 2: Adjournment of the Special Meeting” beginning on page [75].

Record Date and Quorum
You are entitled to receive notice of, and to vote at, the Special Meeting if you owned shares of Common Stock and/or Preferred Stock at the close of business on [•], 2021, which the Company has set as the record date for the Special Meeting (the “Record Date”). You will have one vote for each share of Common Stock that you owned on the Record Date and approximately [•] votes for each share of Preferred Stock that you owned as of the Record Date. As of the Record Date, there were [•] shares of Common Stock and 28,708 shares of Preferred Stock (which, on an as-converted basis, represents voting rights equivalent to approximately [•] shares of Common Stock) outstanding and entitled to vote at the Special Meeting. The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority in voting power of the Common Stock and Preferred Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes (as described below) are counted as present for the purpose of determining whether a quorum is present.
Vote Required
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) entitled to vote thereon. Abstentions and broker non-votes will have the same effect as a vote against approval of the Merger Proposal.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. Abstentions will have the same effect as a vote against approval of this proposal. Broker non-votes are not counted for purposes of this proposal.
Proxies and Revocation
Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares of Common Stock using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock will not be voted on the Merger Proposal, which will have the same effect as a vote against approval of the Merger Proposal, and your shares of Common Stock will not have an effect on the Adjournment Proposal.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person.
The Merger
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the Merger (the “Surviving Corporation”), will become a wholly owned indirect subsidiary of Sanofi and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of Sanofi or the Surviving Corporation.
At the effective time of the Merger (the “Effective Time”), the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated as provided in the Merger Agreement. The directors and officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors and officers of the Merger Sub immediately prior to the Effective Time.
Merger Consideration
In the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than shares held by the Company as treasury stock and shares of Common Stock owned by the Company or any direct or indirect wholly owned subsidiary of the Company and shares of Common Stock owned by stockholders who have perfected and not withdrawn a demand for, or lost their right to, appraisal with respect to such shares of Common Stock (collectively the “Excluded Shares”)) will be canceled and cease to exist and be converted into the right to receive an amount in cash equal to $9.50, without interest thereon (the “Common Stock Merger Consideration”). At the Effective Time of the Merger, each share of Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and cease to exist and automatically convert into the right to receive cash in an amount equal to the greater of (i) the Stated Liquidation Preference Amount (as defined in the Company’s Certificate of Designation dated July 26, 2016) plus any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date (as defined in the Certificate of Designation) through the closing date of the Merger and (ii) the amount that would be payable per share of Preferred Stock if such share of Preferred Stock had been converted to Common Stock immediately prior to the effective time of the Merger (the “Preferred Stock Merger Consideration” and, together with the Common Stock Merger Consideration, the “Merger Consideration”).
Recommendation of the Board of Directors
The Board of Directors has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. For some of the factors considered, see “The Merger—Reasons for Recommendation.”
In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See under the heading “The Merger—Interests of Directors and Executive Officers in the Merger.”
The Board of Directors recommends that you vote:
•	“FOR” approval of the Merger Proposal; and
•	“FOR” approval of the Adjournment Proposal.
Opinions of the Company Financial Advisors
Opinion of Cantor Fitzgerald & Co.
At a meeting of the Board of Directors held on September 7, 2021 to evaluate and approve the Merger, Cantor Fitzgerald & Co. (“Cantor Fitzgerald”) rendered its oral opinion to the Board of Directors, confirmed by the delivery of a written opinion dated September 7, 2021, addressed to the Board of Directors to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Common Stock Merger Consideration to be received in the Merger by holders of the outstanding shares of Common Stock (other than Sanofi and its affiliates) was fair, from a financial point of view, to such holders.
The full text of Cantor Fitzgerald’s written opinion dated September 7, 2021 describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Cantor Fitzgerald. The opinion is attached as Annex C to this proxy statement and is incorporated herein by reference. Cantor Fitzgerald’s opinion was provided for the use and benefit of the Board of Directors (in its capacity as such) in its evaluation of the Merger. Cantor Fitzgerald’s opinion did not constitute a recommendation to the Board of Directors in connection with the Merger, nor did the opinion constitute a recommendation to any holders of Common Stock should vote or act with respect to the Merger or any related matter. Cantor Fitzgerald’s opinion did not address the Company’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for the Company or the effects of any other transaction in which the Company might engage.
For additional information, see the section captioned “The Merger — Opinions of the Company Financial Advisors—Opinion of Cantor Fitzgerald” beginning on page 33 and Annex C to this proxy statement.

Opinion of Moelis & Company LLC
At a meeting of the Board of Directors held on September 7, 2021 to evaluate and approve the Merger, Moelis & Company LLC (“Moelis”) rendered its oral opinion to the Board of Directors, confirmed by the delivery of a written opinion dated September 7, 2021, addressed to the Board of Directors to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Common Stock Merger Consideration to be received in the Merger by the holders of Common Stock (other than Sanofi and its affiliates and any holders of Excluded Shares) was fair from a financial point of view to such holders.
The full text of Moelis’ written opinion dated September 7, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board of Directors (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Common Stock Merger Consideration to be received by the holders of Common Stock (other than Sanofi and its affiliates and any holders of Excluded Shares) in the Merger and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
For additional information, see the section captioned “The Merger — Opinions of the Company Financial Advisors—Opinion of Moelis & Company LLC” beginning on page 39 and Annex D to this proxy statement.
Financing of the Merger
We anticipate that the total funds needed by Sanofi and Merger Sub to (1) pay our stockholders and holders of equity awards the amounts due to them under the Merger Agreement and (2) pay related fees and expenses in connection with the Merger and associated transactions will be approximately $1.9 billion. We anticipate that the funds needed to pay the amounts described above will come from Sanofi’s cash on hand.
Interests of Directors and Executive Officers in the Merger
In considering the recommendation of the Board of Directors with respect to the proposed Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. These interests include the following:
•
the acceleration of vesting and cash out of stock options granted under Amended & Restated Kadmon Holdings, Inc. 2016 Equity Incentive Plan, as amended (the “2016 Plan” and such stock options, “Company Options”), held by non-employee members of our Board of Directors (“non-employee directors”);

•
the acceleration of vesting (if applicable) and cash out of Company Options, stock appreciation rights granted under the 2016 Plan (“Company SARs”) and equity appreciation rights granted under the Kadmon Holdings, LLC 2014 Long-Term Incentive Plan (the “2014 LTIP” and such equity appreciation rights, “Company EARs”) for all other service providers, including our executive officers;

•	for our executive officers, certain retention bonuses that may be payable upon consummation of the Merger;
•
for our executive officers, certain severance and other separation benefits that may be payable upon termination of employment not less than three months prior to, as of, or within 12 months following the consummation of the Merger; and

•	the entitlement to continued indemnification and insurance coverage under the Merger Agreement.

For further information with respect to the arrangements between the Company and our directors and executive officers, see the information included under the headings “The Merger—Interests of Directors and Executive Officers in the Merger.”
Material U.S. Federal Income Tax Consequences of the Merger
The exchange of shares of Common Stock and Preferred Stock for cash pursuant to the Merger will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders that are U.S. holders and that exchange their shares of Common Stock and Preferred Stock in the Merger will recognize gain or loss in an amount equal to the difference, if any, between the cash received pursuant to the Merger, including any applicable withholding taxes, and their adjusted tax basis in their shares of Common Stock and/or Preferred Stock. Backup withholding (currently at a rate of 24%) may also apply to the cash received pursuant to the Merger unless the applicable U.S. holder provides a taxpayer identification number, certifies that such number is correct and that is not subject to backup withholding on IRS Form W-9 and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [52] for the definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or non-U.S. taxes.
Regulatory Approvals
Under the terms of the Merger Agreement, the Merger cannot be completed until, following the submission of required filings with the relevant governmental authorities, the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), has expired or been terminated, and neither Sanofi nor the Company shall have received a standard form letter from the Federal Trade Commission Bureau of Competition (“FTC”), in the form announced and disclosed by the FTC on August 3, 2021, for which the Parties shall not have been notified by the FTC that such underlying investigation has been closed or otherwise resolved.
On September 20, 2021, the Company and Sanofi filed notification of the proposed Merger with the FTC and the Department of Justice (the “DOJ”) under the HSR Act.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.
The Merger Agreement
Treatment of Equity-Based Awards
As a result of, and conditioned upon the occurrence of, the Merger:
•
Without any action on the part of any holder of Company Options, (i) all unvested Company Options which are outstanding immediately prior to the Effective Time will fully vest and become exercisable Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option will be canceled at the Effective Time and converted into the right to receive an amount in cash (without interest and subject to deduction for any required tax withholding) equal to (1) the number of shares of Common Stock subject to such Company Option as of the Effective Time multiplied by (2) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Option (the “Company Option Merger Consideration”). Each Company Option with an exercise price per share equal to or greater than the Common Stock Merger Consideration will be canceled without consideration. Sanofi shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest and subject to deduction for any required tax withholding, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).

•
Without any action on the part of any holder of Company SARs, all unvested Company SARs which are outstanding as of immediately prior to the Effective Time will fully vest and become exercisable Company SARs, and each Company SAR that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company SAR becoming entitled to receive an amount in cash equal to (A) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company SAR multiplied by (B) the number of shares of Common Stock subject to such Company SAR (the “Company SARs Merger Consideration”). Sanofi will cause the Surviving Corporation to pay the Company SARs Merger Consideration, without interest and subject to deduction for any required tax withholding, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).
•
Without any action on the part of any holder of Company EARs, all unvested Company EARs which are outstanding as of immediately prior to the Effective Time will fully vest and become exercisable Company EARs and each Company EAR that is outstanding immediately prior to the Effective Time will be canceled, with the former holder of such canceled Company EAR becoming entitled to receive an amount in cash equal to (A) the excess of the Common Stock Merger Consideration over the base price per share of such Company EAR multiplied by (B) the number of shares of Common Stock subject to such Company EAR (the “Company EAR Merger Consideration”). Sanofi will cause the Surviving Corporation to pay the Company EAR Merger Consideration, without interest and subject to deduction for any required tax withholding, at the Effective Time or at the Company’s next ordinary course payroll (but in no event later than 20 business days after the Effective Time).

Treatment of Employee Stock Purchase Plan
Following September 7, 2021 (the “Agreement Date”), (i) with respect to any outstanding Offering Period(s) (as defined in the Kadmon Holdings, Inc. Amended and Restated 2016 Employee Stock Purchase Plan (the “Company ESPP”)) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period and no new participants may participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Subscription Date (as such term is defined in the Company ESPP) will occur under the Company ESPP immediately prior to the Effective Time with respect to such Offering Period, in which case any shares of Common Stock purchased under the Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.
No Solicitation or Negotiation of Takeover Proposals
From the Agreement Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective directors and officers, and to direct other representatives not to, directly or indirectly:
•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or would be reasonably expected to lead to an Acquisition Proposal (as defined below) (other than discussions solely to inform any person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

•
engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing person of these restrictions) or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or
•
except for a permitted Company Board Recommendation Change (as defined below), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar contract relating to an Acquisition Proposal (other than certain permitted confidentiality agreements) (such contract, an “Alternative Acquisition Agreement”).

Notwithstanding the restrictions described above, under certain circumstances, prior to the adoption of the Merger Agreement by our stockholders, the Company may provide information to, and engage or participate in negotiations or substantive discussions with, a person regarding an acquisition proposal if the Board of Directors determines in good faith after consultation with its outside legal and financial advisors that such proposal is a superior proposal or is reasonably likely to result in a superior proposal and to not do so would be inconsistent with its fiduciary duties. For more information, see “The Merger Agreement—No Solicitation or Negotiation of Takeover Proposals.”
Conditions to Completion of the Merger
The respective obligations of each of the Company, Sanofi and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect. See “The Merger Agreement—Conditions to Completion of the Merger.”
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s stockholders, only as follows:
•	by mutual written agreement of Sanofi and the Company; or
•	by either Sanofi or the Company if:
•
the Effective Time shall not have occurred on or before March 7, 2022 (the “Termination Date”); provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date (an “Outside Date Termination”);

•
the Stockholders Meeting shall have been held and the Company’s stockholders shall have failed to adopt the Merger Agreement at such meeting or at any adjournment or postponement of such meeting (a “Stockholder No-Vote Termination”); or

•	any law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or
•	by the Company:
•
in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of Sanofi or Merger Sub or (ii) that any of the representations and warranties of Sanofi and Merger Sub set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by Sanofi or Merger Sub prior to the Termination Date, in which case the Company shall not be permitted to terminate the Merger Agreement under this provision until 30 days after delivery of written notice from the Company to Sanofi of such breach or inaccuracy, and then only if such breach or inaccuracy remains uncured within such 30-day period; or

•
at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, if the Board of Directors authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company pays Sanofi the termination fee described in the section captioned “The Merger Agreement—Termination Fees and Expenses” below; or

•	by Sanofi:
•
in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of the Company or (ii) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by the Company prior to the

Termination Date, in which case Sanofi shall not be permitted to terminate the Merger Agreement under this provision until 30 days after delivery of written notice from Sanofi to the Company of such breach or inaccuracy, and then only if such breach or inaccuracy remains uncured within such 30-day period or
•	in the event that, prior to the adoption of the Merger Agreement by the Company’s stockholders, a Company Board Recommendation Change shall have occurred (a “Change of Recommendation Termination”).
Termination Fees
The Company must pay Sanofi a termination fee of $60.125 million if any of the following events occur:
•
(i) either party effects a Stockholder No-Vote Termination; (ii) following the Agreement Date and prior to the time at which a vote is taken at the Stockholders Meeting (or adjournment or postponement thereof), an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the Stockholders Meeting, and (iii) within 12 months following the termination of the Merger Agreement, such Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction;

•
(i) either party effects an Outside Date Termination or Sanofi terminates because the Company has breached its non-solicitation obligations under the Merger Agreement; (ii) any person publicly discloses an offer or proposal for a Competing Acquisition Proposal following the Agreement Date and such offer or proposal is not publicly withdrawn at least two business days prior to (A) the Termination Date, if the Merger Agreement is terminated following the Termination Date, or (B) if the Merger Agreement is terminated by Sanofi for breach of the Company’s non-solicitation obligations under the Merger Agreement, the time of such breach or failure; and (iii) within 12 months following termination of the Merger Agreement, the Competing Acquisition Transaction is consummated or Company enters into an Alternative Acquisition Agreement thereto;

•	the Company effects a Superior Proposal Company Termination; or
•	Sanofi effects a Change of Recommendation Termination.
Specific Performance
The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.
Market Price of Common Stock
The closing price of Common Stock on NASDAQ on September 7, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $5.30 per share of Common Stock. On [•], 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for Common Stock on NASDAQ was $[•] per share of Common Stock. You are encouraged to obtain current market quotations for Common Stock in connection with voting your shares of Common Stock.
Appraisal Rights
Stockholders are entitled to appraisal rights under the General Corporation Law of the state of Delaware (the “DGCL”) in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock and/or Preferred Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.
To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote, either in person or by proxy, in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [79] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors promptly.
Delisting and Deregistration of Common Stock
If the Merger is completed, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the Special Meeting. These questions and answers may not address all questions that may be important to you as a Company stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”
Q.	Why am I receiving this proxy statement and proxy card or voting instruction form?
A.
You are receiving this proxy statement and proxy card or voting instruction form because the Company is holding a Special Meeting and you own shares of Common Stock and/or Preferred Stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote.

Q.	When and where is the Special Meeting?
A.
The Special Meeting will be held on [•], 2021 at [•], local time, at 450 East 29th Street, New York, NY 10016. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19.

In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication.
Q.	What am I being asked to vote on at the Special Meeting?
A.	You are being asked to consider and vote on the Merger Proposal and the Adjournment Proposal.
Q.	What is the proposed Merger and what effects will it have on the Company?
A.
The proposed Merger is the acquisition of the Company by Sanofi pursuant to the Merger Agreement. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or waived, Merger Sub will merge with and into the Company, with the Company becoming a wholly owned indirect subsidiary of Sanofi. As a result of the Merger, the Company will cease to be a public company and you will cease to hold Common Stock or Preferred Stock or have any interest in the Company’s future earnings or growth. In addition, following the Merger, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.

Q.	What will I receive if the Merger is completed?
A.
Upon completion of the Merger, you will be entitled to receive the Common Stock Merger Consideration, without interest thereon, less any applicable withholding taxes, for each share of Common Stock that you own and/or the Preferred Stock Merger Consideration, without interest, less any applicable tax withholding, for each share of Preferred Stock that you own, unless you have properly exercised and not withdrawn your appraisal rights under the DGCL with respect to such shares. For example, if you own 100 shares of Common Stock, you will receive $950 in cash, less any applicable withholding taxes, in exchange for your shares. Following completion of the Merger, you will not own any shares of the capital stock in Sanofi or the Surviving Corporation. Please do NOT return your stock certificate(s) with your proxy.

Q.	How does the Common Stock Merger Consideration compare to the market price of Common Stock prior to announcement of the Merger?
A.
The Common Stock Merger Consideration represents a premium of 79% over the closing price on September 7, 2021 and a premium of approximately 113% over the volume weighted average price for the 60 trading days prior to such date.

Q.	How does the Board of Directors recommend that I vote?
A.	The Board of Directors recommends that our stockholders vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.

Q.	When do you expect the Merger to be completed?
A.
We are working toward completing the Merger as soon as possible. Assuming timely receipt of required regulatory approvals and satisfaction of other closing conditions, including approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the fourth quarter of 2021. However, we cannot assure completion by any particular date, if at all.

Q.	What happens if the Merger is not completed?
A.
If the Merger Agreement is not adopted by the stockholders of the Company or if the Merger is not completed for any other reason, you will continue to hold your shares of Common Stock and/or Preferred Stock and you will not receive any payment for such shares in connection with the Merger. Instead, the Company will remain an independent public company, and the Common Stock will continue to be listed and traded on NASDAQ. Under specified circumstances, the Company may be required to pay to Sanofi a fee with respect to the termination of the Merger Agreement as described under “The Merger Agreement—Termination Fees and Expenses.”

Q.	What conditions must be satisfied to complete the Merger?
A.
The respective obligations of the Company, Sanofi and Merger Sub to consummate the Merger are subject to the satisfaction or waiver of certain customary conditions, including the adoption of the Merger Agreement by our stockholders, receipt of certain regulatory approvals, the absence of any legal prohibitions, the accuracy of the representations and warranties of the parties, compliance by the parties with their respective obligations under the Merger Agreement and the absence of a Company Material Adverse Effect (as defined below).

For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger—Regulatory Approvals”.
Q.	Is the Merger expected to be taxable to me?
A.
The exchange of shares of Common Stock and Preferred Stock for cash pursuant to the Merger will be a taxable transaction to U.S. holders (as defined in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger”) for U.S. federal income tax purposes. If you are a U.S. holder and you exchange your shares of Common Stock or Preferred Stock in the Merger for cash, you will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares, including any applicable withholding taxes, and your adjusted tax basis in such shares of Common Stock or Preferred Stock. Backup withholding may also apply to the cash received by a non-corporate U.S. holder pursuant to the Merger unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and that is not subject to backup withholding on IRS Form W-9 and otherwise complies with the backup withholding rules. You should read “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q:	What will holders of Company equity-based awards receive in the Merger?
A:	As a result of, and conditioned upon the occurrence of, the Merger:
•
Without any action on the part of any holder of Company Options (i) all unvested Company Options which are outstanding immediately prior to the Effective Time will fully vest and become exercisable Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option will be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive an amount in cash equal to the Company Option Merger Consideration. Each Company Option with an exercise price per share equal to or greater than the Common Stock Merger Consideration will be canceled without consideration. Sanofi will cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest and subject to deduction for any required tax withholding, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).

•
Without any action on the part of any holder of Company SARs, all unvested Company SARs which are outstanding as of immediately prior to the Effective Time will fully vest, and each Company SAR that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company SAR becoming entitled to receive an amount in cash equal to the Company SAR Merger Consideration. Sanofi will cause the Surviving Corporation to pay the Company SAR Merger Consideration at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).

•
All unvested Company EARs which are outstanding as of immediately prior to the Effective Time will fully vest, and each Company EAR that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company EAR becoming entitled to receive the Company EAR Merger Consideration. Sanofi will cause the Surviving Corporation to pay the Company EAR Merger Consideration at the Effective Time or at the Company’s next ordinary course payroll (but in no event later than 20 business days after the Effective Time).

•
Following the Agreement Date, (i) with respect to any outstanding Offering Period(s) (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period and no new participants may participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Subscription Date (as such term is defined in the Company ESPP) will occur under the ESPP immediately prior to the Effective Time with respect to such Offering Period, in which case any shares of Common Stock purchased under the Offering Period will be treated the same as all other shares of Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.

Q.	What vote of stockholders is required to approve the Merger Proposal?
A.
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) entitled to vote thereon. As a result, if you fail to submit a proxy or vote in person at the Special Meeting, or abstain, or you do not provide your bank, brokerage firm or other nominee with instructions, as applicable, this will have the same effect as a vote against the Merger Proposal.

As of close of business on the Record Date, there were [•] outstanding shares of Common Stock and 28,708 outstanding shares of Preferred Stock (which, on an as-converted basis, represents voting rights equivalent to approximately [•] shares of common stock as of the Record Date).
Q.	What vote of stockholders is required to approve the Adjournment Proposal?
A.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present.

Abstaining will have the same effect as a vote against the Adjournment Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting or if your shares of Common Stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares of Common Stock will not be voted, but this will not have an effect on the Adjournment Proposal.
Q.	Do any of the Company’s directors or officers have interests in the Merger that may differ from or be in addition to my interests as a stockholder?
A.
Yes. In considering the recommendation of the Board of Directors, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. For more information see “The Merger—Interests of Directors and Executive Officers in the Merger.”

Q.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?
A.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares. In this case, we have sent this proxy statement and your proxy card to you directly. As the stockholder of record, you have the right to vote, grant your voting directly to the Company or to a third party or to vote in person at the meeting.

If your shares are held by a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. In this case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee. You should follow the instructions provided by them to vote your shares. You are invited to attend the Special Meeting; however, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the meeting.
Q.	If my shares of Common Stock are held in “street name” by my bank, brokerage firm or other nominee, will my bank, brokerage firm or other nominee vote my shares of Common Stock for me?
A.
Your bank, brokerage firm or other nominee will only be permitted to vote your shares if you instruct your bank, brokerage firm or other nominee how to vote. You should follow the procedures provided by your bank, brokerage firm or other nominee regarding the voting of your shares. Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters, such as the Merger Proposal, and, as a result, absent specific instructions from the beneficial owner of such shares, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. If you do not instruct your bank, brokerage firm or other nominee to vote your shares of Common Stock, your shares will not be voted (“broker non-votes”) and the effect will be the same as a vote against approval of the Merger Proposal, and your shares will not have an effect on the Adjournment Proposal.

Q.	Who can vote at the Special Meeting?
A.	All holders of record of Common Stock and Preferred Stock as of the close of business on [•], 2021, the Record Date, are entitled to vote at the Special Meeting.
Q.	How many votes do I have?
A.
On each matter properly brought before the Special Meeting, you are entitled to one vote for each share of Common Stock and approximately [•] votes for each share of Preferred Stock held of record as of the Record Date. As of close of business on the Record Date, there were [•] outstanding shares of Common Stock and 28,708 outstanding shares of Preferred Stock (which, on an as-converted basis, represents voting rights equivalent to approximately [•] shares of Common Stock as of the Record Date).

Q.	What is a quorum?
A.
The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority in voting power of the Common Stock and Preferred Stock issued and outstanding and entitled to vote are present in person or represented by proxy at the Annual Meeting will constitute a quorum, permitting the conduct of business at the Special Meeting. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present.

Q.	How do I vote?
A.	Stockholder of Record. If you are a stockholder of record, you may vote your shares of Common Stock and Preferred Stock on matters presented at the Special Meeting in any of the following ways:
•	by proxy:
•
by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or
•	in person—you may attend the Special Meeting and cast your vote there. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19.
Beneficial Owner. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.
Q.	How can I change or revoke my vote?
A.
You have the right to revoke a proxy before it is voted by submitting a new proxy card with a later date or subsequently voting via telephone or the Internet. Record holders may also revoke their proxies by voting in person at the Special Meeting or by notifying the Company’s Secretary in writing at: Kadmon Holdings, Inc., Attention: Corporate Secretary, 450 East 29th Street, New York, NY 10016

Q.	What is a proxy?
A.
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares. The written document describing the matters to be considered and voted on at the Special Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares is called a “proxy card.”

Q.	If a stockholder gives a proxy, how are the shares of Common Stock and Preferred Stock voted?
A.
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card will vote your shares in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.
Q.	How are votes counted?
A.	For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions and broker non-votes will have the same effect as votes against the Merger Proposal.
For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions will have the same effect as if you voted against the Adjournment Proposal, but broker non-votes will not have an effect on the proposal.
Q.	What do I do if I receive more than one proxy or set of voting instructions?
A.
If you hold shares of Common Stock in “street name” and also directly as a record holder or otherwise, you may receive more than one proxy and/or set of voting instructions relating to the Special Meeting. Please vote each proxy or voting instruction card in accordance with the instructions provided in this proxy statement in order to ensure that all of your shares are voted.

Q.	What happens if I sell my shares of Common Stock or Preferred Stock after the Record Date but before the Special Meeting?
A.
The Record Date for stockholders entitled to vote at the Special Meeting is earlier than both the date of the Special Meeting and the consummation of the Merger. If you transfer your shares of Common Stock or Preferred Stock after the Record Date but before the Special Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies the Company in writing of such special arrangements, you will retain your right to vote such shares at the Special Meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q.	What happens if I sell my shares of Common Stock or Preferred Stock after the Special Meeting but before the Effective Time?
A.
If you transfer your shares of Common Stock after the Special Meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration, you must hold your shares of Common Stock or Preferred Stock through completion of the Merger.

Q.	Who will solicit and pay the cost of soliciting proxies?
A.
The Company has engaged D.F. King & Co., Inc. (“DF King”) to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay DF King a fee of $25,000. The Company has also agreed to reimburse DF King for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify DF King, its affiliates and their respective officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock and Preferred Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q.	What do I need to do now?
A.
Even if you plan to attend the Special Meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the Special Meeting. If you hold shares of Common Stock or Preferred Stock in your own name as the stockholder of record, you may submit a proxy to have your shares voted at the Special Meeting in one of three ways: (i) completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; (ii) calling toll-free at the telephone number indicated on the enclosed proxy card; or (iii) using the Internet in accordance with the instructions set forth on the enclosed proxy card. If you decide to attend the Special Meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Should I send in my stock certificates now?
A.
No. If the Merger Proposal is approved, you will be sent a letter of transmittal after the completion of the Merger describing how you may exchange your shares of Common Stock or Preferred Stock for the Merger Consideration. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of your “street name” shares of Common Stock in exchange for the Common Stock Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of Common Stock or Preferred Stock?
A.
Yes. As a holder of Common Stock or Preferred Stock, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take certain actions and meet certain conditions, including that you do not vote (in person or by proxy) in favor of adoption of the Merger Agreement. See “Appraisal Rights” beginning on page [79]. For the full text of Section 262 of the DGCL, please see Annex B hereto.

Q.	What is householding and how does it affect me?
A.
The SEC permits companies to send a single set of certain disclosure documents to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if the company provides advance notice and follows certain procedures. In such cases, each stockholder continues to receive a separate notice of the meeting and proxy card. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses. We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of Common Stock held through brokerage firms. If your family has multiple accounts holding Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement. The broker will arrange for delivery of a separate copy of this proxy statement promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

Q.	Who can help answer any other questions I might have?
A.
If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares, or need additional copies of the proxy statement or the enclosed proxy card, please contact DF King, our proxy solicitor, by calling toll-free at (800) 249-7120 or via email at KDMN@dfking.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement, and the documents to which we refer you in this proxy statement, as well as oral statements made or to be made by us, contains forward-looking statements, including statements relating directly or indirectly to the timing or likelihood of completing the Merger, plans for future growth, changes in the business and other business development activities as well as capital expenditures, financing sources and the effects of regulation and competition and all other statements regarding our intent, plans, beliefs or expectations or those of our directors or officers. All statements included or incorporated by reference in this proxy statement, other than statements that are historical facts, are forward-looking statements. The words “believe,” “expect,” “should” and similar expressions are intended to identify forward-looking statements. Forward-looking statements are estimates and projections reflecting management’s reasonable judgment based on currently available information and using numerous assumptions and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including our most recent filing on Forms 10-K and 10-Q, factors and matters contained or incorporated by reference in this document, and the following factors:
•
the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement, including a termination of the Merger Agreement under circumstances that could require us to pay a termination fee of $60.125 million;

•
the inability to complete the Merger in the anticipated timeframe (or at all) due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the Merger, including receipt of required regulatory approvals;

•	the failure of the Merger to close for any other reason;
•	the fact that receipt of the all-cash Merger Consideration would be taxable to stockholders that are treated as U.S. holders for U.S. federal income tax purposes;
•	the outcome of any legal proceedings that may be instituted against the Company and/or others relating to the Merger Agreement;
•	risks that the proposed transaction disrupts current plans and operations and the potential difficulties in retention of executive management and other key employees as a result of the Merger;
•	diversion of management’s attention from ongoing business concerns;
•	limitations placed on our ability to operate the business by the Merger Agreement;
•	difficulties maintaining business and operational relationships, including relationships with clients, vendors, suppliers, distributors, resellers and other business partners;
•
the uncertainties inherent in research and development of the Company’s products, including future clinical data and analysis, regulatory obligations and oversight by regulatory authorities and the future approval and commercial success of therapeutic alternatives;

•	risks associated with the Company’s intellectual property and any related pending or future litigation relating thereto and the ultimate outcome of such litigation;
•	the effect of the announcement of the Merger on our business relationships, operating results and business generally;
•	developments beyond our control including, but not limited to, changes in domestic or global economic conditions that may affect the timing or success of the Merger;
•	the amount of any costs, fees, expenses, impairments and charges related to the Merger; and
•
the risk that if the Merger is not completed, the market price of Common Stock could decline, investor confidence could decline, stockholder litigation could be brought against us, relationships with clients, suppliers and other business partners may be adversely impacted, we may be unable to retain key personnel, and profitability may be adversely impacted due to costs incurred in connection with the Merger.

The Company believes the forward-looking statements contained herein are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this proxy statement. Any or all of the Company’s forward-looking statements may turn out to be wrong. They can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and other factors, many of which are beyond the Company’s control.

PARTIES TO THE MERGER
The Company
Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016
USA
The Company is a biopharmaceutical company that discovers, develops and delivers transformative therapies for unmet medical needs. RezurockTM (belumosudil), an oral, once-daily tablet, is approved in the United States for the treatment of adult and pediatric patients 12 years and older with chronic graft-versus-host disease (cGVHD) after failure of at least two prior lines of systemic therapy. The Company’s clinical pipeline includes treatments for immune and fibrotic diseases as well as immuno-oncology therapies.
For more information about the Company, please visit our website at www.kadmon.com. Our website address is provided as an inactive textual reference only. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. For more information see “Where You Can Find More Information.”
The Company’s Common Stock is listed on The NASDAQ Global Market LLC under the symbol “KDMN.”
Sanofi
Sanofi
54, rue La Boetie
75008, Paris
France
Sanofi is a société anonyme, a form of limited liability company, organized under the laws of France. Sanofi is a leading global healthcare company, focused on patient needs and engaged in the research, development, manufacture and marketing of therapeutic solutions. Since May 2011, they have operated under the commercial name “Sanofi” (formerly known as Sanofi-Aventis).
Sanofi’s ordinary shares are listed on Euronext Paris under the symbol “SAN” and Sanofi’s American Depository Shares are listed on The Nasdaq Global Select Market, LLC under the symbol “SNY.”
Merger Sub
Latour Merger Sub, Inc.
55 Corporate Drive
Bridgewater, NJ 08807
USA
Merger Sub is a Delaware corporation and wholly owned indirect subsidiary of Sanofi. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. As of the date of this proxy statement, Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement. Upon completion of the Merger, Merger Sub will cease to exist and the Company will continue as the surviving corporation.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
This proxy statement is being furnished to our stockholders as part of the solicitation of proxies for use at the Special Meeting to be held on [•], 2021 at [•], local time, at 450 East 29th Street, New York, NY 10016, or at any postponement or adjournment thereof. At the Special Meeting, holders of Common Stock and Preferred Stock will be asked to approve the Merger Proposal and to approve the Adjournment Proposal. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19.
Our stockholders must approve the Merger Proposal in order for the Merger to occur. If our stockholders fail to approve the Merger Proposal, the Merger will not occur. A copy of the Merger Agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully and in its entirety.
We are actively monitoring developments related to COVID-19. We are sensitive to the public health and travel concerns our stockholders may have and the protocols that federal, state and local governments may impose. In the event it is not possible or advisable to hold the Special Meeting in person, we will announce by issuance of a press release alternative arrangements for the meeting as promptly as practicable, which may include holding the Special Meeting solely by means of remote communication.
Record Date and Quorum
We have fixed the close of business on [•], 2021 as the Record Date for the Special Meeting, and only holders of record of Common Stock and Preferred Stock on the Record Date are entitled to receive notice of, and to vote at, the Special Meeting. On the Record Date, there were [•] shares of Common Stock and 28,708 shares of Preferred Stock (which, on an as-converted basis, represents voting rights equivalent to approximately [•] shares of Common Stock as of the Record Date) outstanding and entitled to vote. On all matters properly coming before the Special Meeting, you will have one vote for each share of Common Stock and approximately [•] votes per share of Preferred Stock that you owned on the Record Date.
The presence at the Special Meeting, in person or represented by proxy, of the holders of a majority in voting power of the Common Stock and Preferred Stock issued and outstanding and entitled to vote on the Record Date will constitute a quorum, permitting the conduct of business at the Special Meeting. Shares of Common Stock and Preferred Stock represented at the Special Meeting but not voted, including shares of Common Stock or Preferred Stock for which a stockholder directs an “abstention” from voting, will be counted for purposes of establishing a quorum. Broker non-votes will also be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the Special Meeting. Once a share is represented at the Special Meeting, it will be counted for the purpose of determining a quorum at the Special Meeting and any adjournment of the Special Meeting. In the event that a quorum is not present at the Special Meeting, it is expected that the Special Meeting will be adjourned, postponed or delayed. If we adjourn, postpone or delay the Special Meeting for more than 30 days, or if thereafter a new Record Date is set, a notice of the adjourned, postponed or delayed meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our bylaws.
Attendance
Only stockholders of record, their duly authorized proxy holders, beneficial stockholders with proof of ownership and the Company’s invitees may attend the Special Meeting. To gain admittance, you must present valid photo identification, such as a driver’s license or passport. If your shares of Common Stock are held through a bank, brokerage firm or other nominee, please bring to the Special Meeting a copy of your brokerage statement evidencing your beneficial ownership of the Common Stock and valid photo identification. If you are the representative of a corporate or institutional stockholder, you must present valid photo identification along with proof that you are the representative of such stockholder. Please note that media will not be allowed to attend the Special Meeting and the taking of photographs and use of cameras, audio and video recording devices and other electronic devices will not be permitted at the Special Meeting. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19, and as a result, stockholders are encouraged to vote by submitting a proxy by telephone, over the Internet or by returning the enclosed proxy card in the accompanying prepaid reply envelope.

Vote Required
Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) entitled to vote thereon. For the Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” Abstentions, if any, will be included in the calculation of the number of shares of Common Stock and Preferred Stock represented at the Special Meeting for purposes of determining whether a quorum has been achieved, but will be counted as a vote against the Merger Proposal. If you fail to submit a proxy or to vote in person at the Special Meeting, or abstain, it will have the same effect as a vote against the Merger Proposal.
If your shares of Common Stock or Preferred Stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered, with respect to those shares, the “stockholder of record.” This proxy statement and proxy card have been sent directly to you by the Company.
If your shares of Common Stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of those shares held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of Common Stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.
Under the rules of NASDAQ, banks, brokerage firms or other nominees who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the Merger Proposal and, as a result, absent specific instructions from the beneficial owner of such shares of Common Stock, banks, brokerage firms or other nominees are not empowered to vote those shares on non-routine matters. These broker non-votes will be counted for purposes of determining a quorum but will have the same effect as a vote against the Merger Proposal.
The Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) present in person or represented by proxy and entitled to vote on the matter at the Special Meeting, whether or not a quorum is present. For the Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” For purposes of this proposal, if your shares of Common Stock or Preferred Stock are present at the Special Meeting but are not voted on this proposal, or if you have given a proxy and abstained on this proposal, this will have the same effect as if you voted against approval of the proposal. If you fail to submit a proxy or to attend in person the Special Meeting, or there are broker non-votes on the issue, as applicable, the shares of Common Stock held by you or your broker will not be counted in respect of, and will not have an effect on, the Adjournment Proposal.
If you are a stockholder of record, you may vote your shares of Common Stock and Preferred Stock on matters presented at the Special Meeting in any of the following ways:
•	by proxy:
•
by telephone or over the Internet, by accessing the telephone number or website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope; or
•	in person—you may attend the Special Meeting and cast your vote there. In person attendance at the Special Meeting will be subject to applicable health and safety restrictions relating to COVID-19.
If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of Common Stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the Special Meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the Special Meeting.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, will vote your shares of Common Stock and Preferred Stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Common Stock and Preferred Stock should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the Special Meeting.
If you properly sign your proxy card but do not mark the boxes showing how your shares of Common Stock and Preferred Stock should be voted on a matter, the shares of Common Stock and Preferred Stock represented by your properly signed proxy will be voted “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.
If you have any questions or need assistance voting your shares, please contact DF King, our proxy solicitor, by calling toll-free at (800) 249-7120 or via email at KDMN@dfking.com.
IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK AND PREFERRED STOCK PROMPTLY, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, AND REGARDLESS OF THE NUMBER OF SHARES OF COMMON STOCK AND/OR PREFERRED STOCK YOU OWN. PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PREPAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. IF YOU ATTEND THE SPECIAL MEETING AND VOTE IN PERSON, YOUR VOTE BY BALLOT WILL REVOKE ANY PROXY PREVIOUSLY SUBMITTED.
Shares Held by the Company’s Directors and Executive Officers
As of [•], 2021, the Record Date, the directors and executive officers of the Company beneficially owned and were entitled to vote, in the aggregate, [•] shares of Common Stock, representing [•] percent of the outstanding shares of Common Stock and Preferred Stock (on an as-converted to Common Stock basis).
Proxies and Revocation
Any stockholder of record entitled to vote at the Special Meeting may submit a proxy by telephone, over the Internet, by returning the enclosed proxy card in the accompanying prepaid reply envelope, or may vote in person by appearing at the Special Meeting. If your shares of Common Stock are held in “street name” through a bank, brokerage firm or other nominee, you should instruct your bank, brokerage firm or other nominee on how to vote your shares using the instructions provided by your bank, brokerage firm or other nominee. If you fail to submit a proxy or to vote in person at the Special Meeting, or do not provide your bank, brokerage firm or other nominee with instructions, as applicable, your shares of Common Stock and Preferred Stock will not be voted on the Merger Proposal which will have the same effect as a vote against the proposal, and your shares will not have an effect on the Adjournment Proposal.
You have the right to revoke a proxy, whether delivered over the Internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Secretary or by attending the Special Meeting and voting in person. Written notice of revocation should be mailed to: Kadmon Holdings, Inc., Attention: Corporate Secretary, 450 East 29th Street, New York, NY.
Adjournments
Although it is not currently expected, if the Adjournment Proposal is approved, the Special Meeting may be adjourned for the purpose of, if necessary and for a minimum period of time reasonable under the circumstances, ensuring that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or for the purpose of soliciting additional proxies if there are insufficient votes at the time of the Special Meeting to approve the Merger Proposal or if a quorum is not present at the Special Meeting. Any adjournment of the Special Meeting will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned. If we adjourn the Special Meeting for more than 30 days, or if after adjournment a new Record Date is set, a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the Special Meeting in accordance with our bylaws.

Anticipated Date of Completion of the Merger
We are working toward completing the Merger as soon as possible. Assuming receipt of required regulatory approvals and timely satisfaction of other closing conditions, including the approval by our stockholders of the Merger Proposal, we expect the Merger to be completed in the fourth quarter of 2021. If our stockholders vote to approve the Merger Proposal, the Merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the Merger, subject to the terms of the Merger Agreement. For more information see “The Merger—Closing and the Effective Time.”
Rights of Stockholders Who Seek Appraisal
Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock or Preferred Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.
To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the Merger Proposal. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [79] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee. In view of the complexity of the DGCL, stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors promptly.
Solicitation of Proxies; Payment of Solicitation Expenses
The Company has engaged DF King to assist in the solicitation of proxies for the Special Meeting. The Company estimates that it will pay DF King a fee of $25,000. The Company has also agreed to reimburse DF King for, pay directly, or, where requested in special situations, advance sufficient funds for the payment of, certain fees, costs and expenses and will also indemnify DF King, its affiliates and their respective officers, directors, employees, agents and other representatives and controlling persons against certain losses, claims, damages, liabilities and expenses. The Company is soliciting proxies for the Special Meeting and will bear the costs and expenses of such solicitation. The Company may also reimburse banks, brokers or their agents for certain expenses in forwarding proxy materials to beneficial owners of Common Stock. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.
Questions and Additional Information
If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact DF King, our proxy solicitor, by calling toll-free at (800) 249-7120 or via email at KDMN@dfking.com.

THE MERGER
The descriptions of the Merger in this section and elsewhere in this proxy statement are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.
Overview
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company. The Company will be the Surviving Corporation in the Merger, will become a wholly owned indirect subsidiary of Sanofi and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act, and the Company will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of Sanofi or the Surviving Corporation.
The Effective Time will occur upon the filing of the certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL (or at such later time as we and Sanofi may agree and specify in the certificate of merger).
In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) will be canceled and cease to exist and converted into the right to receive the Common Stock Merger Consideration, without interest thereon, less any applicable withholding taxes. At the Effective Time of the Merger, each share of Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and cease to exist and automatically convert into the right to receive the Preferred Stock Merger Consideration, without interest thereon, less any applicable withholding taxes. After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as a stockholder (except that stockholders who properly exercise their appraisal rights will have the right to receive a payment for the “fair value” of their shares as determined pursuant to an appraisal proceeding as contemplated by the DGCL, as described below under the caption “Appraisal Rights”).
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. The following chronology does not purport to catalogue every conversation among the Board of Directors, members of Company management or the representatives of the Company and other parties.
The Board of Directors, with the Company’s senior management, regularly reviews the Company’s business, operations, financial performance and strategic direction for the purpose of increasing stockholder value. As part of this on-going review, the Board of Directors considers the Company’s long-term strategies and plans, changes in the industry and markets in which the Company operates, execution opportunities and risks, potential strategic transaction opportunities, including partnership and collaboration opportunities and financial alternatives in light of developments of the Company’s clinical and commercial stage products. As part of this process, Company management regularly engages in business development and strategic discussions with various participants in the biopharmaceutical industry.
On February 16, 2021, the Company issued 3.625% convertible senior notes due 2027 (the “Convertible Notes”) in the aggregate principal amount of $240 million, the proceeds of which the Company anticipated would enable it to advance its planned commercial launch efforts for belumosudil and advance certain of its other pipeline product candidates, including KD033, part of the Company’s immuno-oncology platform.
On June 26, 2021, Matthieu Merlin, Head of Business Development and Licensing (General Medicines Business Unit) of Sanofi, reached out to a representative of the Company to set up an introductory meeting to explore potential opportunities for collaboration between the two companies. At the time of Sanofi’s outreach, the U.S. Food and Drug Administration (the “FDA”) was reviewing the New Drug Application for belumosudil, the Company’s lead product candidate, with a Prescription Drug User Fee Act target action date of August 30, 2021. Other of the Company’s product candidates remain in different stages of clinical and preclinical development.
The Company has from time to time utilized the services of Moelis and Cantor Fitzgerald for investment banking and other financial services unrelated to the Merger, including Cantor Fitzgerald acting as sole bookrunner in connection with the Company’s issuance of the Convertible Notes in February 2021, acting as the placement agent for the Company’s ongoing at-the-market offering program, executing two block trades on behalf of the Company in October 2019 and May 2020 and acting as the joint bookrunner for the Company’s public offering of Common Stock in November 2019.
On June 16, 2021, a representative from a potential strategic bidder for the Company (“Party A”) sent an email to representatives of Moelis, requesting an introduction to the Company. On June 29, 2021, a representative of Moelis introduced the representative of Party A to Steven Meehan, Executive Vice President and Chief Financial Officer of the Company.
On July 8, 2021, representatives of Party A held a conference call with representatives of the Company, including Harlan W. Waksal, M.D., President and Chief Executive Officer of the Company and Mr. Meehan, during which the parties discussed a general corporate overview of each company and potential synergies that may arise from a collaboration or other strategic transaction.
On July 12, 2021, Mr. Merlin held a video conference with Gregory S. Moss, Executive Vice President, General Counsel and Corporate Secretary, Chief Compliance Officer of the Company, during which Mr. Merlin and Mr. Moss each introduced their company to the other, and Mr. Merlin discussed Sanofi’s interest in belumosudil. Mr. Moss discussed the Company’s overall development plan with respect to belumosudil, including its focus on the United States and pursuing various global approvals via the FDA’s Project Orbis framework. Mr. Moss also discussed the Company’s innovative pipeline and various corporate aspects of its business.
On July 16, 2021, the FDA approved belumosudil for the treatment of adult and pediatric patients 12 years and older with chronic graft-versus-host disease after failure of at least two prior lines of systemic therapy. The FDA reviewed the New Drug Application six weeks ahead of the Prescription Drug User Fee Act goal date of August 30, 2021. As a result of the announcement, the per share price of the Company’s common stock closed at $4.28 on July 16, 2021, up from $3.55 from the prior trading day’s closing price.
On July 20, 2021, Mr. Merlin held a videoconference with Mr. Moss and other representatives of the Company, during which Mr. Merlin affirmed Sanofi’s interest in belumosudil but also indicated that Sanofi may be interested in exploring a larger transaction taking into account the Company’s product candidates still in development in addition to the commercialization of belumosudil. Mr. Merlin also noted that Sanofi was interested in learning more about the Company’s immuno-oncology platform and other pipeline assets and programs. On July 20, 2021, the Company entered into a confidentiality agreement with Sanofi which did not contain standstill provisions.
Mr. Merlin and Mr. Moss held a videoconference on July 21, 2021, where Mr. Merlin asked about the Company’s work-to-date around potentially separating out the Company’s immuno-oncology platform. Mr. Moss responded that a detailed analysis had not been conducted but informal options had been contemplated and considered. Mr. Merlin indicated that Sanofi’s interest was firm and expeditious, and Mr. Merlin and Mr. Moss agreed that an in-person management presentation was an appropriate next step, as well as contemporaneous subject matter expert discussion.
On July 26, 2021, Kadmon and Party A entered into a confidentiality agreement with standstill provisions (which permitted private waivers of the standstill provision and contained a customary “fallaway” provision in the event the Company announced a change of control transaction).
On July 27, 2021, representatives of the Company, including Dr. Waksal, Mr. Moss, and Dr. Jeegar Patel, Senior Vice President, Research and Non-Clinical Development, held a meeting with representatives from Sanofi (including Mr. Jean-Baptiste de Chatillon, Chief Financial Officer of Sanofi, Mr. Olivier Charmeil, Executive Vice President – General Medicines of Sanofi, Mr. Loic Gonnet, Global Head of Mergers & Acquisitions of Sanofi, and Mr. Merlin), with Mr. Meehan and other representatives of Sanofi participating by videoconference. During this meeting the parties discussed information regarding belumosudil, the Company’s immuno-oncology platform and other information regarding the Company and its additional pipeline candidates. At a dinner following the meeting, Mr. de Chatillon, Mr. Charmeil and Mr. Gonnet confirmed that Sanofi was interested in acquiring the Company.
On July 28, 2021, representatives of the Company, including Dr. Waksal, Mr. Moss and Dr. Patel met with representatives of Party A in their European headquarters with Mr. Meehan and certain representatives of Party A participating by videoconference. During this meeting the parties discussed belumosudil, the Company’s product pipeline and other information. Also, during this meeting, Party A indicated that it was interested in acquiring the Company.

A potential strategic bidder for the Company (“Party B”) had previously indicated an interest in exploring potential business development opportunities with the Company following approval of belumosudil. Accordingly, as the Company began to have discussions with Sanofi and Party A, the Company and representatives of the Company Financial Advisors discussed reaching out to Party B. On July 29, 2021, Mr. Meehan had a telephone call with a representative of Party B to let them know the Company may be considering a potential collaboration or other strategic transactions and to gauge their interest in exploring such a potential transaction.
On July 30, 2021, Dr. Waksal, Mr. Meehan and Mr. Moss held an informal discussion with Mr. Tasos Konidaris, Chairman of the Board of Directors, and directors Mr. Arthur Kirsch and Ms. Nancy Miller-Rich, during which management provided an update of the discussions with Sanofi, Party A and Party B.
On July 30, 2021, the Company received an e-mail from a representative of Party B introducing representatives of the Company, including Mr. Meehan and Mr. Moss, to other representatives of Party B for purposes of discussing a potential transaction.
On August 1, 2021, the Company and Sanofi amended their confidentiality agreement to provide for standstill provisions (which permitted private waivers of the standstill provisions and contained a customary “fallaway” provision in the event the Company announced a change of control transaction).
On August 3, 2021, the Board of Directors held a regular meeting attended by Mr. Meehan, Mr. Moss, representatives of each of the Company Financial Advisors and a representative of DLA Piper LLP (US) (“DLA Piper”), outside counsel to the Company. Management discussed with the Board of Directors the interest in the Company by Sanofi, Party A and Party B and the related discussions to date. The representative of DLA Piper then reviewed with the Board of Directors their fiduciary duties and related considerations. After discussion and deliberation, including with respect to potential benefits to the Company’s stockholders of a potential sale of the Company and the risk and uncertainties if the Company were to remain an independent public company, the Board of Directors determined it to be in the best interest of the Company and its stockholders to take further steps to confidentially explore the potential interest of third parties to acquire the Company, including the interest of Sanofi, Party A and Party B. The Board of Directors also designated Mr. Konidaris, Mr. Kirsch and Ms. Miller-Rich, each of whom is an independent, disinterested director, and Dr. Waksal, as members of a transaction committee of the Board of Directors (the “Transaction Committee”) and instructed the Transaction Committee to engage Cantor Fitzgerald and Moelis, and to oversee the activities of management and Cantor Fitzgerald and Moelis in connection with exploring a potential sale of the Company and to provide follow-up communication to the Board of Directors, as appropriate. However, the Board of Directors determined that final authority with respect to any transaction would reside with the full Board of Directors. The Transaction Committee was set up for efficiency purposes, and not due to any perceived conflict of interest with respect to any member of the Board of Directors.
On August 4, 2021, each of Sanofi and Party A were notified that the Board of Directors had engaged the Company Financial Advisors and authorized the exploration of a potential sale of the Company. In addition, Party A was provided access to a virtual data room. Also on August 4, 2021, the Company received a non-binding indication of interest from Sanofi to acquire all of the Common Stock for $7.00 per share, a 55% premium to the closing price per share on August 3, 2021, and with a request to enter into an exclusivity agreement. After receipt of the non-binding indication of interest, the Transaction Committee held a virtual meeting attended by Mr. Meehan, Mr. Moss, Kyle Carver, the Company’s Chief Accounting Officer, representatives of the Company Financial Advisors and representatives of DLA Piper to review the Sanofi non-binding indication of interest and, after discussion, determined that it undervalued the Company. After discussion, the Transaction Committee directed management of the Company to inform Sanofi that the proposal undervalued the Company and the Company was not interested in a transaction at that level. Following the meeting, management delivered the Board of Director’s message to Sanofi.
Between August 4, 2021 and August 23, 2021, Party A conducted due diligence.
On August 5, 6 and 7, 2021, the Company Financial Advisors held calls with representatives of Centerview Partners, financial advisor to Sanofi (“Centerview”) to discuss the Company’s rationale for rejecting Sanofi’s August 4, 2021 proposal.
On August 5, 2021, the Company and Party B entered into a confidentiality agreement that contained standstill provisions (which permitted private waivers of the standstill provision, private offers to the Board of Directors and contained a customary “fallaway” provision in the event the Company announced a change of control transaction).

On August 6, 2021, Party B was provided access to the virtual data room. Also on August 6, 2021, representatives of the Company, including Dr. Waksal, Mr. Meehan, Mr. Moss and Mr. Patel held a telephone conference with Party A, in which the parties discussed research and development related to the Company’s products other than belumosudil.
On August 9, 2021, the Company received a revised non-binding indication of interest from Sanofi to acquire all of the Common Stock for $9.00 per share, an 81% premium to the closing price per share on August 6, 2021, and with a request to enter into an exclusivity agreement.
On August 10, the Transaction Committee, together with Mr. Meehan and Mr. Moss, met to discuss interactions to date with Sanofi, Party A and Party B and to review Sanofi’s August 9, 2021 revised non-binding indication of interest. The Transaction Committee instructed the management team to explore potential transaction opportunities with parties other than Sanofi, Party A and Party B. The Transaction Committee also instructed the Company’s management team to convey to Sanofi that the Company would not agree to exclusivity at an offer price of $9.00 per share, but that it would allow Sanofi to begin conducting its due diligence. In addition, after discussions with management and representatives of the Company Financial Advisors, the Transaction Committee directed representatives of the Company Financial Advisors to reach out to six other strategic companies to gauge their interest in a potential transaction with the Company.
Between August 10 and August 11, at the direction of Dr. Waksal, Mr. Meehan and Mr. Moss, representatives of the Company Financial Advisors contacted six other strategic companies in connection with exploring a business combination transaction with the Company, but none of the six parties expressed meaningful interest in such a transaction.
On August 11, 2021, at the direction of the Transaction Committee, representatives of the Company Financial Advisors discussed Sanofi’s August 9, 2021 proposal with representatives of Centerview and conveyed that, although Sanofi’s August 9, 2021 proposal was below the Company’s expectations and exclusivity would not be granted, Sanofi and its representatives would be provided with access to a virtual data room in order to conduct due diligence.
On August 11, 2021, Dr. Waksal, Mr. Meehan, Mr. Moss and Mr. Patel participated in a management presentation with representatives of Party B by videoconference.
On August 12, 2021, Sanofi was provided access to a virtual data room. From August 12, 2021 through September 7, 2021, Sanofi engaged in due diligence.
On August 13, 2021, the Company entered into an engagement letter with each of Cantor Fitzgerald and Moelis to retain Cantor Fitzgerald and Moelis, respectively, as financial advisor to assist the Company in connection with a potential sale of the Company.
On August 13, 2021, Mr. Carver and a representative of the Company’s third party tax advisor participated in a tax and financial due diligence call with Party A. Also on August 13, 2021, Mr. Moss participated in a due diligence call with Party B and its counsel regarding the Company’s intellectual property.
On August 17, 2021, Mr. Moss, Mr. Meehan and representatives of DLA Piper held a due diligence call with representatives of Sanofi regarding the Company’s intellectual property and other legal due diligence matters.
On August 18, 2021, Dr. Waksal, Mr. Meehan, Mr. Moss and Mr. Carver held a due diligence call with representatives of Party B regarding the Company’s commercial strategy. Also on August 18, 2021, Party A informed the Company that it was no longer interested in acquiring the Company due to the anticipated time frame for obtaining marketing authorization for belumosudil in Europe.
On August 19, 2021, representatives of the Company participated in numerous due diligence calls with Sanofi regarding various matters, including product lifecycle management, clinical studies and finance.
On August 21, 2021, the Company received a revised non-binding indication of interest from Sanofi to acquire all of the Common Stock for $9.50 per share, an 88% premium to the closing price per share on August 20, 2021, and with a request to enter into an exclusivity agreement.
On August 22, 2021 and August 24, 2021, the compensation committee of the Board of Directors (the “Compensation Committee”) held special meetings, with representatives of DLA Piper present, to discuss and evaluate potential adjustments to the compensation arrangements and retention bonuses for Dr. Waksal, Mr. Meehan and Mr. Moss. To aid in such discussion, the Compensation Committee reviewed and discussed compensation data for comparable companies provided by the Company’s executive compensation consultants, Veritas.
At the direction of senior management of the Company, on August 22, 2021, representatives of the Company Financial Advisors held a call with the representatives of Centerview, during which Centerview confirmed that the August 21, 2021 Sanofi offer was a “final offer.”
On August 23, 2021, the Board of Directors held a special meeting attended by Mr. Meehan, Mr. Moss, Mr. Carver, representatives of DLA Piper and representatives of the Company Financial Advisors to review the revised Sanofi proposal. Management and representatives of the Company Financial Advisors provided an update to the Board of Directors on the process conducted to date, including that Party B was significantly behind in conducting due diligence and that it was not in a position to provide an indication of value. Based in part on the status of discussions with Party B, the Board of Directors authorized the Company to enter into an exclusivity agreement with Sanofi based on a price per share of at least $9.50. After the meeting of the Board of Directors, Mr. Waksal delivered a letter to Sanofi confirming that the Company would enter into an exclusivity agreement, subject to mutually agreeable terms.
On August 23, 2021, the Transaction Committee held a virtual special meeting attended by Mr. Meehan, Mr. Moss, Mr. Carver, and representatives of DLA Piper to review the proposed draft merger agreement (which draft agreement had been provided to the Transaction Committee in advance of the meeting), which included a Company termination fee equal to approximately 2.5% of the Company’s equity value payable upon termination under certain circumstances. After discussion, the Transaction Committee directed DLA Piper to distribute the draft merger agreement to Weil, Gotshal & Manges LLP, counsel to Sanofi (“Weil”). Following the meeting DLA Piper distributed the draft merger agreement and a draft exclusivity agreement to Weil.
On August 24, 2021, the Company and Sanofi entered into a 10-day exclusivity agreement that would be extended automatically thereafter until the date either party informed the other it was no longer interested in pursuing a transaction. Also on August 24, 2021, August 26, 2021, and August 30, 2021, representatives of the Company and DLA Piper conducted due diligence meetings with representatives of Sanofi and Weil regarding the Company’s intellectual property and upstream licenses.
On August 25 and 27, 2021, the Compensation Committee held a special meeting with representatives of DLA Piper present, to discuss the Company’s executive compensation.
On August 31, 2021, Weil distributed a mark-up to the merger agreement, which mark-up included (i) a requirement that the Company’s largest stockholder enter into a voting support agreement with respect to the transaction (the “Support Agreement Requirement”), (ii) a Company termination fee equal to approximately 4% of the Company’s equity value and (iii) that the Company make certain representations regarding compliance with the diligence requirements of the upstream licenses relating to belumosudil and that Sanofi receive, prior to execution of the Merger Agreement, certain written assurances from the stockholder representative of the parties to the upstream licenses (the “Stockholder Representative”) regarding the reversion rights relating to the upstream licenses for belumosudil (which we refer to as the “Upstream Licenses Assurances”).
From September 1, 2021 through September 3, 2021, representatives of the Company, DLA Piper, Sanofi, Weil, the Company Financial Advisors and/or Centerview held several discussions regarding the Upstream Licenses Assurances. In these meetings and calls, representatives of Sanofi and Weil informed the representatives of the Company that Sanofi would not proceed with exploring a transaction without the Upstream License Assurances.
On September 1, 2021, DLA Piper distributed a revised draft of the merger agreement, which did not include any Support Agreement Requirement or obligation to obtain any pre-execution Upstream Licenses Assurances and provided for a Company termination fee equal to approximately 3% of the Company’s equity value.
On September 2, 2021, representatives of the Company, including Dr. Waksal, Mr. Moss and Mr. Meehan, representatives of Sanofi, representatives of DLA Piper and Weil, and representatives of Moelis, Cantor Fitzgerald and Centerview held a virtual due diligence meeting with the Stockholder Representative, during which Sanofi requested an acknowledgement from the Stockholder Representative that the Company had complied with its obligations under the upstream licenses. Following the meeting, the Company distributed a draft acknowledgement to the Stockholder Representative.

On September 2, 2021, the Transaction Committee held a virtual special meeting attended by Mr. Meehan, Mr. Moss, Mr. Carver and representatives of DLA Piper, during which meeting the management and representatives of DLA Piper updated the Transaction Committee on the status of negotiations with Sanofi. In addition, representatives of DLA Piper reviewed with the Board of Directors remaining open issues on the draft Merger Agreement (the latest draft of which was distributed to the Transaction Committee in advance of the meeting), which included, in addition to the Upstream License Assurances and related Company representations, (i) the size of the termination fee the Company would have to pay in order to terminate the Merger Agreement to accept a Superior Proposal or for the Board of Directors to change its recommendation and (ii) the Support Agreement Requirement.
On September 3, 2021, Weil distributed a revised draft of the Merger Agreement without the Support Agreement Requirement. Also, on September 3, 2021, the Company distributed a draft of the Company’s disclosure letter.
From September 4, 2021 through September 7, 2021, representatives of DLA Piper and Weil continued to negotiate the terms and exchange drafts of the Merger Agreement and the Company’s disclosure letter.
On September 6, 2021, the Board of Directors held a special meeting attended by all the directors, and Mr. Meehan, Mr. Moss and Mr. Carver and representatives of Cantor Fitzgerald, Moelis and DLA Piper. A representative of DLA Piper reviewed with the Board of Directors the status of negotiations with Sanofi and the terms of the proposed Merger Agreement and related transaction documents. A representative of Moelis then reviewed with the Board of Directors, based upon materials provided to the Board of Directors in advance of the meeting, Moelis’s financial analysis of the Merger Consideration to be received by the holders of Common Stock of the Company in the Merger. A representative of Cantor Fitzgerald then reviewed with the Board of Directors, based upon materials provided to the Board of Directors in advance of the meeting, Cantor Fitzgerald’s financial analysis of the Merger Consideration to be received by the holders of Common Stock of the Company in the Merger. The Board of Directors discussed the analysis of each of the Company Financial Advisors and asked questions of the Company Financial Advisors regarding such analyses. The Board of Directors then further discussed and considered the proposed transaction, including the potential benefits of, and risks related to, the transaction and the Company’s standalone prospects as described in more detail below under “Reasons for the Merger,” and the remaining issue under negotiation, the scope of the representations of the Company regarding the upstream licenses. The Board of Directors then met in executive session, without management present, and discussed and approved, subject to the Board of Directors’ approval of the Merger, (a) changes to the Employment Agreements and compensation arrangements of Dr. Waksal, Mr. Meehan and Mr. Moss, and (b) transaction bonuses payable to certain other employees, contingent upon consummation of the Merger and continued employment through such time. The Board of Directors instructed the Company’s management and DLA Piper to engage with Sanofi and its counsel to finalize the remaining issues in the Merger Agreement and reconvene the Board of Directors the following day. Also on September 6, the Company received a letter from the Stockholder Representative acknowledging, among other things, that the Company had complied with its obligations under the upstream licenses relating to belumosudil, a copy of which was provided to Sanofi.
On the afternoon of September 7, 2021, the Board of Directors held a special meeting attended by all the directors, Mr. Meehan, Mr. Moss, and Mr. Carver and representatives of Cantor Fitzgerald, Moelis and DLA Piper. Mr. Moss and a representative of DLA Piper updated and reviewed with the Board of Directors the final revisions to the proposed Merger Agreement (the draft of which was provided to the Board of Directors in advance of the meeting). Each of Moelis and Cantor Fitzgerald was asked to confirm that there were no changes to the analysis presented to the Board of Directors the previous day. After further discussion, representatives of Moelis rendered an oral opinion, subsequently confirmed in writing on September 7, 2021, to the Board of Directors that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Stock Merger Consideration of $9.50 per share to be received in the Merger by holders of Common Stock, other than Sanofi and its affiliates and holders of Excluded Shares, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. The full text of the written opinion of Moelis, dated September 7, 2021, is attached as Annex D to this proxy statement and is described in more detail below under “Opinions of the Company Financial Advisors—Opinion of Moelis & Company LLC.” Representatives of Cantor Fitzgerald then rendered an oral opinion, subsequently confirmed in writing on September 7, 2021, to the Board of Directors to the effect that, as of September 7, 2021 and based on and subject to the assumptions, matters considered and limitations, conditions and qualifications described in its opinion, the Common Stock Merger Consideration of $9.50 per share to be received in the Merger by the holders of Common Stock (other than Sanofi and its affiliates) was fair, from a financial point of view, to such holders. The full text of the written opinion of Cantor Fitzgerald, dated September 7, 2021, is attached as Annex C to this proxy statement and is described in more detail below under “Opinions of the Company Financial Advisors—Opinion of Cantor Fitzgerald.” The Board of Directors then further discussed and considered the proposed transaction, including the potential benefits of, and risks related to, the transaction and the Company’s standalone prospects as described in more detail below under “Reasons for the Merger.” Following such discussion and consideration, the Board of Directors determined to proceed with the transaction and unanimously adopted and approved the Merger and the entry into the Merger Agreement, determined that the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement are substantively and procedurally fair to and in the best interests of the Company and its stockholders, and resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger.
On the afternoon of September 7, 2021, the Company and Sanofi executed the Merger Agreement and on the morning of September 8, 2021, issued a press release announcing their entry into the Merger Agreement.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Merger, (iii) resolved to recommend that the Company’s stockholders adopt the Merger Agreement and approve the Merger, and (iv) directed that the Merger Agreement be submitted to the Company’s stockholders for their adoption. The Board of Directors made its determination after consultation with its legal and financial advisors and consideration of a number of factors. For some of the factors considered, see “The Merger—Reasons for Recommendation.”
In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that our directors and executive officers have interests in the Merger that may be different from, or in addition to, yours. The Board of Directors was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company. See under the heading “The Merger—Interests of Directors and Executive Officers in the Merger.”
The Board of Directors recommends that you vote “FOR” approval of the Merger Proposal and “FOR” approval of the Adjournment Proposal.
Reasons for the Merger
In evaluating the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, the Board of Directors consulted with the Company’s senior management, as well as representatives of its financial advisors and outside legal counsel. In the course of making its determination (1) that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are fair to, and in the best interests of, the Company and its stockholders and (2) to recommend that the Board of Directors approve and declare advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, the Board of Directors considered numerous factors, including the following non-exhaustive list of material factors and benefits of the Merger, each of which the Board of Directors believed supported its determination and recommendation:
Common Stock Merger Consideration. The Board of Directors considered:
•	the current and historical market prices of the Common Stock, including the performance of the Common Stock relative to other participants in the Company’s industry;
•
the fact that the Common Stock Merger Consideration represented a premium value for the Company’s stockholders, including a premium of 79% over the closing price on September 7, 2021 and a premium of approximately 113% over the volume weighted average price for the 60 trading days prior to such date; and

•	the trading history of the Company and the offer price relative to such history.
Business and Financial Condition. The Board of Directors considered the Company’s historical and projected business, industry, markets, financial performance and condition and its prospects.

Risks and Uncertainties. The Board of Directors considered, among other factors, that the Company’s business and that its stockholders would continue to be subject to significant risks and uncertainties if the Company remained an independent public company, including:
•
that the achievement of the Company’s standalone plan has been and would continue to be subject to numerous risks and uncertainties, including those related to the regulatory approval and market acceptance of the Company’s product pipeline and the cost and complexity associated with globally commercializing REZUROCKTM (belumosudil);

•	the pace and magnitude of on-going changes in the markets in which the Company operates and competes;
•	that changes to U.S. legislative, FDA or global regulations may make it more difficult for us to obtain regulatory approval of the Company’s products and/or manufacture its products;
•	that the Company’s revenue depends in part upon a limited number of direct customers and strategic partners;
•
that the Company faces both business disruption risks and opportunities related to the COVID-19 pandemic and that developments with respect to the pandemic, including the pace of vaccinations, the onset of additional outbreaks and changing regulatory priorities are difficult to predict and could have an adverse effect on its business;

•	that if the Company’s products contribute to a death or a serious injury, it can result in voluntary corrective actions or agency enforcement actions;
•
that developing, introducing and growing the Company’s new products and services requires long-term and strategic investments, and the significant risks that these products and services will not be successful or realize favorable returns;

•	the difficulties for the Company to accurately forecast demand for its products and overall Company performance in light of these and other risks and uncertainties;
•
the uncertainty of whether future trading values would reach the Common Stock Merger Consideration as compared to the certainty of realizing a compelling value for shares of Common Stock in the Merger; and

•	the risks set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 and subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.
The Sale Process. The Board of Directors considered:
•
that after receiving the initial indication of interest from Sanofi, the Board of Directors commenced a sale process and considered each of the strategic acquirers it believed most likely and capable of acquiring the Company;

•
that representatives of the Company, including through the Company Financial Advisors, had contact with nine potential strategic acquirers regarding their potential interest in acquiring the Company and that three of the nine expressed an interest in such discussions, entered into confidentiality agreements with the Company and were granted further access to the Company;

•
that of the three potential strategic acquirers that engaged in discussion regarding a potential acquisition of the Company, only one, Sanofi, made a final offer to acquire the Company and that the Company would risk losing the opportunity with Sanofi in the event the Company sought to continue discussions with such third parties or pursue discussions with additional third parties prior to entry into the Merger Agreement;

•	that Sanofi increased the price per share of Common Stock it was willing to pay from $7.00 to $9.50 in the course of their negotiations with the Company;
•
the adequacy and results of the Company’s process of exploring strategic alternatives and the Board of Directors’ belief that the Common Stock Merger Consideration of $9.50 per share represents the highest price reasonably obtainable; and

•	that the Common Stock Merger Consideration of $9.50 per share was the only final offer received at the conclusion of the Company’s process of exploring strategic alternatives.

Negotiation Process. The Board of Directors considered the fact that the terms of the Merger Agreement were the result of robust arm’s-length negotiations conducted by the Company, with the knowledge and at the direction of the Board of Directors, and with the assistance of independent financial advisors and outside legal counsel.
Cantor Fitzgerald’s Financial Analysis. The Board of Directors considered the financial analysis of the Common Stock Merger Consideration that Cantor Fitzgerald reviewed with the Board of Directors on September 6, 2021, including Cantor Fitzgerald’s opinion rendered to the Board of Directors on September 7, 2021, to the effect that, as of such date and based upon and subject to various assumptions, matters considered and limitations, conditions and qualifications described in its opinion, the Common Stock Merger Consideration to be received in the Merger by holders of the outstanding shares of Common Stock (other than Sanofi and its affiliates) was fair from a financial point of view to such holders. For a description of Cantor Fitzgerald's opinion, please see below under “—Opinions of the Company Financial Advisors—Opinion of Cantor Fitzgerald.” The written opinion delivered by Cantor Fitzgerald is attached hereto as Annex C.
Moelis’s Financial Analysis. The Board of Directors considered the financial analysis of the Common Stock Merger Consideration that Moelis reviewed with the Board of Directors on September 6, 2021, including Moelis’ opinion rendered to the Board of Directors on September 7, 2021, to the effect that, as of such date and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations set forth therein, the Common Stock Merger Consideration of $9.50 per share to be received in the Merger by holders of Common Stock, other than Sanofi and its affiliates and holders of Excluded Shares, pursuant to the Merger Agreement was fair, from a financial point of view, to such holders. For a description of the Moelis’ opinion, please see below under “—Opinions of the Company Financial Advisors—Opinion of Moelis & Company LLC”. The written opinion delivered by Moelis is attached hereto as Annex D.
Certainty of Consideration. The Board of Directors considered that the all-cash nature of the consideration to be paid in the Merger allows Company stockholders to realize immediate and certain premium cash value and liquidity, while avoiding the significant future risks and uncertainties for the Company and the markets generally.
Company Projections. The Board of Directors considered Company Projections, which reflect an application of various assumptions of the Company’s senior management. The Board of Directors considered the inherent uncertainty of attaining management’s forecasts, including those set forth in “—Company Projections,” and that due to such uncertainty the Company’s actual financial results in future periods could differ materially from management’s forecasted results.
Likelihood of Completion; Certainty of Payment. The Board of Directors considered its belief that, absent a superior proposal, the Merger represented a transaction that would likely be consummated based on, among other factors:
•	the absence of any financing condition to the consummation of the Merger;
•
the fact that the Merger Agreement requires Sanofi to use its reasonable best efforts to obtain applicable regulatory approvals to consummate the Merger as further described below under the heading “The Merger Agreement—Regulatory Approvals;”

•	the exceptions contained within the “Company Material Adverse Effect” definition, which generally defines the standard for closing risk;
•	the fact that the conditions to the closing of the Merger are specific and limited in scope; and
•
the Company’s ability to request that the Delaware Court of Chancery (or, if the Delaware Court of Chancery lacks subject matter jurisdiction, any federal court located in the County of New Castle, Delaware) specifically enforce the Merger Agreement, including the consummation of the Merger, under certain circumstances described in “The Merger Agreement—Specific Performance.”

Other Terms of the Merger Agreement. The Board of Directors considered other terms of the Merger Agreement, which are more fully described below under the heading “The Merger Agreement.” Certain provisions of the Merger Agreement that the Board of Directors considered significant include:
•
Ability to Respond to Unsolicited Acquisition Proposals. Prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company may provide confidential information and/or engage in discussions or negotiations in connection with a bona fide unsolicited written acquisition proposal (as more fully described below under the headings “The Merger Agreement—Change in Recommendation or Alternative Acquisition Agreement”) if the Board of Directors determines in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal and that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to certain notice requirements in favor of Sanofi and the entry into an acceptable confidentiality agreement with the unsolicited bidder;
•
Change in Recommendation in Response to a Superior Proposal. The ability of the Company to terminate the Merger Agreement in order to accept a superior proposal, subject to Sanofi’s ability to match such superior proposal and subject to paying Sanofi a termination fee of approximately $60.125 million and the other conditions of the Merger Agreement (as more fully described below under the heading “The Merger Agreement—Termination Fee”);

•
Company Termination Fee. The fact that the termination fee described above is approximately 3.25% of the purchase price of the Company, which amount the Board of Directors believed was reasonable in light of, among other things, the typical size of such termination fees in similar transactions, the benefits of the Merger to the Company’s stockholders, the likelihood that a fee of such size would not be preclusive of other offers and that the Company had concluded a process to explore strategic alternatives prior to entering into the Merger Agreement;

•
Termination Date. The fact that the Termination Date under the Merger Agreement on which either party, subject to certain exceptions, can terminate the Merger Agreement allows for sufficient time to consummate the Merger, while minimizing the length of time during which the Company would be required to operate subject to the restrictions on interim operations set forth in the Merger Agreement; and

•	Appraisal Rights. The availability of statutory appraisal rights under the DGCL in connection with the Merger.
The Board of Directors also considered a number of uncertainties, risks and potentially negative factors in its deliberations concerning the Merger and the other transactions contemplated by the Merger Agreement, including the following:
•
No Participation in the Company’s Future. The Board of Directors considered that if the Merger is consummated, Company stockholders will receive the Merger Consideration in cash and will no longer have the opportunity to participate in any future earnings or growth of the Company or benefit from any potential future appreciation in the value of Company shares, including any value that could be achieved if the Company engages in future strategic or other transactions;

•
Non-Solicitation Covenant. The Board of Directors considered that the Merger Agreement imposes restrictions on the Company’s solicitation of acquisition proposals from third parties. However, based upon the process to review strategic alternatives described above in “—Background of the Merger,” and the fact that the most likely potential acquirers of the Company were contacted during such process, the Board of Directors believed it had a strong basis for determining that the Merger was the best transaction reasonably likely to be available to the Company;

•
Termination Fee. The Board of Directors considered the fact that the Company must pay Sanofi a termination fee of approximately $60.125 million if the Merger Agreement is terminated under certain circumstances, including to accept a superior proposal;

•
Interim Operating Covenants. The Board of Directors considered that the Merger Agreement imposes restrictions on the conduct of the Company’s business prior to the consummation of the Merger, requiring the Company and its subsidiaries to (A) ensure that the Company and its subsidiaries conduct its and their respective businesses in the ordinary course consistent with past practice in all material respects; (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, landlords, governmental authorities and other persons having material business relationships with the Company or its subsidiaries; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company;

•
Risks the Merger May Not Be Completed. The Board of Directors considered the risk that the conditions to the Merger may not be satisfied and that, therefore, the Merger would not be consummated. The Board of Directors also considered the risks and costs to the Company if the Merger is not consummated, including the diversion of management and employee attention, potential employee attrition, the potential effect on the Company’s business operations, including its relationships with vendors, distributors, customers, partners and others that do business with the Company, and the potential effect on the trading price of Company shares;

•
Potential Conflicts of Interest. The Board of Directors considered that the Company’s executive officers and directors have financial interests in the transactions contemplated by the Merger Agreement, including the Merger, that may be different from or in addition to those of other stockholders, as more fully described under the heading “—Interests of Directors and Executive Officers in the Merger;”

•	Tax Treatment. The Board of Directors considered that the receipt of the Merger Consideration will generally be taxable to stockholders of the Company; and
•
Impact on Stakeholders. The Board of Directors considered the potential impact of the Merger on employees, customers, partners and communities, to the extent they may have an impact on the Company, and the risks of not closing in a timely manner (including, but not limited to, costs, attrition and disruption of the Company’s workforce).

The foregoing discussion is not meant to be exhaustive, but summarizes material factors considered by the Board of Directors in its consideration of the Merger. After considering these and other factors, the Board of Directors concluded that the potential benefits of the Merger outweighed the uncertainties and risks. In view of the variety of factors considered by the Board of Directors and the complexity of these factors, the Board of Directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the foregoing factors in reaching its determination and recommendations. Moreover, each member of the Board of Directors applied his or her own personal business judgment to the process and may have assigned different weights to different factors. Upon due consideration of these and other factors, the Board of Directors believed that, overall, the potential benefits of the Merger to the Company’s stockholders outweighed the risks and uncertainties of the Merger and adopted and approved the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement and recommends that stockholders adopt the Merger Agreement and approve the Merger based upon the totality of the information presented to and considered by the Board of Directors.
Opinions of the Company Financial Advisors
Opinion of Cantor Fitzgerald
The Company retained Cantor Fitzgerald to act as its financial advisor in connection with the Merger. In connection with the Merger, Cantor Fitzgerald rendered its opinion to the Board of Directors on September 7, 2021, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations, conditions and qualifications described in its opinion, the Common Stock Merger Consideration to be received in the Merger by holders of the outstanding shares of Common Stock (other than Sanofi and its affiliates) was fair, from a financial point of view, to such holders.
The full text of Cantor Fitzgerald’s opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Cantor Fitzgerald. This opinion is attached as Annex C and is incorporated herein by reference. Cantor Fitzgerald’s opinion was provided for the benefit and use of the Board of Directors (in its capacity as such) in connection with its consideration of the Merger. Cantor Fitzgerald’s opinion did not constitute a recommendation to the Board of Directors in connection with the Merger, nor did the opinion constitute a recommendation to any holders of Common Stock should vote or act with respect to the Merger or any related matter. Cantor Fitzgerald’s opinion did not address the Company’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. The following summary is qualified in its entirety by reference to the full text of Cantor Fitzgerald’s opinion.
In the course of performing its reviews and analyses for rendering its opinion, Cantor Fitzgerald:
•	reviewed a draft of the Merger Agreement, dated September 7, 2021;

•
reviewed the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021, and its Current Reports on Form 8-K filed since December 31, 2020;

•
reviewed certain operating and financial information relating to the Company’s business and prospects, including projections for the Company for the 14 years ended December 31, 2034, all as prepared and provided to Cantor Fitzgerald by the Company’s management;

•	met with certain members of the Company’s senior management to discuss the Company’s business, operations, historical and projected financial results and future prospects;
•	reviewed the historical prices and trading volume of the Common Stock;
•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which Cantor Fitzgerald deemed generally comparable to the Company;
•	reviewed the terms of certain relevant mergers and acquisitions involving companies which Cantor Fitzgerald deemed generally comparable to the Company;
•	performed a discounted cash flow analysis based on the projections for the Company furnished to Cantor Fitzgerald by the Company’s management; and
•	conducted such other studies, analyses, inquiries and investigations as Cantor Fitzgerald deemed appropriate.
Cantor Fitzgerald relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with Cantor Fitzgerald by the Company or obtained by Cantor Fitzgerald from public sources, including, without limitation, the projections referred to above. With respect to the projections, Cantor Fitzgerald relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company’s senior management as to the expected future performance of the Company. Cantor Fitzgerald did not assume any responsibility for the independent verification of, and did not independently verify, any such information, including, without limitation, the projections; Cantor Fitzgerald expressed no view or opinion as to such projections or the assumptions upon which they were based; and Cantor Fitzgerald further relied upon the assurances of the Company’s senior management that it was unaware of any facts that would make the information or projections incomplete or misleading. Cantor Fitzgerald assumed that the executed Merger Agreement would not differ in any material respect from the draft reviewed by Cantor Fitzgerald.
In arriving at its opinion, Cantor Fitzgerald did not perform or obtain any independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor was Cantor Fitzgerald furnished with any such appraisals. Cantor Fitzgerald was asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with the Company, and considered the results of such solicitation in rendering its opinion. Cantor Fitzgerald assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Merger Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would be material in any respect to its analysis or its opinion. Cantor Fitzgerald is not a legal, regulatory, tax or accounting expert and relied on the assessments made by the Company and its advisors with respect to such issues. Cantor Fitzgerald’s opinion did not address any legal, regulatory, tax or accounting matters.
It was understood that Cantor Fitzgerald’s opinion was intended for the benefit and use of the Board of Directors (in its capacity as such) in connection with its consideration of the Merger, and may not be used for any other purpose, reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without the prior written consent of Cantor Fitzgerald. However, Cantor Fitzgerald’s opinion may be included in its entirety in this proxy statement. Cantor Fitzgerald’s opinion did not constitute a recommendation to the Board of Directors in connection with the Merger, nor did the opinion constitute a recommendation to any holders of Common Stock should vote or act with respect to the Merger or any related matter. Cantor Fitzgerald’s opinion did not address the Company’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for the Company or the effects of any other transaction in which the Company might engage. Cantor Fitzgerald did not express any opinion as to the price or range of prices at which the shares of Common Stock might trade subsequent to the announcement of the Merger. Cantor Fitzgerald’s opinion only addressed the fairness, from a financial point of view, to the holders of Common Stock (other than Sanofi and its affiliates) of the Common Stock Merger Consideration and did not address any other term, aspect or implication of the Merger, including, without limitation, the form or structure of the Merger. In addition, Cantor Fitzgerald did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Common Stock Merger Consideration or otherwise.
Cantor Fitzgerald’s opinion was authorized for issuance by Cantor Fitzgerald’s Fairness Opinion and Valuation Committee. Cantor Fitzgerald’s opinion was subject to the assumptions, limitations, qualifications and other conditions contained therein and was necessarily based on economic, market and other conditions, and the information made available to Cantor Fitzgerald, as of the date of its opinion. Cantor Fitzgerald assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Cantor Fitzgerald’s opinion.
In connection with rendering its opinion to the Board of Directors, Cantor Fitzgerald performed a variety of financial and comparative analyses, which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by Cantor Fitzgerald in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies and selected precedent transactions analyses summarized below, no company or transaction used as a comparison was identical to the Company or the Merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned. For purposes of the analyses described below, implied multiples for selected companies and selected transactions that were considered not meaningful or were not publicly available were not included in the high, mean, median and low multiples for the selected companies and the selected transactions.
Cantor Fitzgerald believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Cantor Fitzgerald’s analyses and opinion. Cantor Fitzgerald did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.
The estimates of the future performance of the Company in or underlying Cantor Fitzgerald’s analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, Cantor Fitzgerald considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Company. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or securities actually may be sold or acquired.
The Common Stock Merger Consideration was determined through negotiation between the Company and Sanofi, and the decision by the Company to enter into the Merger Agreement was solely that of the Board of Directors. Cantor Fitzgerald’s opinion and financial analyses were only one of many factors considered by the Board of Directors in its evaluation of the Merger and should not be viewed as determinative of the views of the Board of Directors or the Company’s management with respect to the Merger or the consideration payable in the Merger.
The following is a brief summary of the material financial analyses performed by Cantor Fitzgerald in connection with its opinion. The order in which such summary is presented does not represent the relative importance of such analyses. In addition, the financial analyses summarized below include information presented in tabular format. In order to fully understand Cantor Fitzgerald’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Cantor Fitzgerald’s financial analyses.
In the financial analyses summarized below, financial data of the selected companies were based on publicly available research analysts’ estimates, public filings and other publicly available information, financial data of the selected transactions were based on public filings and other publicly available information, and financial data of the Company were based on internal estimates of the Company’s management provided to Cantor Fitzgerald.

Selected Companies Analysis. Cantor Fitzgerald reviewed selected financial and stock market data of the Company and ten selected publicly traded late-stage rare disease biopharmaceutical companies (the “selected companies”).
Cantor Fitzgerald reviewed enterprise values of the selected companies, calculated as fully diluted equity values based on closing stock prices on September 3, 2021, less cash, plus debt, plus non-controlling interest, plus preferred equity, plus other contingent liabilities, as multiples of calendar year 2026 estimated revenue (“2026E Revenue”), which ranged from 0.42x to 4.67x. The mean and median revenue multiples observed in this analysis for the selected companies were 1.69x and 1.26x, respectively.
The selected companies and the financial data reviewed included the following:
Selected Public Companies	Enterprise Value / 2026E Revenue Multiple
Albireo Pharma, Inc.	0.67x
Biocryst Pharmaceuticals, Inc.	4.67x
Calliditas Therapeutics AB	0.89x
ChemoCentryx, Inc.	1.14x
Corcept Therapeutics Incorporated	2.93x
Global Blood Therapeutics, Inc.	1.37x
Insmed Incorporated	1.92x
Omeros Corporation	1.82x
Rhythm Pharmaceuticals, Inc.	0.42x
Zogenix, Inc.	1.05x
Cantor Fitzgerald then applied a selected range of 2026E revenue multiples of 1.00x to 3.00x, derived from the selected companies, to corresponding data of the Company. Cantor Fitzgerald then adjusted for the Company’s estimated cash, debt, convertible preferred stock and other liabilities, and divided by the number of fully-diluted shares of Common Stock (determined using the treasury stock method and taking into account outstanding in-the-money options) as of September 3, 2021. This analysis indicated an implied per share equity value reference range for the Company of approximately $2.73 to $7.27, as compared to the Common Stock Merger Consideration of $9.50.
Selected Precedent Transactions Analysis. Cantor Fitzgerald reviewed, to the extent publicly available, financial information for ten selected transactions which involved late-stage rare disease biopharmaceutical target companies.
Cantor Fitzgerald reviewed enterprise values of the selected transactions, calculated as the purchase prices paid for the target companies’ equity (excluding contingent consideration, if any), less cash, plus debt, plus non-controlling interest, plus preferred equity, plus other contingent liabilities, on a standalone basis and as a multiple of estimated revenue for the calendar year approximately five years after the date each transaction was announced (“Estimated 5-Year Forward Revenue”).
The enterprise values of the selected transactions observed in this analysis ranged from $834 million to $3,365 million, and the mean and median enterprise values were $1,743 million and $1,465 million, respectively. The enterprise values of the selected transactions as a multiple of Estimated 5-Year Forward Revenue after the date each transaction was announced ranged from 1.67x to 6.73x, and the mean and median enterprise values as a multiple of Estimated 5-Year Forward Revenue were 3.02x and 2.43x, respectively.

The selected transactions considered, the date each transaction was announced and the financial data reviewed for each transaction were as follows:
Announcement Date	Acquiror	Target	Enterprise Value ($ in millions)	Enterprise Value to Estimated 5-Year Forward Revenue Multiple
02/01/2021	Horizon Therapeutics plc	Viela Bio, Inc.	$2,674	3.08x
08/17/2020	Sanofi	Principia Biopharma Inc.	$3,365	6.73x
05/05/2020	Alexion Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.	$1,507	2.16x
01/10/2020	Eli Lilly and Company	Dermira, Inc.	$1,137	2.16x
10/10/2019	UCB S.A.	Ra Pharmaceuticals Inc.	$2,189	3.50x
09/30/2019	Swedish Orphan Biovitrum AB (publ)	Dova Pharmaceuticals, Inc.	$834	1.74x
02/25/2019	Ipsen S.A.	Clementia Pharmaceuticals Inc.	$864	1.67x
07/21/2016	Galenica AG	Relypsa, Inc.	$1,424	2.07x
11/06/2015	AstraZeneca plc	ZS Pharma, Inc.	$2,491	2.69x
03/30/2015	Horizon Therapeutics plc	Hyperion Therapeutics, Inc.	$940	4.43x
Cantor Fitzgerald applied a selected range of enterprise values of $1,250 million to $2,000 million, derived from the selected transactions. Cantor Fitzgerald then adjusted for the Company’s estimated cash, debt, convertible preferred stock and other liabilities, and divided by the number of fully-diluted shares of Common Stock (determined using the treasury stock method and taking into account outstanding in-the-money options) as of September 3, 2021. This analysis indicated an implied per share equity value reference range for the Company of approximately $6.66 to $10.25, as compared to the Common Stock Merger Consideration of $9.50.
Cantor Fitzgerald also applied a selected range of 2026E revenue multiples of 2.25x to 4.25x, derived from the selected transactions, to the Company’s 2026E revenue, based on internal estimates of the Company’s management. Cantor Fitzgerald then adjusted for the Company’s estimated cash, debt, convertible preferred stock and other liabilities, and divided by the number of fully-diluted shares of Common Stock (determined using the treasury stock method and taking into account outstanding in-the-money options) as of September 3, 2021. This analysis indicated an approximate implied per share equity value reference ranges for the Company of $5.63 to $10.01, as compared to the Common Stock Merger Consideration of $9.50.
Discounted Cash Flow Analysis. Cantor Fitzgerald performed a discounted cash flow analysis of the Company based on internal estimates provided by the Company’s management and Cantor Fitzgerald’s calculation of probability of success adjusted, after-tax unlevered free cash flows set forth in “—Company Projections”.
In performing this analysis, Cantor Fitzgerald calculated a range of equity values for the Common Stock by (a) discounting to present value using discount rates ranging from 9.5% to 11.5% (reflecting the Company’s estimated weighted average cost of capital, which was derived using the Capital Asset Pricing Model and a size premium) and the mid-year convention: (i) the forecasted probability of success adjusted, after-tax unlevered free cash flows of the Company over the period beginning on October 1, 2021 and ending on December 31, 2034, utilized by Cantor Fitzgerald as set forth in “—Company Projections” and (ii) an implied terminal value of the Company, calculated assuming that the Company’s after-tax unlevered free cash flows would decline in perpetuity after December 31, 2034 at a range of rates of 60% to 10% year-over-year, and (b) adjusting for (1) the Company’s estimated cash, debt, convertible preferred stock and other liabilities and (2) the estimated value of the Company’s early-stage oncology platform based on a select set of companies.
For purposes of estimating the value of the Company’s early-stage oncology platform, Cantor Fitzgerald reviewed selected financial and stock market data of seven selected early-stage immuno-oncology biopharmaceutical companies (the “selected immuno-oncology companies”).
Cantor Fitzgerald reviewed enterprise values of the selected immuno-oncology companies, calculated as fully diluted equity values based on closing stock prices on September 3, 2021, less cash, plus debt, plus non-controlling interest, plus preferred equity, plus other contingent liabilities. The enterprise values of the selected immuno-oncology companies observed in this analysis ranged from $25 million to $350 million, and the mean and median enterprise values were $237 million and $281 million, respectively.

The selected immuno-oncology companies and the financial data reviewed included the following:
Selected Immuno-Oncology Companies	Enterprise Values ($ in millions)
Cue Biopharma, Inc.	$321
GT Biopharma, Inc.	$242
Ikena Oncology, Inc.	$290
Neoleukin Therapeutics, Inc.	$281
Oncorus, Inc.	$149
TScan Therapeutics, Inc.	$25
Werewolf Therapeutics, Inc.	$350
Based on its analysis of the selected immuno-oncology companies, Cantor Fitzgerald included a selected enterprise value of $200 million for the Company’s oncology platform.
Using the sum of the estimated valuations summarized above, Cantor Fitzgerald then divided by the number of fully-diluted shares of Common Stock (determined using the treasury stock method and taking into account outstanding in-the-money options) as of September 3, 2021. This analysis indicated an implied per share equity value reference range for the Company of approximately $8.33 to $11.99, as compared to the Common Stock Merger Consideration of $9.50.
Other Information. In rendering its opinion, Cantor Fitzgerald also reviewed and considered the historical trading prices of Common Stock during the one-year period ended September 3, 2021, which reflected low and high closing prices for Common Stock during such period of $3.15 and $5.73, respectively.
Miscellaneous
The Board of Directors selected Cantor Fitzgerald as one of the Company Financial Advisors in connection with the Merger based on Cantor Fitzgerald’s reputation as a leading global provider of advisory and capital markets services, experience in the life sciences industry and expertise in mergers and acquisitions, as well as its familiarity with the Company.
Cantor Fitzgerald has acted as a financial advisor to the Company in connection with the Merger and will receive a fee, based upon a percentage of the transaction value of the Merger, of approximately $15 million, $1.5 million of which was payable upon delivery of Cantor Fitzgerald’s opinion to the Board of Directors and the remaining balance of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify Cantor Fitzgerald against certain liabilities arising out of its engagement.
During the two years preceding the date of Cantor Fitzgerald’s opinion, Cantor Fitzgerald has provided certain investment banking and other services to the Company on matters unrelated to the Merger, including acting as the placement agent for the Company’s ongoing at-the-market offering program, acting as the sole bookrunner for the Company’s private offering of the Convertible Notes in February 2021, executing two block trades on behalf of the Company in October 2019 and May 2020, and acting as the joint bookrunner for the Company’s public offering of Common Stock in November 2019, for which it has received aggregate fees of approximately $6.5 million. During the two years preceding the date of Cantor Fitzgerald’s opinion, Cantor Fitzgerald has not provided any financial advisory or other investment banking services to Sanofi for which Cantor Fitzgerald has received fees.
Consistent with applicable legal and regulatory requirements, Cantor Fitzgerald has adopted certain policies and procedures to establish and maintain the independence of Cantor Fitzgerald’s research departments and personnel. As a result, Cantor Fitzgerald’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the Company, Sanofi, the Merger and other participants in the Merger that differ from the views of Cantor Fitzgerald’s investment banking personnel.
Cantor Fitzgerald may seek to provide the Company and Sanofi and their respective affiliates with certain investment banking and other services unrelated to the Merger in the future. In the ordinary course of business, Cantor Fitzgerald and its affiliates may actively trade (for their own accounts and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by the Company and/or Sanofi and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.

Opinion of Moelis & Company LLC
At a meeting of the Board of Directors held on September 7, 2021 to evaluate and approve the Merger, Moelis rendered its oral opinion to the Board of Directors, confirmed by the delivery of a written opinion dated September 7, 2021, addressed to the Board of Directors to the effect that, as of the date of such opinion and based upon and subject to the assumptions made, procedures followed, matters considered and limitations on the review undertaken, the Common Stock Merger Consideration to be received in the Merger by the holders of Common Stock (other than Sanofi and its affiliates and holders of Excluded Shares) was fair from a financial point of view to such holders.
The full text of Moelis’ written opinion dated September 7, 2021, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex D to this proxy statement and is incorporated herein by reference. Moelis’ opinion was provided for the use and benefit of the Board of Directors (solely in its capacity as such) in its evaluation of the Merger. Moelis’ opinion is limited solely to the fairness, from a financial point of view, of the Common Stock Merger Consideration to be received by the holders of Common Stock (other than Sanofi and its affiliates and holders of Excluded Shares) in the Merger and does not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company. Moelis’ opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Merger or any other matter. Moelis’ opinion was approved by a Moelis fairness opinion committee.
In arriving at its opinion, Moelis, among other things:
•	reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ financial forecasts;
•
reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company, including financial forecasts provided to or discussed with Moelis by the management of the Company (as described in the section of this proxy statement captioned “—Company Projections”) (such forecasts referred to herein as the “Financial Forecasts”);

•	reviewed certain information regarding the capitalization of the Company provided by the management of the Company;
•
conducted discussions with members of the senior management and representatives of the Company concerning the information described in the foregoing three bullets, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data of certain other companies in lines of business that Moelis deemed relevant;
•
considered the results of efforts by or on behalf of the Company, including by Moelis at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company;

•	reviewed the financial terms of certain other transactions that Moelis deemed relevant;
•	reviewed a draft, dated September 7, 2021, of the Merger Agreement;
•	participated in certain discussions and negotiations among representatives of the Company and Sanofi and their advisors; and
•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
In connection with its review, with the consent of the Board of Directors, Moelis relied on the information supplied to, discussed with or reviewed by it for purposes of its opinion being complete and accurate in all material respects. Moelis did not assume any responsibility for independent verification of, and did not independently verify, any of such information. With the consent of the Board of Directors, Moelis relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Financial Forecasts, Moelis assumed, at the direction of the Board of Directors, that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Company’s management as to the future performance of the Company. In addition, with the consent of the Board of Directors, Moelis relied on the assessments of the management of the Company as to the existing pharmaceutical products then under development by the Company and the validity of, and risks associated with, the then existing and future products of the Company, including the risks and timing of regulatory approvals and commercialization of such products. Moelis expressed no view as to the reasonableness of the Financial Forecasts and other financial forecasts or the assumptions on which they were based. In addition, with the consent of the Board of Directors, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal.
Moelis’ opinion did not address the Company’s underlying business decision to effect the Merger or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to the Company and did not address any legal, regulatory, tax or accounting matters. At the direction of the Board of Directors, Moelis was not asked to, nor did it, offer any opinion as to any terms of the Merger Agreement or any aspect or implication of the Merger, except for the fairness of the Common Stock Merger Consideration from a financial point of view to the holders of Common Stock (other than Sanofi and its affiliates and holders of Excluded Shares). Moelis did not express any opinion as to fair value or the solvency of the Company following the closing of the Merger. Moelis noted that, pursuant to the Merger Agreement, the Excluded Shares will not be converted into the right to receive the Merger Consideration, and Moelis expressed no opinion with respect to such shares or as to the fairness of the Merger Consideration to holders thereof. In addition, Moelis expressed no opinion with respect to the treatment of the Preferred Stock in the Transaction, or the fairness of the Preferred Stock Merger Consideration relative to the treatment of such Preferred Stock. In rendering its opinion, Moelis assumed, with the consent of the Board of Directors, that the final executed form of the Merger Agreement would not differ in any material respect from the draft that Moelis reviewed, that the Merger would be consummated in accordance with its terms without any waiver or modification that could be material to Moelis’ analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct and that the parties to the Merger Agreement would comply with all the material terms of the Merger Agreement. Moelis assumed, with the consent of the Board of Directors, that all governmental, regulatory or other consents or approvals necessary for the completion of the Merger would be obtained, except to the extent that could not be material to Moelis’ analysis.
Moelis’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Moelis as of, the date of its opinion, and Moelis assumed no responsibility to update its opinion for developments after the date of its opinion.
Moelis’ opinion did not address the fairness of the Merger or any aspect or implication of the Merger to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Common Stock Merger Consideration from a financial point of view to the holders of Common Stock (other than Sanofi and its affiliates and holders of Excluded Shares). In addition, Moelis did not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration or otherwise. Moelis’ opinion was approved by a Moelis fairness opinion committee.
Summary of Financial Analyses
The following is a summary of the material financial analyses prepared by Moelis for the Board of Directors in connection with rendering its written opinion, dated September 7, 2021. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand Moelis’ analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Moelis’ analyses.
Unless the context indicates otherwise, stock prices are based on closing stock prices on September 2, 2021. For purposes of, among other things, deriving per share implied equity values for the Company, Moelis calculated certain per share amounts for the Company based on diluted shares outstanding as of September 3, 2021 provided by Company management and approved for use by Moelis in rendering its opinion.

For purposes of its analyses, Moelis reviewed a number of financial metrics, including the following:
•
EBIT: generally calculated as the relevant company’s earnings before interest and taxes, as adjusted to exclude one-time charges and benefits and to reflect the full-year impact of material corporate transactions.

•
Total Enterprise Value (“TEV”): which (i) with respect to the Company, was calculated as the market value of the Company’s fully diluted common equity based on its closing stock prices on September 2, 2021 and share count information as of September 3, 2021 provided by the Company management and approved by Company management for use by Moelis in rendering its opinion, plus (a) the Preferred Stock, plus (b) the Convertible Notes, less (c) cash and cash equivalents, and (ii) with respect to other companies, was calculated as the market value of the relevant company’s fully diluted common equity based on its closing stock price as of September 2, 2021, plus (a) preferred stock, plus (b) debt, less (c) cash and cash equivalents (in each of the foregoing clauses (a) through (c), as of the relevant company’s most recently reported quarter end).

Unless the context indicates otherwise, (i) the estimates of the future financial performance for the selected publicly traded companies listed below were based on certain publicly available research analyst estimates for those companies, and (ii) the estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Financial Forecasts.
Discounted Cash Flow Analysis
Moelis performed a discounted cash flow analysis of the Company using the Financial Forecasts and other information and data provided by the Company’s management to calculate the present value of the estimated future probability-adjusted unlevered after-tax free cash flows projected to be generated by the Company and the present value of the Company’s estimated terminal value, taking into account the estimated December 31, 2021 cash balance (net of debt) and the present value of the Company’s federal and state net operating losses and federal research and development tax credits.
Moelis utilized a range of discount rates of 8.25% to 10.75% based on an estimated range of the Company’s weighted average cost of capital (“WACC”). The estimated WACC range was derived using the Capital Assets Pricing Model and a size premium. Moelis used the foregoing range of discount rates to calculate the present values as of December 31, 2021 of (i) the Company’s estimated after-tax unlevered free cash flows for calendar years 2022 through 2034 (in each case, discounted using the mid-year discounting convention to a transaction date of December 31, 2021) and (ii) the estimated terminal values derived by applying a perpetuity growth rate range of (75%) to (25%) to the Company’s estimated terminal year after-tax unlevered free cash flow, which were added to the Company’s estimated December 31, 2021 net cash balance for purposes of determining equity and per share value.
Based on the foregoing, Moelis derived implied per share value ranges for the Common Stock of $8.50 to $12.21 per share. Moelis compared the implied per share value range to the Common Stock Merger Consideration of $9.50 per share.

Selected Publicly Traded Companies Analysis
Moelis conducted a sum-of-the-parts selected publicly traded companies analysis by separately reviewing financial and stock market information relating to selected publicly traded companies that, in Moelis’ professional judgment, have products similar to the Company’s KD025 product and its immuno-oncology platform. Based on its professional judgment and experience, Moelis selected publicly traded companies which are (1) biopharma companies with a single lead molecule that was recently approved or filed, targeting niche, specialty or orphan market opportunities and that otherwise have assets with a similar technology profile to the Company’s lead product and deemed generally relevant by Moelis in certain respects to the Company (such companies, the “KD025 Group”) or (2) platform immuno-oncology companies in Phase 1 or earlier with a core technology focus on small molecule and/or antibody programs and deemed generally relevant by Moelis in certain respects to the Company (the “IO Platform Group”). The following table indicates the companies reviewed by Moelis with respect to each of these groups:
KD025 Group	IO Platform Group
Aurinia Pharmaceuticals, Inc.	Codiak BioSciences, Inc.
BioCryst Pharmaceuticals, Inc.	Cue Biopharma, Inc.
Calliditas Therapeutics	Fusion Pharmaceuticals, Inc.
ChemoCentryx, Inc.	GT Biopharma, Inc.
Global Blood Therapeutics, Inc.	Neoleukin Therapeutics, Inc.
Insmed, Inc.	Pieris Pharmaceuticals, Inc.
Omeros Corporation	Werewolf Therapeutics, Inc.
Pharming Group N.V.
Phathom Pharmaceuticals, Inc.

Financial data for the selected companies was based on publicly available consensus research analyst estimates, public filings and other publicly available information and included, as appropriate, pro forma adjustments for acquisitions and divestitures, unfunded pension liabilities or other corporate events, which are referred to collectively as the “pro forma adjustments,” to the extent applicable. In the case of estimated TEV and 2026 Sales for the Company, Moelis reviewed both median consensus research analyst estimates and the Financial Forecasts. Although none of the selected companies is directly comparable to the Company, the companies included were selected because they are companies that, for purposes of analysis, had certain operational and financial characteristics that may be considered reasonably comparable in certain respects to the Company.
Moelis reviewed, among other things, the TEV of each of the each of the companies in the KD025 Group, each company in the KD025 Group’s median consensus estimates of sales for calendar year 2026 (“2026 Sales”) and the TEV of each of the KD025 Group companies as a multiple of 2026 Sales. The following table summarizes the results of the analysis of the selected companies in the KD025 Group:
KD025 Group	TEV ($ in millions)	TEV / 2026 Sales
Aurinia Pharmaceuticals, Inc.	2,026	1.8x
BioCryst Pharmaceuticals, Inc. (“BioCryst”)	3,561	4.9x
Calliditas Therapeutics (“Calliditas”)	678	0.9x
ChemoCentryx, Inc. (“ChemoCentryx”)	852	1.2x
Global Blood Therapeutics, Inc.	1,705	1.6x
Insmed, Inc.	3,151	1.7x
Omeros Corporation	1,281	1.8x
Pharming Group N.V.	658	n.a.
Phathom Pharmaceuticals, Inc.	1,042	1.5x
Mean	1,662	1.9x
Median	1,281	1.7x

Moelis also reviewed, among other things, for each company in the IO Platform Group, the TEV of each of the selected companies in the IO Platform Group. The following table summarizes the results of the analysis of the selected companies in the IO Platform Group:
IO Platform Group	TEV ($ in millions)
Codiak BioSciences, Inc.	334
Cue Biopharma, Inc.	337
Fusion Pharmaceuticals, Inc.	222
GT Biopharma, Inc.	178
Neoleukin Therapeutics, Inc.	283
Pieris Pharmaceuticals, Inc.	320
Werewolf Therapeutics, Inc.	347
Mean	289
Median	320
In reviewing the characteristics of the selected publicly traded companies in the KD025 Group for purposes of determining reference ranges to apply to the Company’s estimated financial metrics, Moelis noted that its estimate of a range of total enterprise values for the Company’s KD025 asset as a stand-alone business was informed by a review of the mean and median TEV of the KD025 Group and its estimate of a range of total TEV/2026 Sales multiples for the Company’s KD025 asset as a stand-alone business was informed by a review of the TEV/2026 Sales multiples of each company in the KD025 Group. While considered, Moelis did not utilize data for ChemoCentryx and Calliditas in its determination of the TEV/2026 Sales multiple reference range because Moelis, in its professional judgment, assessed that those companies had faced recent clinical development challenges which made them not comparable to the Company. In addition, while considered, Moelis did not utilize data for BioCryst in its determination of the TEV/2026 Sales multiple reference range because Moelis, in its professional judgment, assessed that BioCryst’s multiple strong quarters of commercial execution on ORLADEYO and robust pipeline made it not comparable to the Company. Based on the foregoing analysis and its professional judgment and experience, Moelis selected (i) a reference range for estimated TEV/2026 Sales multiples for the Company’s KD025 asset as a stand-alone business of 1.50x to 2.25x and (ii) a reference range of TEV for the Company’s KD025 asset as a stand-alone business of $1 billion to $2 billion.
In reviewing the characteristics of the selected publicly traded companies in the IO Platform Group for purposes of determining its reference ranges to apply to the Company’s estimated financial metrics, Moelis noted that its estimate of a range of total enterprise values for the Company’s IO Platform assets as a stand-alone business was informed by a review of the mean and median TEV of each company in the IO Platform Group. Moelis further noted that certain other platform immuno-oncology companies were excluded from the IO Platform Group because such companies have multiple ongoing clinical programs or platform validating partnerships with larger pharmaceutical companies. Based on the foregoing analysis and its professional judgment and experience, Moelis selected a reference range of TEV for the Company’s IO Platform assets as a stand-alone business of $175 million to $350 million.
Moelis then (i) applied the reference range for estimated TEV/2026 Sales multiples to the Company’s estimated 2026 Sales as set forth in the Company Projections to calculate an implied enterprise value for the Company’s KD025 asset and (ii) added the reference range of enterprise value for the Company’s IO Platform assets on a stand-alone basis to generate an implied TEV for the Company. This analysis indicated an implied per share value ranges for the Common Stock of $4.73 to $7.25 per share. Moelis compared the implied per share value ranges to the Common Stock Merger Consideration of $9.50 per share.
Moelis also (1) applied the reference range for the enterprise value of the Company’s KD025 asset as a stand-alone business and (2) added the reference range of enterprise value for the Company’s IO Platform assets on a stand-alone basis to generate an implied TEV for the Company. This analysis indicated an implied per share value ranges for the Common Stock of $6.24 to $11.74 per share. Moelis compared the implied per share value ranges to the Common Stock Merger Consideration of $9.50 per share.

Selected Precedent Transactions Analysis
Moelis reviewed financial information for selected precedent transactions announced since 2015 involving acquired companies that focused on niche or orphan market opportunities, that had its lead program in late-stage clinical trials or approved and/or that had a lead asset with a similar technology profile to the Company’s lead asset, which Moelis determined, in its professional judgment and experience, were generally relevant in certain respects to the Company (the “Selected Precedent Transactions”). Moelis reviewed, among other things, transaction values of the Selected Precedent Transactions and enterprise value as a multiple of CY+5 Sales for each Selected Precedent Transaction. For purposes of this summary, “CY+5 Sales” means estimated sales amounts (i) for marketed companies, in the applicable calendar year plus five years or (ii) for clinical-stage companies, assumed launch plus five years, in each case, based on the public filings made by each of the acquired companies (with the exception of Clementia Pharmaceutical Inc., which is based on equity research estimates at the time of the transaction announcement) in connection with the applicable Selected Precedent Transaction. Financial data for the relevant transactions were based on publicly available information relating to the relevant transaction.
The Selected Precedent Transactions used in this analysis and their implied TEV to CY+5 Sales multiples are summarized in the following table:
Date Announced	Acquiror	Target	Transaction Value ($ in millions)	TEV / Calendar Year +5 Sales
February 2021	Horizon Therapeutics plc (“Horizon”)	Viela Bio, Inc. (“Viela”)	2,674	6.2x
October 2020	BridgeBio Pharma, Inc. (“BridgeBio”)	Eidos Therapeutics, Inc. (“Eidos”)	2,849	3.9x
August 2020	Sanofi S.A.	Principia Biopharma Inc. (“Principia”)	3,363	2.7x
May 2020	Alexion Pharmaceuticals, Inc.	Portola Pharmaceuticals, Inc.	1,426	1.4x
January 2020	Eli Lilly & Co	Dermira, Inc.	947	1.6x
October 2019	UCB S.A.	Ra Pharmaceuticals, Inc.	2,192	2.2x
February 2019	Ipsen S.A.	Clementia Pharmaceutical Inc.	1,133(1)	2.0x
November 2015	AstraZeneca PLC	ZS Pharma, Inc.	2,488	2.5x

Mean			2,134	2.8x
Median			2,340	2.4x
(1)	Total deal consideration of $1,300 million, of which $1,040 million upfront and $260 million milestone payments, adjusted for approximately $170 million balance of cash and cash equivalents
In reviewing the characteristics of the Selected Precedent Transactions for purposes of selecting reference ranges of TEV to apply to the Company’s estimated financial metrics, Moelis noted that its reference range was informed by the Selected Precedent Transactions, other than the Sanofi/Principia transaction which had a transaction value at a premium to other Selected Precedent Transactions due to the broad platform potential of Principia’s lead asset at the time of acquisition. Moelis also noted that in reviewing the characteristics of the Selected Precedent Transactions for purposes of selecting reference ranges of multiples to CY+5 Sales to apply to the Company’s estimated financial metrics, Moelis’ reference range was informed by the Selected Precedent Transactions, other than the (i) Horizon/Viela transaction since Viela was acquired at a premium due to its deep mid-stage biologics pipeline, and (ii) BridgeBio/Eidos transaction since Eidos was acquired at a premium due to the value of its discovery platform.
Based on the foregoing analysis and its professional judgment and experience, Moelis selected (i) a reference range of 1.50x to 3.00x TEV / CY+5 Sales multiples and (ii) a reference range for the Company’s TEV of $1.5 billion to $2.5 billion. Moelis then applied the reference range for estimated CY+5 Sales multiples to the Company’s estimated 2026 Sales as set forth in the Financial Forecasts, which analysis indicated an implied per share value range for the Common Stock of $3.85 to $7.23 per share. Moelis compared the implied per share value ranges to the Common Stock Merger Consideration of $9.50 per share.
Moelis also applied the reference range for the Company’s implied enterprise value which analysis indicated an implied per share value range for the Common Stock of $7.82 to $12.35 per share. Moelis compared the implied per share value ranges to the Common Stock Merger Consideration of $9.50 per share.

Other Information
Moelis also noted for the Board of Directors the following additional factors that were not considered part of Moelis’ financial analyses with respect to its opinion, but were referenced for informational purposes: (i) the historic intraday trading prices for the Common Stock during the 52-week period ended September 2, 2021, which reflected low and high stock prices during such period of $3.15 and $5.73 per share, as compared to the Common Stock Merger Consideration of $9.50 per share, (ii) the one-year forward stock price targets for the Common Stock in recently published, publicly available equity research analysts’ reports, which indicated low and high stock price targets ranging from $9.00 to $20.00 per share, as compared to the Common Stock Merger Consideration of $9.50 per share, and (iii) an analysis of unaffected premiums paid since January 1, 2019 in 25 acquisitions in the biotech industry with a transaction size in excess of $1 billion and excluding transactions in which the acquirer held an existing stake – based on such premiums paid analysis, Moelis applied a reference range of premia from 60% to 80% to the Company’s closing share price on September 2, 2021, which resulted in an implied low and high per share value range for the Common Stock of $8.66 to $9.74 per share, as compared to the Common Stock Merger Consideration of $9.50 per share.
Miscellaneous
The foregoing is a summary of the analyses undertaken by Moelis in connection with Moelis’ opinion. The preparation of a fairness opinion is a complex analytical process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Moelis’ opinion. In arriving at its fairness determination, Moelis considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, Moelis made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the analyses described above is identical to the Company or the Merger. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because the analyses described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither the Company nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between the Company and Sanofi and was approved by the Board of Directors. Moelis did not recommend any specific consideration to the Company or the Board of Directors, or that any specific amount or type of consideration constituted the only appropriate consideration for the transaction. The Board of Directors selected Moelis as one of its financial advisors in connection with the Merger based on Moelis’ reputation and experience. Moelis is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated August 13, 2021, Moelis acted as financial advisor to the Company in connection with the Merger and will receive a fee for its services, estimated to be approximately $15 million in the aggregate based on the information available as of the date of announcement of the Merger, $1.5 million of which was earned in connection with the delivery of Moelis’ opinion dated September 7, 2021, in connection with the Board of Directors’ consideration of the Merger, regardless of the conclusion reached therein, and the remainder of which is contingent upon completion of the Merger. Furthermore, the Company has agreed to reimburse Moelis for certain expenses and to indemnify Moelis for certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.
Moelis’ affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Sanofi. In the past two years, Moelis has not provided investment banking or other services to the Company or Sanofi. Moelis may, in the future, provide investment banking or other services to the Company, Sanofi or other parties involved in the Merger and would expect to receive compensation for such services.
Company Projections
The Company does not, as a matter of course, publicly disclose projections as to its future financial performance. However, in connection with the strategic and financial review process as described in this proxy statement, management prepared certain unaudited forecasts (the “Company Projections”), which were provided to and adopted by the Board of Directors, and also provided to and, with the consent of the Board of Directors, relied upon by Cantor

Fitzgerald and Moelis for use in connection with their respective financial analyses and fairness opinions, but were not provided to parties potentially interested in a transaction with the Company. The Company Projections included prospective financial information for the Company on a standalone basis.
The Company Projections were not prepared with a view to public disclosure and are included in this proxy statement only because the Company Projections were made available to Cantor Fitzgerald and Moelis for use in connection with their respective financial analyses and fairness opinions. The Company Projections were not prepared with a view to compliance with (1) generally accepted accounting principles in the U.S. (“GAAP”) or any other jurisdiction, (2) the published guidelines of the SEC regarding projections and forward-looking statements; or (3) the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, examined, or performed any procedures with respect to the Company Projections or expressed any opinion or given any form of assurance with respect thereto or their achievability. The report of the Company’s independent registered public accounting firm incorporated by reference relates to the Company’s historical audited financial information only and does not extend to the prospective financial information and should not be read to do so. The summary of the Company Projections is included solely to give stockholders of the Company access to certain financial projections that were made available to, and relied upon by, the Board of Directors, Cantor Fitzgerald and Moelis.
Although a summary of the Company Projections is presented with numerical specificity, the Company Projections reflect numerous assumptions and estimates as to future events made by the Company’s management that management believed were reasonable at the time the Company Projections were prepared, taking into account the relevant information available to the Company’s management at the time. However, this information should not be relied upon as being necessarily indicative of actual future results. Important factors that may affect actual results and cause the Company Projections not to be achieved include general economic conditions, regulatory conditions, financial market conditions, the Company’s ability to achieve forecasted sales, accuracy of certain accounting assumptions, changes in actual or projected cash flows, competitive pressures and changes in tax laws or accounting treatment. The Company Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Company Projections do not take into account any circumstances or events occurring after the date that they were prepared and do not give effect to the Merger. As a result, there can be no assurance that the Company Projections will be realized, and actual results may be materially better or worse than those contained in the Company Projections. The Company Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.
The inclusion of the Company Projections in this proxy statement should not be regarded as an indication that the Board of Directors, the Company, Cantor Fitzgerald, Moelis or any of their respective affiliates or representatives or any other recipient of this information considered, or now considers, the Company Projections to be predictive of actual future results. The summary of the Company Projections is not included in this proxy statement in order to induce any stockholder to vote in favor of the Merger Proposal or any of the other proposals to be voted on at the Special Meeting or for any other purpose. We do not intend to update or otherwise revise the Company Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Company Projections are shown to be in error or no longer appropriate, except as otherwise required by law. In light of the foregoing factors and the uncertainties inherent in the Company Projections, stockholders are cautioned not to place undue reliance on the projections included in this proxy statement.
None of the Company, Sanofi or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any Company stockholder or other person regarding the ultimate performance of the Company compared to the information contained in the Company Projections or that the Company Projections will be achieved. The Company has made no representation to Sanofi or Merger Sub, in the Merger Agreement or otherwise, concerning the Company Projections.
The Company Projections and the accompanying tables contain PoS (probability of success) adjusted net sales revenue, EBIT (earnings before interest and taxes) and unlevered free cash flow, each of which may be considered a non-GAAP financial measure within the meaning of applicable rules and regulations of the SEC. The Company believes these measures are helpful in understanding its past financial performance and future results. These financial measures are not meant to be considered in isolation or as a substitute for the comparable GAAP measure and should be read in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The Company Projections include assumptions related to revenue, costs and cash flows:
•
The Company Projections contain revenue projections for REZUROCKTM (belumosudil) in chronic Graft-Versus-Host-Disease (cGVHD), belumosudil in Systemic Sclerosis (SSC) and other revenues, which are based on key revenue-related assumptions, including but not limited to: (1) product launch year, (2) patient prevalence population growth and addressable patient percentage of prevalence, (3) peak market penetration and time to achieve peak, (4) loss of exclusivity, and (5) pricing and reimbursement. In addition, revenue for each of the Company’s programs was adjusted for PoS by multiplying management’s view of the likelihood percentage of success by the revenue in each time period as follows: (1) 100% PoS for REZUROCK-GVHD revenues in the United States, (2) 80% PoS for REZUROCK-GVHD revenues in non-US markets, and (3) 15% PoS for belumosudil-SSC revenues globally. The Company Projections did not contain revenue projections for the Company’s immune and fibrotic disease pipeline candidates, given the early nature of such programs, or its immuno-oncology platform, as such platform was analyzed by each of Cantor Fitzgerald and Moelis separately, as directed by Company management, through selected public companies and/or selected precedent transactions analysis (see “—Opinions of the Company Financial Advisors”).

•
Key cost assumptions include assumptions related to cost of goods sold, sales and marketing costs, and research and development costs. The resulting cost projections for each of the Company’s programs was adjusted for the relevant in-phase PoS, if applicable. In addition, tax expense was estimated using a 26% combined state and federal tax rate.

•	Key cash flow assumptions include assumptions related to capital expenditures, depreciation and amortization and net working capital needs.
The following table summarizes the Company Projections. The Company Projections are forward-looking statements. For information on factors that may cause the Company’s future results to materially vary, see the information under the section captioned “Cautionary Statement Regarding Forward-Looking Statements.”
($ in millions)	Year ended December 31,
	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
GVHD Sales Revenue	$7	$63	$161	$282	$350	$428	$484	$547	$614	$644	$667	$690	$714	$739
SSC Sales Revenue	—	—	—	—	—	$30	$69	$109	$139	$155	$172	$190	$210	$231
License and Other Revenue	1	1	1	1	1	1	1	1	1	1	1	1	1	1
Total Revenue	$8	$63	$162	$283	$350	$459	$553	$656	$753	$799	$839	$880	$924	$971
EBIT(1)	($78)	($39)	$34	$136	$181	$261	$330	$410	$487	$518	$546	$572	$599	$628
(1)	Earnings before interest and taxes.
The following tables summarize the Company’s unlevered free cash flow, as calculated by Cantor Fitzgerald and Moelis based on the Company Projections.
Unlevered Free Cash Flow (as calculated by Cantor Fitzgerald):
($ in millions)	Year ended December 31,
	2021E(1)	2022E	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
EBIT	($19)	($39)	$34	$136	$181	$261	$330	$410	$487	$518	$546	$572	$599	$628
Less: Cash Tax Expense(2)	—	—	—	—	—	—	($36)	($97)	($118)	($127)	($135)	($147)	($154)	($162)
Plus: Depreciation & Amortization	—	$1	$1	$2	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1
Less: (Increase) / Decrease in Net Working Capital(3)	$5	($25)	($17)	($23)	($18)	($19)	($14)	($18)	($17)	($8)	($7)	($7)	($7)	($7)
Less: Capex(4)	($1)	($2)	($2)	($2)	($2)	($1)	($1)	($1)	($1)	($1)	($1)	($1)	($1)	($1)
Unlevered Free Cash Flow(5)	($15)	($65)	$16	$113	$163	$241	$280	$295	$351	$383	$405	$418	$438	$459
(1)	2021E represents a stub period, including only the fourth quarter of 2021, and reflects the Company’s third quarter cash balance, as rolled forward from the second quarter.

(2)
As directed by the Company’s management, Cantor Fitzgerald estimated the Company’s cash taxes using a 26% combined Federal and state tax rate and projected utilization of the Company’s tax attributes, including certain future limitations on the utilization of those tax attributes, and including, as discussed with the Company’s management, the effect of net operating losses and other short-term impacts on the Company’s cash tax expense.

(3)
As directed by the Company’s management, represents the Company estimated change in net working capital using the Company Projections, including historical trends for days of net sales revenues outstanding, percentages of net sale revenues, days of operating expenses, percentages of operating expenses and anticipated dynamics of the business around commercialization of REZUROCKTM (belumosudil), each as adjusted based on the PoS (including for 2021E operating expenses).

(4)	As directed by the Company’s management, represents the Company’s estimated capital expenditures.
(5)	Unlevered Free Cash Flow means EBIT, minus cash tax expense, plus depreciation and amortization, minus increases in working capital, plus decreases in working capital, minus capital expenditures.
Unlevered Free Cash Flow (as calculated by Moelis):
($ in millions)	Year ended December 31,
	2022E(1)	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E	2033E	2034E
EBIT	($39)	$34	$136	$181	$261	$330	$410	$487	$518	$546	$572	$599	$628
Less: Tax Expense(2)	—	—	—	—	—	—	($87)	($122)	($130)	($139)	($147)	($154)	($162)
Plus: Depreciation & Amortization	$1	$1	$2	$1	$1	$1	$1	$1	$1	$1	$1	$1	$1
Less: (Increase) / Decrease in Net Working Capital(3)(4)	($17)	($17)	($23)	($18)	($19)	($14)	($18)	($17)	($8)	($7)	($7)	($7)	($7)
Less: Capex(5)	($2)	($2)	($2)	($2)	($1)	($1)	($1)	($1)	($1)	($1)	($1)	($1)	($1)
Unlevered Free Cash Flow(6)	($58)	$16	$113	$163	$241	$315	$305	$348	$308	$400	$418	$438	$459
(1)
Projection period from 2022-2034 used for purposes of calculating the present value of the estimated future probability-adjusted unlevered after-tax free cash flows assuming a December 31, 2021 valuation date.

(2)
As directed by the Company’s management, Moelis estimated the Company’s cash taxes using a 26% combined tax rate and included (i) projected utilization of the Company’s tax attributes and projection of certain existing limitations on the utilization of those tax attributes, and (ii) as discussed with the Company’s management, the effect of the Company’s federal and state net-operating losses and federal research and development tax credits on the Company’s tax expense.

(3)
As directed by the Company’s management, Moelis estimated the Company’s change in net working capital by utilizing the Company Projections, as provided to, and relied upon by, Moelis, including with respect to historical trends for days of net sales revenues outstanding and percentages of net sales revenues, and anticipated dynamics of the business around the commercialization of REZUROCKTM (belumosudil).

(4)
As discussed with the Company’s management, Moelis estimated the Company’s change in net working capital on a product-by-product basis, which incorporated relevant in-phase PoS with respect to each Company product.

(5)
As directed by the Company’s management, Moelis estimated the Company’s capital expenditures based on the Company Projections, as provided to, and relied upon by, Moelis, including with respect to historical trends for days of net sales revenues outstanding and percentages of net sales revenues, and anticipated dynamics of the business around the commercialization of REZUROCKTM (belumosudil).

(6)	Unlevered Free Cash Flow means EBIT, minus cash tax expense, plus depreciation and amortization, minus increases in working capital, plus decreases in working capital, minus capital expenditures.
As noted above, the Company Projections reflect numerous estimates and assumptions made with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to our business, all of which are difficult to predict and many of which are beyond our control.
Financing of the Merger
We anticipate that the total funds needed by Sanofi and Merger Sub to (1) pay our stockholders and holders of equity awards the amounts due to them under the Merger Agreement and (2) pay related fees and expenses in connection with the Merger and associated transactions will be approximately $1.9 billion in the aggregate.
We believe Sanofi’s cash on hand will be sufficient to complete the Merger and pay related fees and expenses in connection with the Merger and associates transactions and repay or refinance the outstanding indebtedness of the Company that will be payable as a result of the Merger, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the fees, expenses or other amounts required to be paid in connection with the Merger are greater than anticipated.
Each of Sanofi and Merger Sub have expressly acknowledged and agreed that the closing and the consummation of the Merger is not conditioned on the availability of any financing arrangements.

Closing and the Effective Time
The Merger Agreement provides that the closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to closing of the Merger (described below under the caption “The Merger Agreement—Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger) or such other time agreed to in writing by Sanofi and us.
Payment of Merger Consideration and Surrender of Stock Certificates
Promptly following the Effective Time, the Exchange Agent will send to each holder of record of shares of Common Stock at the Effective Time, a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Common Stock Merger Consideration. Promptly following the Effective Time, Sanofi will pay each holder of Preferred Stock the Preferred Stock Merger Consideration payable in respect of their shares of Preferred Stock.
You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Exchange Agent without a letter of transmittal.
If you are a holder of record of shares of Common Stock, you will not be entitled to receive the Common Stock Merger Consideration until (1) any certificate representing such shares of Common Stock is surrendered to the Exchange Agent, together with a properly completed letter of transmittal or (2) an “agent’s message” is received by the Exchange Agent in respect of any such shares that are uncertificated and held in book-entry form.
The letter of transmittal will include instructions if you have lost a share certificate or if such certificate has been stolen or destroyed. If any stock certificate shall have been lost, stolen or destroyed, then before you will be entitled to receive the Common Stock Merger Consideration, you will have to make an affidavit of that fact claiming such stock certificate to be lost, stolen or destroyed and, if required by Sanofi, post a bond, in such reasonable amount as Sanofi may direct, as indemnity against any claim that may be made against it with respect to such stock certificate.
Interests of Directors and Executive Officers in the Merger
In considering the recommendation of the Board of Directors with respect to the Merger, you should be aware that executive officers and directors of the Company may have certain interests in the Merger that may be different from, or in addition to, the interests of the Company’s stockholders generally, as more fully described below. The Board of Directors was aware of and considered these interests to the extent that they existed at the time, among other matters, in evaluating the Merger and in recommending that the Merger Agreement be adopted by the stockholders of the Company.
Arrangements with Sanofi
As of the date of this proxy statement, none of our executive officers has entered into any agreement with Sanofi or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger certain of our executive officers may have discussions, or may enter into agreements with, Sanofi or Merger Sub or their respective affiliates regarding employment with the Surviving Corporation or one or more of its affiliates.
Indemnification and Insurance of Directors and Executive Officers
The Surviving Corporation and its subsidiaries will honor and fulfill in all respects the obligations of the Company and its subsidiaries under any indemnification agreements existing as of the Agreement Date between the Company or any of its subsidiaries and any of their respective current or former directors and officers for a period of six years following the Effective Time.
The Surviving Corporation will indemnify, defend and hold harmless current or former directors and officers of the Company and its subsidiaries with respect to all acts or omissions by them in their capacities as such or any transactions contemplated by the Merger Agreement for a period of six years following the Effective Time. During such six-year time period, Sanofi also will cause the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and advancement of expenses for acts, errors, omissions and service prior to the Effective Time that are at least as favorable to the current or former directors and officers of the Company and its subsidiaries as those set forth in the Company’s and its subsidiaries’ organizational documents as of the Agreement Date and will not amend, repeal or otherwise modify these provisions in the organizational documents in any manner except as required by law.
The Merger Agreement also provides that, prior to the Effective Time, the Company will purchase a six-year “tail” policy and the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor the obligations under the “tail” policy. This obligation is subject to an annual premium cap of 300% of the annual premium paid by the Company prior to the Effective Time. For more information see “The Merger Agreement—Indemnification and Insurance.”
Treatment of Equity-Based Awards
•
All unvested Company Options, including those held by our non-employee directors and executive officers, will fully vest, and each Company Option that is outstanding immediately prior to the Effective Time will be canceled and converted into the right to receive an amount in cash (without interest and subject to any applicable withholding or other taxes, or other amount as required by law) equal to the Company Option Merger Consideration; provided that each Company Option with an exercise price per share equal to or greater than the Common Stock Merger Consideration will be canceled without consideration. Sanofi will cause Surviving Corporation to pay the Company Option Merger Consideration at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).

•
All unvested Company SARs which are outstanding as of immediately prior to the Effective Time, including those held by our executive officers, will fully vest, and each Company SAR that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company SAR becoming entitled to receive an amount in cash equal to the Company SAR Merger Consideration; provided that each Company SAR with an exercise price per share equal to or greater than the Common Stock Merger Consideration will be canceled without consideration. Sanofi will cause Surviving Corporation to pay the Company SAR Merger Consideration, without interest and subject to deduction for any required tax withholding, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).

•
All unvested Company EARs which are outstanding as of immediately prior to the Effective Time, including those held by our executive officers, will fully vest and each Company EAR that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company EAR becoming entitled to receive an amount in cash equal to the Company EAR Merger Consideration; provided that each Company EAR with a base price per share equal to or greater than the Common Stock Merger Consideration will be canceled without consideration. Sanofi will cause the Surviving Corporation to pay the Company EAR Merger Consideration, without interest and subject to deduction for any required tax withholding, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).

Treatment of Employee Stock Purchase Plan
Following the Agreement Date, (i) with respect to any outstanding Offering Period(s) (as defined in the Company’s ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period and no new participants may participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Subscription Date (as such term is defined in the Company ESPP) will occur under the Company ESPP immediately prior to the Effective Time with respect to such Offering Period, in which case any shares of Common Stock purchased under the Offering Period will be treated the same as all other shares of Common Stock; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate. To the extent our executive officers participate in the Company ESPP, they will be entitled to the treatment described above.
Equity Interests of the Company’s Executive Officers and Non-Employee Directors
The following table sets forth the number of shares of Common Stock, Preferred Stock, Company Options, Company SARs and Company EARs that are currently held by each of the Company’s executive officers and non-employee directors, and the amounts that would be realized (subject to any required tax withholdings or deductions) by such individuals with respect to these shares based on the Common Stock Merger Consideration assuming that the closing of the Merger occurred on September 17, 2021, which is the assumed closing date only for purposes of this compensation-related disclosure. The table below does not take into account or attempt to forecast any grants, additional issuances, purchases, sales or forfeitures of equity interests following September 17, 2021.
Name	Shares (#)(1)	Shares ($)	Options (#)(2)	Options ($)	Company SARs (#)(3)	Company SARs ($)	Company EARs (#)(4)	Company EARS ($)	Total ($)
Harlan W. Waksal, M.D.	177,945	$1,690,478	6,732,652	$23,647,300	655,000	$3,838,300	750	$1,337,713	$30,513,791
Eugene Bauer, M.D.	6,716	$63,802	347,395	$2,028,507	—	$—	—	$—	$2,092,309
David E. Cohen, M.D.	—	$—	346,944	$2,194,844	—	$—	—	$—	$2,194,844
Arthur Kirsch	30,000	$285,000	346,112	$2,187,547	—	$—	—	$—	$2,472,547
Tasos Konidaris	—	$—	418,410	$2,502,733	—	$—	—	$—	$2,502,733
Nancy Miller-Rich	—	$—	133,339	$767,912	—	$—	—	$—	$767,912
Cynthia Schwalm	31,000	$294,500	346,944	$2,194,844	—	$—	—	$—	$2,489,344
Steven Meehan	24,909	$236,636	1,970,000	$11,451,050	—	$—	—	$—	$11,687,686
Gregory S. Moss	17,671	$167,875	1,660,566	$9,602,050	—	$—	200	$356,724	$10,126,648
John Ryan	—	$—	598,078	$3,200,000	—	$—	250	$445,904	$3,645,904
(1)	Represents the number of shares of Common Stock held. No directors or officers hold shares of Preferred Stock.
(2)
Represents the number of vested Company Options held after giving effect to accelerated vesting provided under the Merger Agreement. Under the Merger Agreement, 100% of all outstanding unvested Company Options, including those Company Options held by our executive officers and non-employee directors, will accelerate and vest immediately prior to the Effective Time.

(3)
Represents the number of vested Company SARs held after giving effect to accelerated vesting provided under the Merger Agreement. Under the Merger Agreement, 100% of all outstanding unvested Company SARs, including those Company SARs held by our executive officers, will accelerate and vest immediately prior to the Effective Time.

(4)
Represents the number of vested Company EARs held after giving effect to accelerated vesting provided under the Merger Agreement. Under the Merger Agreement, 100% of all outstanding unvested Company EARs, including those Company EARs held by our executive officers, will accelerate and vest immediately prior to the Effective Time.

Payments Upon Termination Following Change-in-Control
We have entered into employment agreements (“Employment Agreements”) with each of Harlan W. Waksal, M.D., Steven Meehan, and Gregory S. Moss, our executive officers. On September 7, 2021, in connection with the approval of the Merger Agreement and the transactions contemplated thereby, the Board approved certain amendments to the Employment Agreements. The following descriptions of the terms of the Employment Agreements, as amended, with our executive officers are intended as a summary only and are qualified in their entirety by reference to the employment agreements filed as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2020, which was filed with the SEC on March 4, 2021, and the amendments to the Employment Agreements that were filed as exhibits to our Current Report on Form 8-K filed on September 8, 2021.
The Employment Agreements, as amended, provide for the payment of retention bonuses in the amount of $3,500,000 to Dr. Waksal, $1,000,000 to Mr. Meehan and $1,000,000 to Mr. Moss (the “Retention Bonuses”). The Retention Bonuses were paid 25% on the date the Merger Agreement was fully executed and the remaining 75% will be earned on the Closing Date, subject to the executive’s continuous and active employment with the Company through such date unless his employment is terminated without Cause or he resigns with Good Reason (as such terms are defined in the Employment Agreements, as amended) prior to such date.
The Employment Agreements, as amended, also provide for severance payments to Dr. Waksal and Messrs. Meehan and Moss in the event the executive’s employment is terminated without Cause, or he resigns with Good Reason, in either case during the three months prior to, as of, or within 12 months following the effective date of a Change in Control (as defined in the executive’s employment agreement as amended). If Dr. Waksal’s employment is so terminated, he will be entitled to receive severance in the form of a lump sum payment equal to 36 months’ base salary plus the target bonus amount and continued healthcare coverage for 36 months. If Mr. Meehan’s or Mr. Moss’s employment is so terminated, he will be entitled to receive severance in the form of a lump payment equal to 24 months’ base salary plus the target bonus amount and continued healthcare coverage for 24 months. In addition, the Employment Agreements, as amended, provide that all outstanding equity grants will accelerate and vest upon the earlier of the date such executive’s employment is terminated or the closing date of a Change in Control. The

Company will also pay each such executive a tax gross-up payment in respect of any excise taxes incurred by such executive under Section 4999 of the Internal Revenue Code that are triggered as a result of the consummation of a Change in Control.
Material U.S. Federal Income Tax Consequences of the Merger
The following is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” and “non-U.S. holders” (each as defined below) whose shares of Common Stock or Preferred Stock are converted into the right to receive cash in the Merger. This summary is for general information purposes only and does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. This discussion is based the Internal Revenue Code of 1986, as amended (the “Code”), existing and temporary U.S. Treasury regulations promulgated thereunder, judicial opinions, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), each as in effect as of the date hereof. These laws and authorities are subject to change or differing interpretations, possibly on a retroactive basis, and any such change could affect the accuracy of the statements and conclusions set forth in this summary. As a result, the Company cannot assure stockholders that the tax considerations described in this summary will not be challenged by the IRS or would be sustained by a court if challenged by the IRS. We have not sought, and do not intend to seek, any ruling from the IRS or any tax opinion of counsel with respect to the statements made and the conclusions reached in the following summary. Accordingly, the discussion below neither binds the IRS nor precludes it from adopting a contrary position.
The summary applies only to beneficial owners who hold shares of Common Stock or Preferred Stock as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes), and does not address the tax considerations for holders of Common Stock or Preferred Stock subject to special treatment under U.S. federal income tax law, including, without limitation, the following:
•	partnerships, S corporations or other pass-through entities (or treated as such for U.S. federal income tax purposes);
•	banks and other financial institutions;
•	tax-exempt organizations, mutual funds and pension funds;
•	individual retirement accounts;
•	insurance companies;
•	dealers or traders in securities or foreign currency;
•
persons who (i) acquired their shares of Common Stock or Preferred Stock through the exercise of options or similar derivative securities or otherwise as compensation, or (ii) acquired their shares of Common Stock or Preferred Stock through a tax-qualified retirement plan or other tax-deferred accounts;

•	persons whose shares of Common Stock are qualified small business stock for purposes of Section 1202 of the Code;
•	persons whose shares of Common Stock are “Section 1244 stock” for purposes of Section 1244 of the Code;
•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•	persons who hold their shares of Common Stock or Preferred Stock as part of a hedge, appreciated financial position, straddle or conversion transaction;
•	persons who have acquired their shares of Common Stock or Preferred Stock in a transaction subject to gain rollover provisions of Section 1045 of the Code;
•	persons who have entered into a constructive sale of their Common Stock or Preferred Stock under the Code;
•	a controlled foreign corporation;
•	a passive foreign investment company; or
•	a U.S. expatriate.

This summary does not address any aspect of state, local or non-U.S. tax laws, any estate or gift tax considerations, the application of the alternative minimum tax or any U.S. federal non-income taxes (including, for example, the Medicare contribution tax on net investment income that may be imposed under the Code) or any other form of taxation that may be applicable to a stockholder. Furthermore, it generally does not address the tax consequences of transactions effectuated before, after, or at the same time as the Merger, whether or not they are in connection with the Merger. Finally, this summary does not address the tax considerations to holders of Company Equity Awards with respect to their Company Equity Awards. Accordingly, Company stockholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Merger, including the applicable federal, state, local, and non-U.S. tax laws.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Common Stock or Preferred Stock, the tax treatment of a partner of such partnership (or member of such other entity treated as a partnership) generally will depend on the status of the partner (or member) and the activities of the partner (or member) and the partnership (or such other entity treated as a partnership). A partner of a partnership (or member of such other entity treated as a partnership) holding Common Stock or Preferred Stock should consult the partner (or member)’s tax advisor regarding the U.S. federal income tax consequences of the Merger to such partner (or member).
U.S. Holders
For purposes of this summary, a “U.S. holder” is any beneficial owner of shares of Common Stock or Preferred Stock that is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States or someone treated as a U.S. citizen or resident for U.S. federal income tax purposes;
•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;
•
a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) or (ii) has a valid election in effect under applicable Code and U.S. Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.
The exchange of shares of Common Stock or Preferred Stock for cash in the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of Common Stock or Preferred Stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes, as described below under “—Backup Withholding and Information Reporting”) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. The amount, character, and timing of such gain or loss generally will be determined separately with respect to each block of stock owned by such U.S. holder. For purposes of the foregoing, a block of stock is generally composed of those shares of a particular class of stock of a company that were acquired at the same time and at the same price. Each U.S. holder should consult such U.S. Holder’s tax advisors regarding the manner in which any cash received pursuant to the Merger should be allocated among the U.S. Holder’s respective different blocks of Common Stock and/or Preferred Stock. Any capital gain or loss will be long-term capital gain or loss, provided that the U.S. holder’s holding period for such shares of Common Stock or Preferred Stock is more than 12 months at the Effective Time and otherwise should be short-term capital gain or loss. Long-term capital gains of non-corporate U.S. holders are generally subject to a reduced tax rate and short-term capital gains are generally subject to tax at ordinary income tax rates. There are limitations on the deductibility of capital losses.

Non-U.S. Holders
A “non-U.S. holder” is a beneficial owner of Common Stock or Preferred Stock that is not a U.S. holder or a partnership (or any other entity or arrangement that is treated as a partnership for U.S. federal income tax purposes). In such case, a non-U.S. holder whose shares of Common Stock or Preferred Stock are exchanged for cash in the Merger generally is not expected to be subject to U.S. federal income tax on any gain realized on such sale or exchange unless:
•
the gain, if any, on such shares is effectively connected with the non-U.S. holder’s trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States);

•
the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of Common Stock or Preferred Stock for cash pursuant to the Merger and certain other conditions are met; or

•
the non-U.S. holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the Common Stock and/or Preferred Stock on an as-converted to Common Stock basis at any time during the five-year period preceding the Merger and the Company is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the non-U.S. holder held Common Stock and/or Preferred Stock on an as-converted to Common Stock basis.

A non-U.S. holder described in the first bullet point immediately above will be subject to regular U.S. federal income tax on any gain realized as if the non-U.S. holder were a U.S. holder, subject to an applicable income tax treaty providing otherwise. If such non-U.S. holder is a corporation, it may also be subject to a branch profits tax equal to 30% (or a lower treaty rate) of its effectively connected earnings and profits for the taxable year, as adjusted for certain items. A non-U.S. holder described in the second bullet point immediately above will be subject to U.S. federal income tax at a rate of 30% (or a lower rate specified by an applicable income tax treaty between the United States and such non-U.S. holder’s country of residence) on any gain realized, which may be offset by U.S.-source capital losses, if any, provided that the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
We believe we are not and have not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.
Backup Withholding and Information Reporting
Backup withholding of tax (currently at the rate of 24%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the Merger Agreement, unless such U.S. holder provides a taxpayer identification number, certifies that such number is correct and it is not subject to backup withholding on IRS Form W-9, and otherwise complies with the backup withholding rules. Each of our U.S. holders that is a stockholder of record should complete and sign, under penalty of perjury, the Form W-9 included as part of the letter of transmittal and return it to the Exchange Agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Exchange Agent. A non-U.S. holder that is a stockholder of record and provides the Exchange Agent with the applicable Form W-8 providing certification of non-U.S. status (such as a Form W-8BEN, W-8BEN-E or another appropriate version of Form W-8) will generally establish an exemption from backup withholding. A U.S. holder that fails to provide its correct taxpayer identification number and the appropriate certifications, fail to establish an exemption as described above, or falsely certifies that it is not subject to backup withholding generally will be subject to backup withholding and may be subject to penalties imposed by the IRS.
Amounts withheld pursuant to the backup withholding rules are not an additional tax. Any amounts withheld from cash payments to a stockholder pursuant to the Merger under the backup withholding rules will generally be allowable as a refund or a credit against such stockholder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. If there is withholding on a payment to a U.S. holder and the withholding results in an overpayment of taxes, the affected U.S. holder should consult with such U.S. holder’s own tax advisor regarding whether and how any refund might be obtained with respect to the amounts so withheld.

The U.S. federal income tax consequences described above are for general information purposes only and are not intended to constitute a complete description of all tax consequences relating to the Merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder, the particular tax effects to the stockholder of the Merger in light of such stockholder’s particular circumstances and the application of state, local and foreign tax laws, if applicable.
Regulatory Approvals
Under the terms of the Merger Agreement, the Merger cannot be completed until, following the submission of required filings with the relevant governmental authorities, the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated, and neither Sanofi nor the Company shall have received a standard form letter from the FTC, in the form announced and disclosed by the FTC on August 3, 2021, for which the Parties shall not have been notified by the FTC that the underlying investigation has been closed or otherwise resolved.
On September 20, 2021, the Company and Sanofi filed notification of the proposed Merger with the FTC and DOJ under the HSR Act.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the Merger, including the requirement to divest assets, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied on a timely basis or at all.

THE MERGER AGREEMENT
This section describes the material terms of the Merger Agreement. The descriptions of the Merger Agreement in this section and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. You are encouraged to read the Merger Agreement carefully and in its entirety before making any decisions regarding the Merger, including approval of the Merger Proposal, as it is the legal document governing the Merger. This section is not intended to provide you with any factual information about the Company, Sanofi or Merger Sub. Such information can be found elsewhere in this proxy statement and in the public filings the Company makes with the SEC, as described under the heading “Where You Can Find More Information” beginning on page [85] of this proxy statement.
Explanatory Note Regarding the Merger Agreement
The following summary describes the material provisions of the Merger Agreement. The rights and obligations of the parties under the Merger Agreement are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement; and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Sanofi, Merger Sub and the Company in connection with negotiating the terms of the Merger Agreement. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to reports and documents filed with the SEC and in some cases were qualified by confidential matters disclosed to Sanofi and Merger Sub by the Company in connection with the Merger Agreement. In addition, the representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk between the Company, Sanofi and Merger Sub rather than to establish matters as facts, and may be subject to standards of materiality applicable to such parties that differ from those applicable to investors. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Sanofi or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the Agreement Date. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of the Company, Sanofi and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential Company disclosure letter to the Merger Agreement (the “Company Disclosure Letter”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions, and not to provide any other factual information regarding the Company, Sanofi, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this document and in our filings with the SEC regarding the Company and our business.
The Merger
Effects of the Merger; Certificate of Incorporation; Bylaws; Officers and Directors
Upon the terms and subject to the conditions of the Merger Agreement, at the Effective Time, Merger Sub will merge with and into the Company in accordance with the DGCL. The Company will be the Surviving Corporation in the Merger, will become a wholly owned indirect subsidiary of Sanofi and will continue to exist following the Merger. As a result of the Merger, the Company will cease to be a publicly traded company. In addition, the Common Stock will subsequently be delisted from NASDAQ and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC.
At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation will be amended and restated as provided in the Merger Agreement. The directors and officers of the Surviving Corporation will, from and after the Effective Time, be the individuals who are the directors and officers of the Merger Sub immediately prior to the Effective Time.

Closing and Effective Time
The closing of the Merger will take place no later than the second business day after the satisfaction or waiver of the conditions to closing of the Merger (described below under the caption “The Merger Agreement – Conditions to the Closing of the Merger”) (other than those conditions that by their terms are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing of the Merger) or such other time agreed to in writing by Sanofi and us. At the closing of the Merger, the Company will file a certificate of merger with the Secretary of State of the State of Delaware as provided under the DGCL. The Merger will become effective upon the filing of the certificate of merger or at such later time as is agreed by the parties to the Merger Agreement and specified in the certificate of merger.
Treatment of Common Stock and Preferred Stock
In the Merger, each outstanding share of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Shares) will be canceled and cease to exist and converted into the right to receive the Common Stock Merger Consideration, which is an amount in cash equal to $9.50, without interest thereon. At the Effective Time of the Merger, each share of Preferred Stock issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Shares) will be canceled and cease to exist and automatically convert into the right to receive the Preferred Stock Merger Consideration, which is an amount in cash in equal to the greater of (i) the Stated Liquidation Preference Amount (as defined in the Company’s Certificate of Designation dated July 26, 2016) plus any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date (as defined in the Certificate of Designation) through the closing date of the Merger and (ii) the amount that would be payable per share of Preferred Stock if such share of Preferred Stock had been converted to Common Stock immediately prior to the effective time of the Merger.
Treatment of Options, Company SARs and Company EARs
As a result of the Merger, the treatment of the Company’s equity awards that are outstanding immediately prior to the Effective Time will be as follows:
Company Options
As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Options, (i) all unvested Company Options which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Company Option shall be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive in consideration of the cancellation of such Company Option, the Company Option Merger Consideration, which is an amount in cash equal to: (A) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Option; multiplied by (B) the number of shares of Common Stock underlying such Company Option. If the exercise price per share of any Company Option is equal to or greater than the Common Stock Merger Consideration, such Company Option shall be canceled and terminated without any consideration in respect thereof. Sanofi shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding taxes, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).
Company SARs
As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company SARs, all unvested Company SARs which are outstanding as of immediately prior to the Effective Time will fully vest and become exercisable Company SARs, and each Company SAR that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such canceled Company SAR becoming entitled to receive, in consideration of the cancellation of such Company SAR, the Company SAR Merger Consideration, which is an amount in cash equal to (A) the excess, if any, of the Common Stock Merger Consideration over the exercise price of such Company SAR multiplied by (B) the number of shares of Common Stock subject to such Company SAR. If the exercise price of any Company SAR is equal to or greater than the Common Stock Merger Consideration, such Company SAR shall be canceled and terminated without any consideration in respect thereof. Sanofi will cause the Surviving Corporation to pay the Company SAR Merger Consideration, without interest thereon and subject to deduction for any required withholding taxes, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).
Company EARs
As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company EARs, all unvested Company EARs which are outstanding as of immediately prior to the Effective Time will fully vest, and each Company EAR that is outstanding immediately prior to the Effective Time will be canceled at the Effective Time, with the former holder of such Company EAR becoming entitled to receive, in consideration of the cancellation of such Company EAR, the Company EAR Merger Consideration, which is an amount in cash equal to (A) the excess, if any, of the Common Stock Merger Consideration over the base price of such Company EAR multiplied by (B) the number of shares of Common Stock subject to such Company EAR. If the base price per share of any Company EAR is equal to or greater than the Common Stock Merger Consideration, such Company EAR shall be canceled and terminated without any consideration in respect thereof. Sanofi shall cause the Surviving Corporation to pay the Company EAR Merger Consideration, without interest thereon and subject to deduction for any required withholding taxes, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than 20 business days after the Effective Time).
Termination of Company ESPP
Following the Agreement Date, (i) with respect to any outstanding Offering Period (as defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period and no new participants may participate in such Offering Period; (ii) no new Offering Period will commence under the Company ESPP on or after the Agreement Date; (iii) any Offering Period under the Company ESPP that does not end prior to the Effective Time will terminate and a Subscription Date (as such term is defined in the Company ESPP) will occur under the ESPP immediately prior to the Effective Time with respect to such Offering Period, in which case any shares of Company Common Stock purchased under the Offering Period will be treated the same as all other shares of Company Common Stock in the Merger; and (iv) immediately prior to the Effective Time, the Company ESPP will terminate.
Payment of Merger Consideration and Surrender of Stock Certificates
Prior to the Effective Time, Sanofi will appoint an agent reasonably acceptable to us (the “Exchange Agent”) to make payments of the Merger Consideration to stockholders. At or prior to the Effective Time, Sanofi shall provide or cause to be provided to the Exchange Agent cash sufficient to pay the aggregate Merger Consideration to stockholders (less any Merger Consideration in respect of any Excluded Shares and Preferred Stock).
Promptly following the Effective Time, the Exchange Agent will send to each holder of record of shares of Common Stock at the Effective Time, a letter of transmittal and instructions advising stockholders how to surrender stock certificates and book-entry shares in exchange for the Merger Consideration. Promptly following the Effective Time, Sanofi will pay each holder of Preferred Stock the Preferred Stock Merger Consideration payable in respect of their shares of Preferred Stock.
You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the Exchange Agent without a letter of transmittal.
Each holder of shares of Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (1) surrender to the Exchange Agent of the certificate representing such shares of Common Stock, together with a properly completed letter of transmittal or (2) receipt of an “agent’s message” by the Exchange Agent (or such other evidence of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of uncertificated shares, the Common Stock Merger Consideration in respect of the Common Stock represented by such certificate or uncertificated shares. The amount of any Common Stock Merger Consideration paid to the stockholders may be reduced by any applicable withholding taxes.
If any cash deposited with the Exchange Agent is not claimed within one year following the Effective Time, such cash will be returned to Sanofi, upon demand, and any holders of Common Stock who have not complied with the exchange procedures in the Merger Agreement will thereafter look only to Sanofi for payment of the Merger Consideration in respect of such shares without any interest thereon. Any cash deposited with the Exchange Agent that remains unclaimed immediately prior to the time at which such amounts would otherwise become property of a Governmental Authority will, to the extent permitted by applicable law, become the property of Sanofi free and clear of any claims or interest of any person previously entitled thereto.
If any stock certificate shall have been lost, stolen or destroyed, then before such stockholder will be entitled to receive the Merger Consideration, such stockholder will have to make an affidavit of that fact claiming such stock certificate to be lost, stolen or destroyed and, if required by Sanofi, deliver a written indemnity agreement in form and substance reasonably acceptable to Sanofi.
Appraisal Rights
Stockholders are entitled to appraisal rights under the DGCL in connection with the Merger. This means that you are entitled to have the fair value of your shares of Common Stock or Preferred Stock determined by the Delaware Court of Chancery and to receive payment based on that valuation in lieu of the Merger Consideration if you follow exactly the procedures specified under the DGCL. The ultimate amount you receive in an appraisal proceeding may be less than, equal to or more than the amount you would have received under the Merger Agreement.
To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the Merger Agreement and you must not vote (either in person or by proxy) in favor of the proposal to adopt the Merger Agreement. Your failure to follow exactly the procedures specified under the DGCL may result in the loss of your appraisal rights. See “Appraisal Rights” beginning on page [79] and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex B to this proxy statement. If you hold your shares of Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or other nominee to determine the appropriate procedures for the making of a demand for appraisal by your bank, brokerage firm or other nominee.
THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL, THE FULL TEXT OF WHICH IS ATTACHED TO THIS PROXY STATEMENT AS ANNEX B.
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company, Sanofi and Merger Sub.
Some of the representations and warranties in the Merger Agreement made by the Company are qualified as to “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement, “Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated by the Merger Agreement; provided, however, none of the following will be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following will be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect:
•	general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
•	conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and its subsidiaries operate;
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conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

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political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks, acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;

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(i) the failure of Sanofi or Merger Sub to comply with their respective obligations under the Merger Agreement, (ii) any actions taken by the Company or its subsidiaries to which Sanofi has requested or (iii) the Company taking any action expressly required by the Merger Agreement;

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any changes in applicable law (including laws, orders or directives promulgated in connection with COVID-19), accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;

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other than for purposes of the Company’s representations and warranties addressing the consequences of the execution, delivery and performance by the Company of the Merger Agreement, the announcement, pendency or completion of the Merger Agreement;

•	any natural hurricane, earthquake, flood, disaster, acts of God, pandemic (including COVID-19) or other force majeure events in the United States or any other country or region in the world;
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changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) will not be excluded);

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any regulatory, preclinical or clinical event, occurrence, circumstance, change, effect or development relating to any Company Product in pre-clinical or clinical research and development (including, for the avoidance of doubt, (i) any test or results or announcements thereof, (ii) increased incidence or severity of previously identified side effects, adverse effects, adverse events or safety observations or (iii) reports of new side effects, adverse effects, adverse events or safety observations); provided that this clause shall not apply to events, occurrences, circumstances, changes, effects or developments relating to the safety of belumosudil, which (subject to the other provisions of this definition) shall not be excluded; or

•	any matters disclosed in the Company Disclosure Letter;
except with respect to the first, second, third, fourth, and sixth items described in the above bullet points, to the extent such event, effect, occurrence, fact, circumstance, condition, or change disproportionately affects the Company relative to other participants in the industries or geographies in which the Company operates or the economy generally, as applicable.
In the Merger Agreement, the Company has made customary representations and warranties to Sanofi and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement and the Company Disclosure Letter. These representations and warranties relate to, among other things:
•	due organization, valid existence, good standing, and authority to conduct business with respect to the Company and its subsidiaries;
•	the capital structure of the Company, the ownership and capital structure of the Company’s subsidiaries and the ownership of equity interests;
•	the Company’s corporate power and authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;
•	the necessary vote of stockholders in connection with the Merger Agreement;
•	the necessary approval of the Board;
•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
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the absence of conflicts with, or violations of, organizational documents, laws, orders, or material contracts, in each case as a result of the Company’s execution, delivery and performance of the Merger Agreement;

•	the Company’s SEC filings and financial statements;
•	the absence of undisclosed liabilities;
•	the Company’s internal controls over financial reporting and disclosure controls and procedures;
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the conduct of the business of the Company and its subsidiaries in the ordinary course consistent with past practice and the absence of a Company Material Adverse Effect, in each case since December 31, 2021;

•	the absence of legal proceedings and orders;
•	the absence of broker’s or finder’s fees payable in connection with the transactions contemplated by the Merger Agreement;
•	employee benefit plans;
•	the Board’s receipt of the opinions of Cantor Fitzgerald and Moelis;
•	tax matters;
•	the Company’s compliance with laws and possession of governmental permits;
•	regulatory matters, including with respect to laws regarding pharmaceutical and health care products and services;
•	trademarks, patents, copyrights, licensing and other intellectual property matters;
•	labor and employment matters;
•	insurance matters;
•	material contracts;
•	real property owned, leased or subleased by the Company and its subsidiaries;
•	the inapplicability of anti-takeover statutes to the Merger;
•	environmental matters; and
•	good and valid title to all material assets.
In the Merger Agreement, Sanofi and Merger Sub have made customary representations and warranties to the Company that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. These representations and warranties relate to, among other things:
•	due organization, good standing and authority to conduct business with respect to Sanofi and Merger Sub;
•	Sanofi’s and Merger Sub’s corporate authority to enter into and perform the Merger Agreement, and the enforceability of the Merger Agreement;
•	required consents, approvals and regulatory filings in connection with the Merger Agreement and performance thereof;
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the absence of conflicts with, or violations of, organizational documents, laws, orders, or material contracts, in each case as a result of Sanofi’s and Merger Sub’s execution, delivery and performance of the Merger Agreement;

•	the absence of litigation challenging the Merger;
•	ownership of Common Stock of the Company by Sanofi and Merger Sub;
•	the absence of broker’s or finder’s fees payable in connection with the transactions contemplated by the Merger Agreement;
•	the activities of the Merger Sub;
•	the accuracy of certain information supplied by Sanofi and Merger Sub for use herein;
•	the sufficiency of funds of Sanofi at the closing of the Merger Agreement necessary to pay all amounts due in connection therewith, including the Merger Consideration; and
•	the absence of certain related party contracts.
The representations and warranties contained in the Merger Agreement will not survive the consummation of the Merger.

Conduct of Business Prior to Effective Time
The Merger Agreement provides that, except (1) as expressly contemplated, required or expressly permitted by the Merger Agreement; (2) as required by applicable law; (3) as disclosed in the Company Disclosure Letter; (4) as approved by Sanofi in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (5) for any actions taken reasonably and in good faith in response to COVID-19, during the period of time between the Agreement Date and the Effective Time, the Company will and will cause each of its subsidiaries to:
•	ensure that they conduct their respective businesses in the ordinary course in all material respects and in compliance in all material respects with all applicable laws;
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use commercially reasonable efforts to preserve intact their respective current business organizations, keep available the services of their respective current officers and employees and maintain their respective relations and goodwill with material customers, suppliers, landlords, governmental authorities, and other persons having material business relationships with the Company or its subsidiaries; and

•	keep in full force and effect all appropriate insurance policies covering all material assets of the Company.
In addition, the Company has also agreed that, except as (1) expressly contemplated, required or permitted by the Merger Agreement; (2) as required by applicable law; (3) disclosed in the Disclosure Letter; (4) approved by Sanofi in writing (which approval will not be unreasonably withheld, conditioned or delayed); or (5) for actions taken reasonably and in good faith in response to COVID-19 during the period of time between the Agreement Date and the Effective Time, the Company will not, and will cause each of its subsidiaries not to, among other things:
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(i) establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned subsidiary of Company or another direct or indirect wholly owned subsidiary of the Company or deemed dividends paid by Company to holders of shares of Convertible Preferred Stock), (ii) adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any of the Company’s or its subsidiaries’ securities, or (iii) acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (A) the withholding or retirement of shares of Common Stock to satisfy tax obligations with respect to equity awards and (B) the acquisition of shares of Common Stock in connection with the surrender of shares by record holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof;

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sell, issue, grant or authorize the sale, issuance, or grant of any equity interests of the Company, except for (i) shares of Common Stock pursuant to the exercise or settlement of Company Equity Awards under the Stock Plans outstanding on the Agreement Date; (ii) shares issued in connection with the conversion of the Convertible Notes or Preferred Stock and (iii) shares issued in connection with exercise of Warrants;

•	except as otherwise contemplated by the Merger Agreement, amend or otherwise modify any of the terms of any outstanding Company Options, Company SARs or Company EARs;
•	amend the organizational documents of the Company or any of its subsidiaries;
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acquire, by means of a merger, consolidation, recapitalization, or otherwise, any equity interests or any assets (with certain exceptions) of another entity or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares, reorganization of the Company or similar transaction;

•	form any subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;
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make or authorize any capital expenditures, other than any capital expenditure that (i) is provided in the Company’s capital expense budget, or (ii) in an amount, in the aggregate, not to exceed $500,000;

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(i) amend or modify, waive any right, terminate, replace or release, settle or compromise any material claim, liability or obligation under Company Material Contracts and real property leases of the Company, or (ii) enter into any real property lease or contract which if entered into prior to Agreement Date would have been a Company Material Contract;

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sell, assign, transfer, or otherwise dispose of, lease or license or grant any right to, assets or property material to the Company and its subsidiaries, except dispositions of inventory in the ordinary course of business;

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sell, lease, sublease, license, sublicense, assign, or otherwise grant rights under any intellectual property of the Company (except for non-exclusive licenses granted in the ordinary course of business) or transfer, cancel, abandon, or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any material intellectual property (other than non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice);

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lend money, make advances, capital contributions, or investments (other than (i) advances to employees of the Company for travel and other business related expenses in the ordinary course of business, or (ii) loans, advances, capital contributions or investments to or in a direct or indirect wholly owned subsidiary of the Company), guarantee certain types of indebtedness, or incur certain types of indebtedness;

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except as required pursuant to the terms of any compensation or benefit plan, program or agreement of the Company or any of its subsidiaries (collectively, the “Company Plans”) in effect as of the Agreement Date or applicable law, (i) establish, adopt, enter into or amend in any respect any Company Plan or collective bargaining agreement, other than entry into offer letters or other employment contracts with new hires permitted by subsection (v) hereof in the ordinary course of business consistent with past practice; (ii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Plan; (iii) grant any increase in compensation, bonuses or other benefits of any current or former director, officer, employee, independent contractor or other service provider of the Company; (iv) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan; (v) hire, terminate (other than for cause) or layoff any employee with an annual base salary in excess of $150,000;

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enter into or amend any change-of-control, retention, employment, severance, consulting or other material agreement with any current or former directors, officers, employees, independent contractors or other service providers of the Company with an annual base salary in excess of $150,000;

•	other than as required by changes to GAAP or SEC rules and regulations, change the Company’s financial accounting methods or practices in any material respect;
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(i) make, change or rescind any material tax election; (ii) settle or compromise any material tax claim; (iii) change (or request to change) any material method of accounting for tax purposes; (iv) file any material amended tax return; (v) waive or extend any statute of limitation in respect of a period within which an assessment or reassessment material taxes may be issued (other than such extension that arises solely as a result of an extension of time to file a tax return obtained in the ordinary course of business); (vi) surrender any claim for a refund of taxes; or (vii) enter into any “closing agreement” as described in Section 7121 of the code (or any corresponding or similar provision of state, local, or non-U.S. tax legal requirements) with any Governmental Authority;

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commence any legal proceeding, except with respect to (i) routine matters in the ordinary course of business; (ii) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business, provided, that the Company consults with Sanofi and considers in good faith the views and comments of Sanofi with respect to any such legal proceeding prior to commencement thereof); or (iii) in connection with a breach of the Merger Agreement or any other agreements contemplated thereby;

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settle, release, waive or compromise any legal proceeding or other claim (or threatened legal proceeding or other claim), other than any legal proceeding relating to a breach of the Merger Agreement or any other agreements contemplated thereby and (i) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $500,000 in the aggregate; (ii) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (i) are not more than $500,000 in the aggregate; or (iii) that results solely in a monetary obligation involving payment by the Company of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such legal proceedings or claim on the Company’s balance sheet as of December 31, 2020;
•	enter into any collective bargaining agreement (except to the extent required by applicable law);
•	adopt or implement any stockholder rights plan or similar arrangement;
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enter into any Contract reasonably expected to cause the Company to abandon, terminate, delay, fail to consummate, materially impede or interfere with the transactions contemplated by the Merger Agreement; or

•	authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.
No Solicitation or Negotiation of Takeover Proposals
From the Agreement Date until the earlier to occur of the termination of the Merger Agreement and the Effective Time, the Company has agreed not to, and to cause its subsidiaries and its and their respective directors and officers, and to direct other representatives not to:
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initiate, solicit or knowingly encourage or knowingly facilitate any inquiry or the making of any proposal or offer that constitutes or would be reasonably expected to lead to an Acquisition Proposal (as defined below) (other than discussions solely to inform any person of the provisions contained in the Merger Agreement relating to Acquisition Proposals);

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engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any person relating to an Acquisition Proposal, informing such person of the provisions contained in the Merger Agreement relating to Acquisition Proposals) or negotiations regarding, or provide any non-public information or data to any person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;

•	otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or
•	except as permitted by a Company Board Recommendation Change (as defined below), approve, endorse, recommend, or execute or enter into any Alternative Acquisition Agreement.
Exceptions
Notwithstanding the restriction described above, at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, the Company and its representatives may (i) provide information in response to a request therefor by a person who makes an unsolicited Acquisition Proposal if the Company did not violate the restrictions set forth above in any material respect in respect of such person and following the Agreement Date if (x) such Acquisition Proposal did not result from a violation of the restriction described above in any material respects, provided that the Company will substantially concurrently provide to Sanofi any nonpublic information concerning the Company that is provided to any such person given access which was not previously provided to Sanofi or its representatives, (y) prior to providing such information, the Company receives from such person an executed confidentiality agreement on terms that, taken as a whole, are no less favorable in the aggregate to the other party than those contained in the confidentiality agreement previously executed by the Company and Sanofi (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal and that does not prohibit the Company from providing any information to Sanofi or otherwise prohibit the Company from complying with its obligations under the Merger Agreement) and (z) the Company promptly (and in any event within 24 hours thereafter) makes available to Sanofi any non-public information concerning the Company or its subsidiaries that the Company provides to any such person that was not previously made available to Sanofi; (ii) engage or participate in any discussions or negotiations with any person who has made such an Acquisition Proposal; or (iii) authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only if, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Board of Directors determines in good faith (after consultation with the Company’s outside legal and financial advisors) that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) prior to taking any action described in clause (i) or (ii) above, the Board of Directors has determined in good faith based on information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) in the case referred to in clause (iii) above, the Board of Directors determines in good faith that such Acquisition Proposal is a Superior Proposal.
For purposes of this proxy statement and the Merger Agreement:
•
“Acquisition Proposal” means any bona fide written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Sanofi, Merger Sub or one of Sanofi’s other subsidiaries).

•	“Acquisition Transaction” means any transaction or series of related transactions (other than the Merger and the other transactions contemplated by the Merger Agreement) involving:
•
any acquisition or purchase by any third party, directly or indirectly, of more than 15% of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any third party beneficially owning more than 15% of any class of outstanding voting or equity securities of the Company;

•
any merger, consolidation, share exchange, business combination, equity investment, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any third party; or

•
any, sale, lease, exchange, transfer or other disposition to any Person of more than 15% of the consolidated assets, revenue or net income of the Company and its subsidiaries (with assets being measured by the fair market value thereof).

•	“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” shall be references to “50%.”
•
“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a third party owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Common Stock or (b) more than 50% of the assets of the Company and its subsidiaries, taken as a whole, in either case, which the Board of Directors determines in good faith: (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination any changes to the terms of the Merger Agreement offered by Sanofi in response to such Acquisition Proposal.

No Change in Recommendation or Alternative Acquisition Agreement
As described above, and subject to the provisions described below, the Board of Directors has made the recommendation that the holders of shares of Common Stock and Preferred Stock vote “FOR” the Merger Proposal.
Prior to the adoption of the Merger Agreement by stockholders, the Board of Directors may not (with any action described in the following bullets being referred to as a “Company Board Recommendation Change”):
•
fail to make, withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Sanofi or Merger Sub, the Board of Directors’ recommendation with respect to the Merger;

•	approve, adopt or recommend, publicly or otherwise, an Acquisition Proposal;
•	fail to include the Board of Directors’ recommendation with respect to the Merger in this proxy statement;
•
fail to recommend in a solicitation/recommendation statement on Schedule 14D-9 against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D under the Exchange Act (other than any tender offer or exchange offer by Sanofi or Merger Sub) within 10 business days after the commencement of such tender offer or exchange offer;

•
in the event that an Acquisition Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm its recommendation with respect to the Merger Agreement within five business days after Sanofi so requests in writing.

In addition, the Board of Directors may not cause or permit the Company or any of its subsidiaries to enter into an Alternative Acquisition Agreement or any contract (other than certain acceptable confidentiality agreements) relating to any Acquisition Proposal.
Fiduciary Exception
Notwithstanding the foregoing, prior to the adoption of the Merger Agreement by the stockholders of the Company:
•
the Board of Directors may make a Company Board Recommendation Change (1) if the Company receives a bona fide unsolicited Acquisition Proposal after the Agreement Date that did not result from a violation of the restriction against soliciting Acquisition Proposals described above and the Board of Directors determines in good faith (after consultation with outside legal and financial advisors) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal or (2) other than in connection with an Acquisition Proposal, in response to an event, development or change in circumstances that materially affects the business, assets or operations of the Company (and does not result primarily from a breach of the Merger Agreement by the Company) and that was neither known to the Board of Directors nor reasonably foreseeable as of or prior to the date of the Merger Agreement, which event, occurrence, fact or change becomes known to the Board of Directors prior to the adoption of the Merger Agreement by the Company’s stockholders, and, in each case of (1) and (2), only if the Board of Directors determines in good faith that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law; and

•
if the Board is permitted to make a Company Board Recommendation Change pursuant to clause (1) of the preceding bullet, the Company may also terminate the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal;

provided, however, that neither the Board of Directors nor the Company will take any such action unless:
•	the Company shall have complied in all material respects with its obligations under the foregoing two bullets;
•
the Company shall have provided prior written notice to Sanofi at least 96 hours in advance to the effect that the Board of Directors intends to take any such action (which notice will include in reasonable detail the circumstances giving rise to such proposed action);

•
the Company shall have during such 96 hour period negotiated with Sanofi in good faith (to the extent that Sanofi desires to so negotiate) to make modifications to the terms and conditions of the Merger Agreement so that (A) the failure to take any such action would no longer be inconsistent with the directors’ fiduciary duties under applicable law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company will be required to deliver a new notice to Sanofi with respect to such revised Superior Proposal (except that the notice period in respect of such revised Superior Proposal will be two business days);

•
at or following the end of such notice period described above, the Board of Directors shall have determined in good faith based on the information then available that (A) failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, in each case taking into account any revisions to the Merger Agreement made or proposed in writing by Sanofi prior to the time of such determination; and

•
in the event of a termination of the Merger Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated the Merger Agreement in accordance with its terms and shall have paid Sanofi the termination fee described in the section captioned “Termination Fees and Expenses” below.

Certain Permitted Disclosure
Nothing in the Merger Agreement will be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal securities laws with regard to an Acquisition Proposal, except that the Company must nevertheless comply with its obligations under the Merger Agreement with respect to resolving to make or making a Company Board Recommendation Change.
Existing Discussions
The Company was required under the terms of the Merger Agreement to (and direct its subsidiaries to) immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted prior to the Agreement Date with respect to any Acquisition Proposal, to immediately cease providing any further information to any such person and to promptly terminate all access granted to any physical or electronic data room to any such person.
Company Stockholders Meeting
The Company must use its reasonable best efforts to take, in accordance with applicable law and its certificate of incorporation and bylaws, all action necessary to convene a meeting of holders of the Common Stock (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of the Merger Agreement to consider and vote upon the adoption of the Merger Agreement.
Proxy Statement
The Company must prepare and file with the SEC, as promptly as practicable after the Agreement Date, this proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to the Company’s ability to make a Company Board Recommendation Change as described above, will include the Company Board Recommendation in the Proxy Statement. Each of Sanofi and the Company are required provide the other with information as may be reasonably necessary or advisable in connection with this Proxy Statement.
Efforts to Complete the Merger; Regulatory Approvals
The Company and Sanofi agreed to cooperate with each other and use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under the Merger Agreement and applicable laws, including antitrust laws, to consummate and make effective the Merger as soon as practicable, including preparing and filing as promptly as practicable (and in any event making appropriate filings pursuant to the HSR Act within 10 business days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any governmental authority in order to consummate the Merger and the transactions contemplated by the Merger Agreement and executing and delivering any additional instruments necessary to consummate the Merger and other transactions contemplated by the Merger Agreement and to fully carry out the purposes of the Merger Agreement.
The Company and Sanofi have each agreed to take or cause to be taken the following actions: (1) the provision to each and every federal, state, local or foreign court or governmental authority of non-privileged information and documents requested by any governmental authority or to permit consummation of the transactions contemplated by the Merger Agreement, as promptly as practicable and advisable, and (2) the use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the transactions contemplated by the Merger Agreement, as promptly as practicable and advisable. Such actions shall include, if necessary, the proffer and agreement by Sanofi of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal or holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its subsidiaries or affiliates if such actions should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or law, in each case that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Merger Agreement by any government antitrust entity (it being understood that no such action will be binding on the Company or any of its subsidiaries or affiliates unless it is contingent upon the occurrence of the closing of the Merger), provided that none of the Company, Sanofi or any of their respective affiliates shall be required to (1) take, or agree to take any such actions unless all actions collectively would not be material to the business, operations, condition (financial or otherwise) or results of operations of the Company and its subsidiaries, taken as a whole, (2) take any such action with respect to Sanofi, its affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (3) defend through litigation on the merits of any claim asserted in any court, agency or other proceeding by any person, including, any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions.
Convertible Notes
The Company shall timely provide any notices, announcements, supplemental indentures, certificates or legal opinions to be provided in connection with the Merger pursuant to the terms of the indenture relating to the Convertible Notes on or prior to the Effective Time and shall reasonably cooperate with Sanofi in connection with any tender offer, conversion or other repayment of the Convertible Notes pursuant to the Indenture.
Prior to the Effective Time, the Company will, at Sanofi’s request, use commercially reasonable efforts to cooperate with Sanofi so that the capped call transactions relating to the Company’s Convertible Notes are terminated at or as promptly as practicable following the Effective Time. The Company will not, without Sanofi’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), (x) make amendments, modifications or other changes to the terms of the documentation relating to such capped call transactions, (y) exercise any right it may have to terminate, or cause the early settlement of, any of such capped call transactions or (z) enter into any discussions, negotiations, or agreements with the counterparties to such capped call transactions with respect to any of the foregoing.
Indemnification and Insurance
The Merger Agreement provides that the Surviving Corporation and its subsidiaries will honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and its subsidiaries and the current or former directors and/or officers of the Company or any of the Company’s subsidiaries (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, in each case as provided in the Company’s or its subsidiaries’ certificate of incorporation or bylaws or other similar organizational documents and any indemnification agreement between any Indemnified Person and the Company or any of its subsidiaries (in each case, as in effect on the Agreement Date). In addition, during the six-year period commencing at the Effective Time, the Surviving Corporation and its subsidiaries will (and Sanofi will cause the Surviving Corporation and its subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts or omissions prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company’s or its subsidiaries’ certificate of incorporation or bylaws or other similar organizational documents as of the Agreement Date, as applicable, and such provisions will not be repealed, amended or otherwise modified (whether by operation of law or otherwise) in any manner except as required by applicable law.
In addition, the Merger Agreement provides that, during the six-year period commencing at the Effective Time, the Surviving Corporation will (and Sanofi must cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person, from and against any costs, fees and expenses (including, to the extent applicable, a duty to advance reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, arising, directly or indirectly, out of or pertaining, directly or indirectly, to (1) any action or omission, or alleged action or omission, in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or the Company’s subsidiaries or other affiliates that occurred prior to or at the Effective Time; and (2) any of the transactions contemplated by the Merger Agreement; provided, however that if, at any time during the six-year period commencing at the Effective Time, any Indemnified Person delivers to Sanofi a written notice asserting a claim for indemnification or advancement as described above, then the claims asserted in such notice will survive the sixth anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay all and/or advance reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.
In addition, without limiting the foregoing, the Merger Agreement requires that prior to the Effective Time, the Company shall purchase a six-year “tail” prepaid policy on the Company’s current directors’ and officers’ liability insurance; provided, that the Company shall not be permitted to expend, on such “tail” policy, an annual premium amount in excess of 300% of the annual premium currently paid by the Company for its existing directors and officers liability insurance; provided, further, that, if the amount necessary to procure such “tail” policy exceeds such maximum amount, the Company shall procure as much coverage as may be obtained for such maximum amount. The Surviving Corporation shall (and Sanofi shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.
Employee Benefits
From the Effective Time until the first anniversary of the closing of the Merger, Sanofi has agreed to the following with respect to each employee of the Company and its subsidiaries who continues in the employ of Sanofi (each a “Covered Employee”):
•
provide compensation (such term to include salary (or base wages, as the case may be), annual cash bonus opportunities, commissions and severance) that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time and benefits (including the costs thereof to participants in employee benefit plans of the Company) that are, in the aggregate no less favorable to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time;

•
for Covered Employees who become eligible to participate in any employee benefit plan, program, policy or arrangement of Sanofi, the Surviving Corporation or any of their respective subsidiaries (collectively, “Sanofi Benefit Plans”) during the calendar year including the Effective Time: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Sanofi Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation was waived or satisfied under the Company Plan the Covered Employee participated in immediately prior to coverage under the Sanofi Benefit Plan; and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Sanofi Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Plan the Covered Employee participated in immediately prior to coverage under the Sanofi Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the employee benefit plan of Sanofi;

•
recognize the service of each Covered Employee prior to the Effective Time for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan or retiree medical benefits) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time.

However, in no event will any provision of the Merger Agreement result in any duplication of benefits for the same period of service.
In the event that the Company’s 401(k) Plan is terminated pursuant to Sanofi’s request, Covered Employees shall be eligible to participate in a 401(k) plan maintained by Sanofi or the Surviving Corporation.
However, nothing in the Merger Agreement will (i) be construed to limit the right of Sanofi, the Company, or any of the Company’s subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Sanofi, the Company, or any of its subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular person for any fixed period of time following the Effective Time; or (iv) create any third-party beneficiary rights or obligations in any person (including any Covered Employee).
Other Covenants and Agreements
The Merger Agreement contains certain other covenants and agreements, including covenants related to:
•
the Company affording Sanofi reasonable access during normal business hours to the Company’s and its subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, Contracts and other documents and information relating to the Company and its subsidiaries and with such additional financial, operating and other data and information regarding the Company and its subsidiaries, as Sanofi or third parties providing financing may reasonably request;

•	cooperation between the parties to de-list the Company’s securities from NASDAQ and de-register the Company’s securities under the Exchange Act as promptly as practicable after the Effective Time;
•	cooperation between the parties in connection with public announcements;
•
the Company (1) providing Sanofi with notice of any legal proceedings arising from or otherwise relating to the Merger, (2) providing Sanofi with the opportunity to participate in (but not control) the defense of any such legal proceedings, and (3) consulting with Sanofi with respect to the settlement or prosecution of any such legal proceedings, subject to certain conditions;

•
causing any dispositions of Common Stock and Company Options resulting from the Merger by each individual who is or may become subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 of the Exchange Act;

•
the Company preparing all filings, making all payments and taking any similar actions that must be made, paid or taken within 30 days following the Effective Time for the purposes of obtaining, maintaining, perfecting, extending or renewing any Company intellectual property registrations;

•	Sanofi causing the sole stockholder of Merger Sub to adopt the Merger Agreement and approve the transactions contemplated by the Merger Agreement by written consent; and
•
each of Sanofi and Company promptly notifying the other party upon receiving knowledge of (1) any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by the Merger Agreement or (2) any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to failure of a condition precedent in the Merger Agreement.

Conditions to Completion of the Merger
The obligations of each of the Company, Sanofi and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver, of the following conditions:
•	the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the outstanding shares of Common Stock and Preferred Stock entitled to vote thereon;
•
the waiting periods (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act and any other applicable antitrust laws shall have expired or have been terminated, and neither Sanofi nor the Company shall have received a standard form letter from the FTC, in the form announced and disclosed by the FTC on August 3, 2021, for which the Parties shall not have been notified by the FTC that the underlying investigation has been closed or otherwise resolved (as further detailed in the section captioned “The Merger—Regulatory Approvals” above); and

•
the absence of any law, regulation or order that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.

The obligations of Sanofi and Merger Sub to effect the Merger are subject to the satisfaction, or waiver, of the following additional conditions:
•
the Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by the Merger Agreement to be performed and complied with by the Company at or prior to the closing date;

•
the representations and warranties of the Company relating to the Company’s capitalization shall be true and correct as of the Agreement Date and as of the closing date with the same force and effect as if made as of such date, except (1) for any de minimis inaccuracies and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any de minimis inaccuracies);

•
the representations and warranties of the Company relating to the Company’s organization, authorization, and the absence of broker’s or finder’s fees and certain intellectual property matters being true and correct as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date);

•
the other representations and warranties of the Company set forth in the Merger Agreement (other than those described in the two bullets above) shall be true and correct as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect);

•	there shall not have occurred or arisen any Company Material Adverse Effect that is continuing; and
•
the receipt by Sanofi and Merger Sub of a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying that the conditions described in the preceding five bullets have been satisfied

In addition, the obligations of the Company to effect the Merger are subject to the satisfaction or waiver of the following additional conditions:
•
Sanofi and Merger Sub shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by the Merger Agreement to be performed or complied with by each of them at or prior to the closing date;

•
the representations and warranties of Sanofi and Merger relating to Sanofi’s and Merger Sub’s organization and authorization being true and correct in all material respects as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date);

•
the representations and warranties of Sanofi and Merger Sub set forth in the Merger Agreement (other than those described in the bullet above) shall be true and correct as of the Agreement Date and as of the closing date with the same force and effect as if made on and as of such date (disregarding all materiality qualifications (but not dollar thresholds) contained in such representations and warranties), except (1) for any failure to be so true and correct which has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Sub or Sanofi to consummate the transactions contemplated by the Merger Agreement and (2) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Sanofi or Merger Sub to consummate the transactions contemplated by the Merger Agreement; and
•
the receipt by the Company of a certificate, signed for and on behalf of Sanofi and Merger Sub by an executive officer of each of Sanofi and Merger Sub, certifying that the conditions described in the preceding three bullets have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by the Company’s stockholders, only as follows:
•	by mutual written agreement of Sanofi and the Company; or
•	by either Sanofi or the Company if:
•
the Effective Time shall not have occurred on or before the Termination Date; provided, however, that this right to terminate the Merger Agreement will not be available to any party whose failure to perform or comply with any obligation under the Merger Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date (an “Outside Date Termination”);

•
the Stockholders Meeting shall have been held and the Company’s stockholders shall have failed to adopt the Merger Agreement at such meeting or at any adjournment or postponement of such meeting (a “Stockholder No-Vote Termination”); or

•	any law, regulation or order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger becomes final and non-appealable; or
•	by the Company:
•
in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of Sanofi or Merger Sub or (ii) that any of the representations and warranties of Sanofi and Merger Sub set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that if the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured by Sanofi or Merger Sub prior to the Termination Date, the Company shall not be permitted to terminate the Merger Agreement under this provision until 30 days after delivery of written notice from the Company to Sanofi of such breach or inaccuracy and then, only if such breach remains uncured within such 30-day period; or

•
at any time prior to the adoption of the Merger Agreement by the Company’s stockholders, if the Board of Directors authorizes the Company to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company pays Sanofi the termination fee described in the section captioned “Termination Fees and Expenses” below (a “Superior Proposal Company Termination”); or

•	by Sanofi:
•
in the event (i) of a breach of any covenant or agreement set forth in the Merger Agreement on the part of the Company or (ii) that any of the representations and warranties of the Company set forth in the Merger Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the related condition to the obligation of the Company to close would not be satisfied, except if such breach or inaccuracy is capable of being cured the Company prior to the Termination Date, Sanofi shall not be permitted to terminate the Merger Agreement under this provision until 30 days after delivery of written notice from Sanofi to the Company of such breach or inaccuracy and then, only if such breach remains uncured within such 30-day period; or

•	in the event that, prior to adoption of the Merger Agreement by the Company’s stockholders, a Company Board Recommendation Change shall have occurred (a “Change of Recommendation Termination”).

Termination Fees and Expenses
The Company must pay Sanofi a termination fee of $60.125 million if any of the following events occur:
•
(i) either party effects a Stockholder No-Vote Termination; (ii) following the Agreement Date and prior to the time at which a vote is taken at the Stockholders Meeting (or any adjournment or postponement thereof), an offer or proposal for a Competing Acquisition Transaction is publicly announced or becomes publicly known and is not publicly withdrawn prior to the Stockholders Meeting, and (iii) within 12 months following the termination of the Merger Agreement, such Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction;

•
(i) either party effects an Outside Date Termination or Sanofi terminates because the Company has breached its non-solicitation obligations under the Merger Agreement; (ii) any person publicly discloses an offer or proposal for a Competing Acquisition Proposal following the Agreement Date and such offer or proposal is not publicly withdrawn at least two business days prior to Termination Date, if the Merger Agreement is terminated at the Termination Date, or such breach, if the Merger Agreement is terminated for breach of the Company’s obligation not to solicit Acquisition Proposals; (iii) within 12 months following termination of the Merger Agreement, such Competing Acquisition Transaction is consummated or Company enters into an Alternative Acquisition Agreement with respect thereto;

•	the Company effects a Superior Proposal Company Termination; or
•	Sanofi effects a Change of Recommendation Termination.
Modification or Amendment
Subject to applicable law, the Merger Agreement may be amended by the parties only by execution of an instrument in writing signed on behalf of each of Sanofi, Merger Sub and the Company. However, after adoption of the Merger Agreement by stockholders, no amendment to the Merger Agreement that requires the further approval of such stockholders shall be made without such further approval.
Specific Performance
The parties to the Merger Agreement will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.
No Third Party Beneficiaries
The Merger Agreement is not intended to and does not confer any rights or remedies upon any person other than the parties thereto and their respective successors and permitted assigns, except for:
•	the indemnification and insurance rights of the Indemnified Persons described in the section captioned “Indemnification and Insurance” above; and
•	from and after the Effective Time, the right of the holders of Common Stock to receive the Merger Consideration payable in accordance with the Merger Agreement.
Governing Law
The Merger Agreement is governed by Delaware law.

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to adopt the Merger Agreement and approve the Merger contemplated by the Merger Agreement.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections captioned “The Merger” beginning on page [23] of this proxy statement and “The Merger Agreement” beginning on page [56] of this proxy statement. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote of a majority of the outstanding shares of Common Stock and Preferred Stock (voting on an as-converted basis with the holders of Common Stock) voting in favor of the Merger Proposal. If you abstain from voting, fail to cast your vote, in person or by proxy, or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.
The Board of Directors recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING
We are asking you to approve a proposal to adjourn the Special Meeting to a later date or dates if necessary and for a minimum period of time reasonable under the circumstances, to ensure that any necessary supplement or amendment to this proxy statement is provided to Company stockholders a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting. If stockholders approve the adjournment proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to provide Company stockholders with time to review any supplement or amendment to this proxy statement, or to solicit additional proxies if there are insufficient votes to adopt the Merger Proposal at the time of the Special Meeting, including proxies from stockholders that have previously returned properly executed proxies voting against adoption of the Merger Proposal. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against adoption of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Special Meeting without a vote on the adoption of the Merger Proposal and seek to convince the holders of those shares to change their votes to votes in favor of adoption of the Merger Proposal. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Special Meeting.
The Board of Directors recommends that you vote “FOR” this proposal.

MARKET PRICE OF COMMON STOCK
The Common Stock is listed for trading on NASDAQ under the symbol “KDMN.” The closing price of the Common Stock on NASDAQ on September 7, 2021, the last trading day prior to the public announcement of the execution of the Merger Agreement, was $5.30 per share of Common Stock, each share of which is entitled to one vote. On [•], 2021, the most recent practicable date before this proxy statement was mailed to our stockholders, the closing price for the Common Stock on NASDAQ was $[•] per share of Common Stock. You are encouraged to obtain current market quotations for the Common Stock in connection with voting your shares of Common Stock.
At the close of business on [•], 2021, [•] shares of Common Stock were issued and outstanding, held by approximately [•] holders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding the beneficial ownership of Common Stock as of September 17, 2021 (unless otherwise noted) for:
•	each of our directors;
•	each of our named executive officers;
•	each person who is known by us to beneficially own more than five percent (5%) of the outstanding shares of Common Stock; and
•	all of our directors and executive officers as a group.
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes shares as to which a person has sole or shared voting or investment power and also includes any shares which a person has the right to acquire within 60 days after September 17, 2021 through the vesting and/or exercise of any equity award or other right. Except as otherwise indicated, the named persons below have sole voting and investment power with respect to beneficially owned shares or shares such voting and investment power with his or her spouse. The number of shares shown does not include the interest of certain persons in shares held by certain family members in their own right. The inclusion of any such shares, however, does not constitute an admission that the named person is a direct or indirect beneficial owner of such shares for other purposes.
The percentages of shares outstanding provided in the table are based on 176,238,740 shares of Common Stock outstanding as of September 17, 2021. Shares issuable upon the exercise of options that are exercisable within 60 days after September 17, 2021 are considered outstanding for the purpose of calculating the percentage of outstanding shares of Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.
	Common Stock Beneficially Owned
Beneficial Owner	Number of Shares Owned(1)	Total as a Percentage of Shares Outstanding
Directors and Named Executive Officers(2)
Eugene Bauer, M.D.(3)	257,136	*
David E. Cohen, M.D.(4)	228,324	*
Arthur Kirsch(5)	257,770	*
Tasos Konidaris(6)	302,040	*
Nancy Miller-Rich(7)	36,364	*
Cynthia Schwalm(8)	254,324	*
Steven Meehan(9)	508,243	*
Gregory S. Moss(10)	658,237	*
John Ryan, M.D., Ph.D(11)	356,412	*
Harlan W. Waksal, M.D.(12)	4,392,493	2.43%
All directors and executive officers as a group (10) persons	7,214,979	3.94%
Other 5% Stockholders
BlackRock, Inc.(12)	15,934,310	9.04%
The Vanguard Group(13)	8,923,249	5.06%
Perceptive Advisors LLC(14)	16,240,747	9.19%
State Street Corporation(15)	10,611,937	6.02%
Avidity Partners Management LP(16)	9,924,600	5.27%
Point72 Asset Management, L.P.(17)	10,511,600	5.96%
Magnetar Financial LLC(18)	9,871,249	5.60%
*	Less than 1%.
(1)	Includes shares issuable upon the exercise of currently outstanding Company Options, as well as those Company Options that will be exercisable within 60 days after September 17, 2021.

(2)	The applicable address for all directors and named executive officers is c/o Kadmon Holdings, Inc., 450 East 29th Street, New York, NY 10016.
(3)	Consists of (i) 6,716 shares of Common Stock and (ii) 250,420 shares of Common Stock issuable upon the exercise of Company Options exercisable within 60 days of September 17, 2021.
(4)	Consists of 228,324 shares of Common Stock issuable upon the exercise of Company Options exercisable within 60 days of September 17, 2021.
(5)	Consists of (i) 30,000 shares of Common Stock and (ii) 227,770 shares of Common Stock issuable upon the exercise of Company Options exercisable within 60 days of September 17, 2021.
(6)	Consists of 302,040 shares of Common Stock issuable upon the exercise of Company Options within 60 days of September 17, 2021.
(7)	Consists of 36,364 shares of Common Stock issuable upon the exercise of Company Options exercisable within 60 days of September 17, 2021.
(8)	Consists of (i) 31,000 shares of Common Stock and (ii) 233,324 shares of Common Stock issuable upon the exercise of Company Options within 60 days of September 17, 2021.
(9)	Consists of (i) 24,909 shares of Common Stock and (ii) 483,334 shares of Common Stock issuable upon the exercise of Company Options within 60 days of September 17, 2021.
(10)
Consists of (i) 17,671 shares of Common Stock, (ii) 640,566 shares of Common Stock issuable upon the exercise of Company Options within 60 days of September 17, 2021 and (iii) 200 Company EARs. Company EARs are excluded from the amount listed in this table as they may be paid in cash or stock at the Company’s option. See Note 12 to the Company’s consolidated financial statements appearing in its Annual Report on Form 10-K for year ended December 31, 2020 for a discussion of EAR units awarded under the 2014 LTIP.

(11)	Consists of 356,412 shares of Common Stock issuable upon the exercise of Company Options within 60 days of September 17, 2021.
(12)
Consists of (i) 177,945 shares of Common Stock, (ii) 4,214,548 shares of Common Stock issuable upon the exercise of Company Options within 60 days of September 17, 2021, (iii) 750 Company EARs and (iv) 655,000 Company SARs. Company EARs and Company SARs are excluded from the amount listed in this table as they may be paid in cash or stock at the Company’s option. See Note 12 to the Company’s consolidated financial statements appearing in its Annual Report on Form 10-K for year ended December 31, 2020 for a discussion of EAR units awarded under the 2014 LTIP.

(13)
As reported on the Schedule 13G/A filed with the SEC on January 29, 2021, consists of 14,923,541 shares of Common Stock held by BlackRock, Inc. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY, 10055

(14)
As reported on the Schedule 13G filed with the SEC on February 10, 2021, consists of 9,002,368 shares of Common Stock held by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA, 19355.

(15)
As reported on the Schedule 13G/A filed with the SEC on February 16, 2021 consists of (i) 15,711,334 shares of Common Stock held by Perceptive Life Sciences Master Fund, Ltd. (the “Master Fund”) and (ii) warrants to purchase 529,413 shares of Common Stock held by a separate fund managed by Perceptive Advisors. Perceptive Advisors serves as the investment manager to the Master Fund and may be deemed to beneficially own such shares. Mr. Joseph Edelman is the managing member of Perceptive Advisors and may be deemed to beneficially own such shares. The address for Perceptive Advisors LLC is 51 Astor Place, 10th Floor, New York, NY 10003.

(16)
As reported on the Schedule 13G filed with the SEC on February 10, 2021, consists of 9,815,097 shares of Common Stock held by State Street Corporation. The address for State Street Corporation is One Lincoln Street, Boston, MA, 02111.

(17)
As reported on Schedule 13G filed with the SEC on February 16, 2021, consists of 9,570,000 shares of Common Stock, held by Avidity Partners Management LP. The address for Avidity Partners Management LP is 2828 N Hardwood Street, Suite 1220, Dallas, Texas, 75201. Avidity Partners Management LP has shared voting and dispositive of 9,570,000 shares of Common Stock with Avidity Partners Management (GP), Avidity Capital Partners Funds (GP), Avidity Capital Partners (GP) LLC, David Witzke and Michael Gregory.

(18)
As reported on the Schedule 13G filed with the SEC on January 14, 2021, consists of 9,049,800 shares of Common Stock held by Point72 Capital Advisors, Inc. Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, and Mr. Cohen own directly no Shares. Pursuant to an investment management agreement, Point72 Asset Management maintains investment and voting power with respect to the securities held by certain investment funds it manages. Point72 Capital Advisors Inc. is the general partner of Point72 Asset Management. Pursuant to an investment management agreement, Cubist Systematic Strategies maintains investment and voting power with respect to the securities held by certain investment funds it manages. Mr. Cohen controls each of Point72 Asset Management, Point72 Capital Advisors Inc., and Cubist Systematic Strategies. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of (i) Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen may be deemed to beneficially own 9,049,800 Shares and (ii) Cubist Systematic Strategies and Mr. Cohen may be deemed to beneficially own 33,536 Shares. Each of Point72 Asset Management, Point72 Capital Advisors Inc., Cubist Systematic Strategies, and Mr. Cohen disclaims beneficial ownership of any of the securities. The address of the principal business office of (i) Point72 Asset Management, Point72 Capital Advisors Inc., and Mr. Cohen is 72 Cummings Point Road, Stamford, CT 06902; and (ii) Cubist Systematic Strategies is 55 Hudson Yards, New York, NY 10001.

(19)
As reported on the Schedule 13D filed with the SEC on September 17, 2021, consists of 9,871,249 shares of Common Stock held by Magnetar Financial LLC (“Magnetar Financial”) for the accounts of Magnetar PRA Master Fund Ltd, Magnetar Constellation Fund II-PRA LP and Magnetar Systematic Multi-Strategy Master Fund Ltd. (together, the “Funds”). Magnetar Financial exercises voting and investment power over the shares held for the accounts of each of the Funds. Magnetar Capital Partners LP serves as the sole member and parent holding company of Magnetar Financial. Supernova Management LLC is the general partner of Magnetar Capital Partners LP. The manager of Supernova Management LLC is Alex N. Litowitz. By reason of the provisions of Rule 13d-3 of the Securities Exchange Act of 1934, as amended, each of Magnetar Financial, Magnetar Capital Partners LP, Supernova Management LLC and Mr. Litiwitz may be deemed to beneficially own 9,871,249 shares of Common Stock. The address of the principal business office of each of Magnetar Financial, Magnetar Capital Partners LP, Supernova Management LLC and Mr. Litiwitz is 1603 Orrington Ave., Evanston, Illinois, 60201.

APPRAISAL RIGHTS
Under the DGCL, if you do not wish to accept the Merger Consideration provided for in the Merger Agreement, you have the right to seek appraisal of your shares of Common Stock or Preferred Stock and to receive payment in cash for the fair value of your shares of Common Stock or Preferred Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of Common Stock or Preferred Stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the Merger Consideration, that you are otherwise entitled to receive under the terms of the Merger Agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the Merger Proposal and must comply with the provisions of Section 262 of the DGCL (“Section 262”) in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements will result in the loss of your appraisal rights.
This section is intended as a brief summary of certain provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex B to this proxy statement and is incorporated herein by reference. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
Section 262 requires that where a merger agreement is to be submitted for adoption at a meeting of stockholders, as in the case of the Merger Agreement at the Special Meeting, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the Merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex B. Failure to comply timely and properly with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.
If you elect to demand appraisal of your shares of Common Stock or Preferred Stock, you must satisfy each of the following conditions: You must deliver to the Company a written demand for appraisal of your shares of Common Stock or Preferred Stock before the vote is taken on the Merger Proposal, which must reasonably inform us of the identity of the holder of record of the Company’s Common Stock or Preferred Stock and that the stockholder intends thereby to demand appraisal of his, her or its shares of Common Stock or Preferred Stock, and you must not vote or submit a proxy in favor of the Merger Proposal.
If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the applicable Merger Consideration for your shares of the Company’s Common Stock or Preferred Stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of the Company’s Common Stock or Preferred Stock. A holder of shares of the Company’s Common Stock or Preferred Stock wishing to exercise appraisal rights must hold of record the shares of Common Stock or Preferred Stock on the date the written demand for appraisal is made and must continue to hold the shares of Common Stock or Preferred Stock of record through the Effective Time, because appraisal rights will be lost if the shares of Common Stock or Preferred Stock are transferred prior to the Effective Time. Voting against or failing to vote for the Merger Proposal by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal.
Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. The written demand for appraisal must be in addition to and separate from any proxy or vote on the Merger Proposal.
All demands for appraisal should be addressed to Kadmon Holdings, Inc., 450 East 29th Street, New York, NY 10016, and must be delivered before the vote is taken on the Merger Proposal at the Special Meeting, and should be executed by, or on behalf of, the record holder of the shares of Common Stock or Preferred Stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of Common Stock or Preferred Stock.

To be effective, a demand for appraisal by a stockholder of Common Stock or Preferred Stock must be made by, or in the name of, the record stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand cannot be made directly by the beneficial owner if he or she does not also hold the shares of Common Stock or Preferred Stock of record. The beneficial holder must, in such cases, have the registered owner, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of Common Stock. If you hold your shares of the Company’s Common Stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, brokerage firm or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.
If shares of Common Stock or Preferred Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of Common Stock or Preferred Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of Common Stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of Common Stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of Common Stock as to which appraisal is sought. Where no number of shares of Common Stock is expressly mentioned, the demand will be presumed to cover all shares of Common Stock held in the name of the record owner.
Within ten days after the Effective Time, the Surviving Corporation must give notice of the date that the Merger has become effective to each of the Company’s stockholders who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Proposal. At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined a proceeding as a named party may withdraw the demand and accept the cash payment specified by the Merger Agreement for that stockholder’s shares of the Company’s Common Stock or Preferred Stock by delivering to the Surviving Corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the Merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the Surviving Corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.
Within 120 days after the Effective Time, but not thereafter, either the Surviving Corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the value of the shares of Common Stock and Preferred Stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition will be made upon the Surviving Corporation. The Surviving Corporation has no obligation to file such a petition, and holders should not assume that the Surviving Corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the Effective Time, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement, upon written request, will be entitled to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of Common Stock and Preferred Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed to the stockholder within 10 days after such written request has been received by the Surviving Corporation. A person who is the beneficial owner of shares of the Company’s Common Stock or Preferred Stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition for appraisal or request from the Surviving Corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the Surviving Corporation, then the Surviving Corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of Common Stock or Preferred Stock and with whom agreements as to the value of their shares of Common Stock or Preferred Stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Common Stock or Preferred Stock to submit their stock certificates to the Register in Chancery for notation of the pendency of the appraisal proceedings; and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder. In addition, the Delaware Court of Chancery will dismiss the proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of Common Stock and Preferred Stock entitled to appraisal exceeds 1% of the outstanding shares of Common Stock and Preferred Stock (on an as-converted to Common Stock basis) or (2) the value of the consideration provided in the Merger for such total number of shares of Common Stock and Preferred Stock exceeds $1,000,000.
After determination of the stockholders entitled to appraisal of their shares of the Company’s Common Stock and Preferred Stock, the Delaware Court of Chancery will appraise the shares of Common Stock and Preferred Stock, determining their fair value as of the Effective Time after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value together with interest, if any, upon surrender by those stockholders of the certificates representing their shares of Common Stock and Preferred Stock and, in the case of holders of uncertificated stock, forthwith. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (2) interest theretofore accrued, unless paid at that time.
You should be aware that investment banking opinions as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of an appraisal of fair value by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of Common Stock is less than the Common Stock Merger Consideration. In determining “fair value,” the Delaware Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation.
Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the Merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the Surviving Corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Common Stock and Preferred Stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the Effective Time, be entitled to vote shares of Common Stock or Preferred Stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of Common Stock or Preferred Stock, other than with respect to distributions payable to stockholders as of a record date prior to the Effective Time. However, if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the applicable Merger Consideration in cash, without interest thereon, less any applicable withholding taxes, for his, her or its shares of Common Stock or Preferred Stock pursuant to the Merger Agreement.
In view of the complexity of Section 262 of the DGCL, the Company’s stockholders who may wish to pursue appraisal rights should consult their legal and financial advisors.

DELISTING AND DEREGISTRATION OF COMMON STOCK
If the Merger is completed, the Common Stock will be delisted from NASDAQ and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC.

STOCKHOLDER PROPOSALS
If the Merger is completed on the expected timeline, the Company does not expect to hold an annual meeting of stockholders in 2022. If the Merger is not completed, or the outside date is extended as described under “The Merger Agreement—Termination of the Merger Agreement,” you will continue to be entitled to attend and participate in the Company’s annual meetings of stockholders, and we may hold a 2022 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which the 2022 annual meeting will be held. If the 2022 annual meeting of stockholders is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the Company’s 2022 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and the Company’s bylaws, as described below.
If the 2022 annual meeting of stockholders is held, stockholder proposals must be received by the Company at its principal executive office on or after the close of business on January 13, 2022, but on or before the close of business on February 13, 2022, in order to be considered for inclusion in the Company’s proxy statement and proxy card for the 2022 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, unless the date of the Company’s 2022 annual meeting of stockholders is changed by more than 30 days from May 13, 2022, the one-year anniversary of the Company’s 2021 annual meeting of stockholders.
The bylaws are filed as an exhibit to Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 4, 2021. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.kadmon.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.
Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the Special Meeting.
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (filed with the SEC on March 4, 2021);
•	Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31 and June 30, 2021 (filed with the SEC on May 6 and August 5, 2021, respectively);
•	Current Reports on Form 8-K, filed with the SEC on March 10, April 1, May 6, May 12, July 19, August 5 and September 8, 2021;
•	Definitive Proxy Statement for the 2021 Annual Meeting of Stockholders filed on April 1, 2021; and
•	all documents filed by us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting.
Notwithstanding the foregoing, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference into this proxy statement.
Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Kadmon Holdings, Inc., 450 East 29th Street, New York, NY, Telephone (833) 900-5366, on the Investor Relations page of our corporate website at www.investors.kadmon.com, or DF King, our proxy solicitor, at the contact information listed below, or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.
If you have any questions about this proxy statement, special meeting or the Merger or need assistance with the voting procedures, please contact our proxy solicitor at:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Banks and Brokers Call Collect: (212) 269-5550
All Others Call Toll-Free: (800) 249-7120
Email: KDMN@dfking.com
THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AND PREFERRED STOCK AT THE SPECIAL MEETING. WE

HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2021. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A
AGREEMENT AND PLAN OF MERGER

BY AND AMONG:
SANOFI

LATOUR MERGER SUB, INC.

AND

KADMON HOLDINGS, INC.

DATED AS OF

SEPTEMBER 7, 2021

A-i

Exhibit A	Definitions
Exhibit B	Certificate of Incorporation of the Surviving Corporation
A-ii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (“Agreement”) is made and entered into as of September 7, 2021 (the “Agreement Date”) by and among Sanofi, a French société anonyme (“Parent”), Latour Merger Sub, Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Merger Subsidiary”), and Kadmon Holdings, Inc., a Delaware corporation (the “Company”). Each of Parent, Merger Subsidiary and the Company are referred to herein as a “Party” and collectively as the “Parties”. Certain capitalized terms used in this Agreement are defined in Exhibit A.
RECITALS
WHEREAS, the parties hereto intend that, on the terms and subject to the conditions set forth herein, Merger Subsidiary shall merge with and into the Company, with the Company being the surviving corporation (the “Merger”);
WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement and approve the Merger and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption;
WHEREAS, each of the boards of directors of Parent and Merger Subsidiary has approved this Agreement and declared it advisable for Parent and Merger Subsidiary, respectively, to enter into this Agreement and the Transactions, including the Merger, upon the terms and subject to the conditions set forth herein;
WHEREAS, Parent shall, or shall cause the direct holder of the stock of Merger Subsidiary to, immediately following execution and delivery of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Subsidiary; and
WHEREAS, the Company, Parent and Merger Subsidiary desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and to set forth certain conditions to the Merger.

AGREEMENT
NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
ARTICLE I
THE MERGER
Section 1.1 The Merger.
(a) Upon the terms and subject to the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the Delaware General Corporation Law (the “DGCL”) whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) as a wholly owned indirect Subsidiary of Parent.
(b) The consummation of the Merger shall take place at a closing (the “Closing”) to be held remotely via electronic transmission of related documentation or similar means, on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than the second (2nd) Business Day after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions at the Closing), or at such other location, date and time as Parent and the Company shall mutually agree upon in writing. The date upon which the Closing shall actually occur pursuant hereto is referred to herein as the “Closing Date.”
(c) At the Closing, the Company shall file a certificate of merger in requisite and customary form and substance with the Secretary of State of the State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such time as the certificate of merger is duly filed with the Secretary of State of the State of Delaware (or at such later time as may be mutually agreed to by the parties and as specified in the certificate of merger) (the time as of which the Merger becomes effective, the “Effective Time”).
(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under the DGCL.
Section 1.2 Conversion of Shares of Capital Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, the Company or any holder of any shares of Company Common Stock, any holder of any shares of Convertible Preferred Stock or any shares of capital stock of Merger Subsidiary or Parent:
(a) except as otherwise provided in Section 1.2(b), Section 1.2(c) or Section 1.4, each share of Company Common Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive $9.50 in cash, without interest (such amount, as may be adjusted in accordance with Section 1.10, the “Common Stock Merger Consideration”), and each holder of any such share of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with Section 1.3;
(b) each share of Company Common Stock held by the Company as treasury stock, and share of Company Common Stock owned by a wholly-owned Company Subsidiary or by Parent or its Subsidiaries immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto;
(c) each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation; and

(d) each share of Convertible Preferred Stock outstanding immediately prior to the Effective Time shall be cancelled and cease to exist and shall be converted into the right to receive an amount of cash, without interest, equal to the Convertible Preferred Liquidation Amount (the “Preferred Stock Merger Consideration” and, collectively with the Common Stock Merger Consideration, the Company Option Merger Consideration, the Company Stock Appreciation Right Consideration and Company Equity Appreciation Right Consideration, the “Merger Consideration”).
Section 1.3 Surrender and Payment.
(a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of paying the Merger Consideration as provided in Section 1.2(a). Parent shall provide (or shall cause to be provided) to the Exchange Agent, at or prior to the Effective Time, cash sufficient to pay the Merger Consideration in respect of (i) the certificates representing shares of Company Common Stock or Convertible Preferred Stock (the “Certificates”) and (ii) the uncertificated shares of Company Common Stock (the “Uncertificated Shares”) (but not any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company Stock Appreciation Right Consideration, the Company Equity Appreciation Right Consideration or the Preferred Stock Merger Consideration) (such cash, the “Exchange Fund”). If, for any reason (including losses) the Exchange Fund is inadequate to pay the Merger Consideration in respect of the Certificates and the Uncertificated Shares (excluding any Merger Consideration in respect of any Dissenting Shares as of the Effective Time or, for the avoidance of doubt, the Company Option Merger Consideration, the Company Stock Appreciation Right Consideration, the Company Equity Appreciation Right Consideration or the Preferred Stock Merger Consideration), Parent shall take all steps necessary to enable or cause the Surviving Corporation promptly to deposit in trust additional cash with the Exchange Agent sufficient to pay all such amounts, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof. All cash deposited with the Exchange Agent shall only be used for the purposes provided in this Agreement, or as otherwise agreed by the Company and Parent before the Effective Time. Promptly after the Effective Time (but in no event later than five (5) Business Days after the Effective Time), Parent shall cause the Exchange Agent to send to each holder of shares of Company Common Stock at the Effective Time (other than Parent or any Subsidiary of Parent) a letter of transmittal, in form and substance reasonably acceptable to the Surviving Corporation, and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.
(b) Each holder of shares of Company Common Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Common Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration. No interest or dividends will be paid or accrue on any Merger Consideration payable to holders of Certificates or Uncertificated Shares.
(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay in advance to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(d) After the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of shares of Company Common Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article I.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 1.3(a) that remains unclaimed by the holders of shares of Company Common Stock one year after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Common Stock for the Merger Consideration in accordance with this Section 1.3 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent shall be liable to any holder of shares of Company Common Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws. Any amounts remaining unclaimed by holders of shares of Company Common Stock immediately prior to such time when such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.
(f) The agreement with the Exchange Agent shall provide that the Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent or, after the Effective Time, the Surviving Corporation; provided, that (i) no such investment (including any losses thereon) shall relieve Parent or the Exchange Agent from making the payments required by this Article I, (ii) no such investment shall have maturities that could prevent or delay payments to be made pursuant to this Agreement and (iii) all such investments shall be in (w) short-term direct obligations of the United States of America, (x) short-term obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (y) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (z) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as directed by Parent.
(g) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.
Section 1.4 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock canceled in accordance with Section 1.2(b) or converted in accordance with Section 1.2(c)) and shares of Convertible Preferred Stock issued and outstanding immediately prior to the Effective Time and, in each case, held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such shares in accordance with the DGCL (such shares being referred to collectively as the “Dissenting Shares”) shall not be converted into the right to receive the applicable Merger Consideration, but instead, at the Effective Time, by virtue of the Merger, shall cease to be outstanding and shall be canceled and cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto except such rights as are granted by the DGCL to a holder of Dissenting Shares; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal pursuant to the DGCL, such shares of Company Common Stock or Convertible Preferred Stock shall be treated as if they had been converted as of the Effective Time into the right to receive the applicable Merger Consideration in accordance with Section 1.2(a) or Section 1.2(d), without interest thereon, upon surrender of such Certificate formerly representing such share or transfer of such Uncertificated Share, as the case may be, in compliance with Section 1.3. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock or Convertible Preferred Stock, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the DGCL that relates to such demand, and Parent shall have the opportunity and right to participate in and control all negotiations and proceedings with respect to such demands under the DGCL consistent with the obligations of the Company thereunder. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands. From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.
Section 1.5 Company Equity Awards.
(a) Neither Surviving Corporation nor Parent shall assume any Company Options or substitute for any Company Option any option for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the

Effective Time, and without any action on the part of any holder of Company Options, (i) all Unvested Company Options (whether time and/or performance-based) which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Options, and (ii) to the extent not exercised prior to the Effective Time, each Vested Company Option and each formerly Unvested Company Option shall be canceled at the Effective Time, with the former holder of such canceled Company Option becoming entitled to receive in consideration of the cancellation of such Company Option, an amount in cash (without interest and subject to deduction for any required withholding as contemplated in Section 1.6) equal to: (A) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Option; multiplied by (B) the number of shares of Company Common Stock underlying such Company Option (the “Company Option Merger Consideration”); provided, however, that, if the exercise price per share of any such Company Option is equal to or greater than the Common Stock Merger Consideration, such Company Option shall be canceled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Option Merger Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than twenty (20) Business Days after the Effective Time).
(b) Neither Surviving Corporation nor Parent shall assume any Company Stock Appreciation Rights or Company Equity Appreciation Rights, or substitute for any Company Stock Appreciation Rights or Company Equity Appreciation Rights any stock appreciation right for Surviving Corporation or Parent stock, in connection with the Merger or any of the Transactions. As of immediately prior to the Effective Time, and conditioned upon the occurrence of the Effective Time, and without any action on the part of any holder of Company Stock Appreciation Rights or Company Equity Appreciation Rights, (i) all Unvested Company Stock Appreciation Rights and Unvested Company Equity Appreciation Rights (whether time and/or performance-based) which are outstanding as of immediately prior to the Effective Time shall fully vest and become exercisable, and become Vested Company Stock Appreciation Rights and Vested Company Equity Appreciation Rights, (ii) to the extent not exercised prior to the Effective Time, each Company Stock Appreciation Right, including each formerly Unvested Company Stock Appreciation Right, shall be canceled at the Effective Time, with the former holder of such canceled Company Stock Appreciation Rights becoming entitled to receive in consideration of the cancellation of such Company Stock Appreciation Rights, an amount in cash (without interest and subject to deduction for any required withholding as contemplated in Section 1.6) equal to: (A) the excess, if any, of the Common Stock Merger Consideration over the exercise price per share of such Company Stock Appreciation Right; multiplied by (B) the number of shares of Company Common Stock underlying such Company Stock Appreciation Rights (the “Company Stock Appreciation Right Consideration”); and (iii) to the extent not exercised prior to the Effective Time, each Company Equity Appreciation Right, including each formerly Unvested Company Equity Appreciation Right, shall be canceled at the Effective Time, with the former holder of such canceled Company Equity Appreciation Rights becoming entitled to receive in consideration of the cancellation of such Company Equity Appreciation Rights, an amount in cash (without interest and subject to deduction for any required withholding as contemplated in Section 1.6) equal to: (A) the excess, if any, of the Common Stock Merger Consideration over the grant price per share of such Company Equity Appreciation Right; multiplied by (B) the number of shares of Company Common Stock subject to such Company Equity Appreciation Rights (the “Company Equity Appreciation Right Consideration”); provided, however, that, if the exercise price or grant price per share, as applicable, of any such Company Stock Appreciation Right or Company Equity Appreciation Right is equal to or greater than the Common Stock Merger Consideration, such Company Stock Appreciation Rights or Company Equity Appreciation Rights shall be canceled and terminated without any consideration in respect thereof. Parent shall cause the Surviving Corporation to pay the Company Stock Appreciation Rights Consideration and the Company Equity Appreciation Right Consideration, without interest thereon and subject to deduction for any required withholding as contemplated in Section 1.6, at the Effective Time or at the Company’s next ordinary course payroll date (but in no event later than twenty (20) Business Days after the Effective Time).
(c) The Company Board (or, if appropriate, any committee thereof administering the Stock Plans) and the Company, as applicable, shall take such actions as are necessary to approve and effectuate the foregoing provisions of this Section 1.5, including making any determinations and/or resolutions of the Company Board or a committee thereof or any administrator of a Stock Plan as may be necessary; provided, however, that such actions shall not include the obligation to seek any consent, acknowledgement, representation, covenant or release from any holder of any Company Equity Award in connection therewith.
(d) Promptly following the Agreement Date, the Company Board (or, if applicable, any committee thereof administering the Company ESPP) shall adopt such resolutions or take such other necessary actions to provide that, (i) with respect to any outstanding Offering Period(s) (as such term is defined in the Company ESPP) under the Company ESPP as of the Agreement Date, no participant in the Company ESPP may increase the percentage amount of his or her payroll deduction election in effect on the Agreement Date for such Offering Period and no new participants may participate in such Offering Period; (ii) no new Offering Period shall be commenced under the Company ESPP on or after the Agreement Date; (iii) any Offering Period under the Company ESPP that does not end prior to the Effective Time shall terminate and a Subscription Date (as such term is defined in the Company ESPP) shall occur under the Company ESPP immediately prior to the Effective Time with respect to such Offering Period, in which case any shares of Company Common Stock purchased pursuant to such Offering Period shall be treated the same as all other shares of Company Common Stock in accordance with Section 1.2(a); and (iv) immediately prior to, and subject to the occurrence of the Effective Time, the Company ESPP shall terminate.
Section 1.6 Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Company, Exchange Agent, Surviving Corporation, Parent, Merger Subsidiary, their respective Affiliates, and any other applicable withholding agent shall be entitled to deduct and withhold from the amounts payable to any Person pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable Law. If the Company, Exchange Agent, Surviving Corporation, Parent, Merger Subsidiary, any of their respective Affiliates or other applicable withholding agent, as the case may be, so withholds, then such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Company, Exchange Agent, Surviving Corporation, Parent, any of their respective Affiliates, or other applicable withholding agent, as the case may be, made such deduction and withholding. All compensatory amounts subject to payroll reporting and withholding payable pursuant to or as contemplated by this Agreement shall be payable as promptly as possible through the Surviving Corporation’s payroll in accordance with applicable payroll procedures. The Person withholding pursuant to this Section 1.6 shall pay over such withheld amounts to the applicable Governmental Authority.
Section 1.7 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the delivery by such Person of a written indemnity agreement in form and substance reasonably acceptable to Parent, the Exchange Agent will pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock represented by such Certificate, as contemplated by this Article I.
Section 1.8 Convertible Preferred Stock. After the Agreement Date, the Company shall, in accordance with the Certificate of Designation, deliver notice to the holders of Convertible Preferred Stock notifying them of the Liquidation (as defined in the Certificate of Designation) in connection with the Merger. At Closing, Parent shall pay or cause to be paid Preferred Stock Merger Consideration to each holder of shares of the Convertible Preferred Stock.
Section 1.9 Warrants. Prior to the Effective Time, the Company shall deliver to the holders of any Warrants notice required under the terms of the Warrant Documentation (if any). The Warrants outstanding immediately prior to the Effective Time (other than the Warrants that automatically become null and void as of the Effective Time if not exercised prior thereto, which shall expire in accordance with their terms if unexercised) shall remain outstanding immediately following the Effective Time and shall not be affected by the Merger (except for the effects specifically set forth in the Warrant Documentation). The Surviving Corporation, and to the extent required under the applicable Warrant Documentation, Parent, shall comply with any obligations under the applicable Warrant Documentation.
Section 1.10 Adjustments to Merger Consideration. The Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, merger, issuer tender offer, exchange of shares or other like change with respect to Company Common Stock or Company Preferred Stock occurring on or after the Agreement Date and prior to the Effective Time, and such adjustment to the Merger Consideration shall provide to the holders of Company Common Stock, Convertible

Preferred Stock and Company Equity Awards the same economic effect as contemplated by this Agreement prior to such action and shall, as so adjusted from and after the date of such event, be the Merger Consideration; provided, however, that nothing in this Section 1.10 shall be construed to permit the Company to take any action with respect to the Company Common Stock or Company Preferred Stock that is prohibited by the terms of this Agreement, including Section 5.2.
ARTICLE II
THE SURVIVING CORPORATION
Section 2.1 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), as set forth on Exhibit B, until thereafter amended in accordance with the DGCL and such certificate of incorporation.
Section 2.2 Bylaws. At the Effective Time, the bylaws of Merger Subsidiary as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation (except that all references to the name of Merger Subsidiary therein shall be modified to refer to the name of the Company), until thereafter amended in accordance with the DGCL and such bylaws.
Section 2.3 Directors and Officers.
(a) The directors of the Surviving Corporation shall from and after the Effective Time until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are directors of Merger Subsidiary immediately prior to the Effective Time.
(b) The officers of the Surviving Corporation shall from and after the Effective Time until their successors have been duly appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation be the respective individuals who are officers of Merger Subsidiary immediately prior to the Effective Time.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as (i) disclosed in the Company SEC Reports that are publicly available on the internet website of the SEC after January 1, 2019 and prior to the Agreement Date (excluding in each case any disclosures contained therein (other than those disclosures which relate to specific historical events or circumstances affecting the Company) under the captions “Risk Factors,” “Safe Harbor Cautionary Statement,” “Quantitative or Qualitative Disclosures About Market Risk” and any other disclosures contained therein to the extent they are predictive, cautionary or forward-looking in nature) or (ii) set forth in the disclosure letter (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein, provided that any disclosure set forth with respect to any particular Section shall be deemed to be disclosed in reference to any other applicable Section if the disclosure in respect of the particular Section is sufficient on its face to inform Parent of the applicability of such disclosure to such other Section) delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Merger Subsidiary and Parent as follows:
Section 3.1 Organization. Each of the Company and the Subsidiaries of the Company (the “Company Subsidiaries”) (i) is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and (ii) where applicable, in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be in good standing (to the extent applicable) would not reasonably be expected to have a Company Material Adverse Effect. Each of the Company and the Company Subsidiaries has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties, own and use its assets and to carry on its business as now conducted, except for such power and authority, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to have a Company Material Adverse Effect. The copies of the certificate of incorporation, bylaws of the Company and the Certificate of Designation which are incorporated by reference as exhibits to the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2020

(the “Company Charter Documents”) are complete and correct copies of such documents and contain all amendments thereto as in effect on the Agreement Date. The Company is not in material violation of any of the provisions of the Company Charter Documents.
Section 3.2 Capitalization.
(a) The authorized capital stock of the Company consists of (i) 400,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, (“Company Preferred Stock”) of which 10,000,000 shares are designated as 5% Convertible Preferred Stock (the “Convertible Preferred Stock”). As of the close of business on August 31, 2021 (the “Capitalization Date”): (A) 173,331,781 shares of Company Common Stock were issued and outstanding; (B) 28,708 shares of Convertible Preferred Stock were issued or outstanding and no other shares of Company Preferred Stock were issued or outstanding; (C) no shares of Company Common Stock were held by the Company in its treasury; (D) there were outstanding Company Options to purchase 24,531,686 shares of Company Common Stock; (E) 655,000 Company Stock Appreciation Rights were outstanding; (F) 9,750 Company Equity Appreciation Rights were outstanding; (G) 1,885,462 shares of Company Common Stock were reserved for the future grant of Company Equity Awards under the Stock Plans (excluding shares reserved for issuance upon exercise of the Company Options); (H) 2,140,934 shares of Company Common Stock were reserved for future issuance under the Company ESPP; (I) 10,282,118 shares of Company Common Stock were issuable upon the exercise of Warrants; and (J) 34,507,560 shares of Company Common Stock were issuable upon the conversion of the Convertible Notes. Such issued and outstanding shares of Company Common Stock have been, and all shares that may be issued pursuant to any Stock Plan, the Company ESPP, the Warrants, the Convertible Notes, the Convertible Preferred Stock or as contemplated or permitted by this Agreement will be when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights other than the Capped Call Transactions, the Convertible Notes and the Convertible Preferred Stock. There are no outstanding contractual obligations of the Company of any kind to redeem, purchase or otherwise acquire any Equity Interests of the Company. Other than the Company Common Stock and the Convertible Preferred Stock, there are no outstanding bonds, debentures, notes or other Indebtedness or securities of the Company having the right to vote (or, other than the outstanding Company Equity Awards, Convertible Notes, Convertible Preferred Stock, and Warrants, convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Neither the Company nor any Company Subsidiary is a party to any voting agreement with respect to any Equity Interests of the Company or any Company Subsidiary. Section 3.2(a) of the Company Disclosure Letter sets forth, as of the Capitalization Date, a list of the holders of Company Equity Awards, including (to the extent applicable) the date on which each such Company Equity Award was granted, the number of shares of Company Common Stock subject to such Company Equity Award, the expiration date of such Company Equity Award, the price at which such Company Equity Award may be exercised (if any) under an applicable Stock Plan and the vested or unvested status of such Company Equity Award.
(b) Except as set forth in Section 3.2(a) and in Section 3.2(a) of the Company Disclosure Letter, and other than pursuant to the terms of the Convertible Notes, the Convertible Preferred Stock and the Warrants, as of the Capitalization Date, no (i) shares of capital stock or other voting securities of, (ii) other equity or voting interests in, (iii) securities convertible into or exchangeable for, or options, warrants or other rights to acquire or receive any, capital stock, voting securities or other equity interests in or (iv) stock appreciation rights, “phantom” stock rights or other rights that give the holder thereof any economic or voting interest of a nature accruing to the holders of capital stock in (clauses (i), (ii), (iii) and (iv), collectively, “Equity Interests”) the Company were issued, reserved for issuance or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Letter or pursuant to the terms of the Convertible Notes or Warrants, as of the Capitalization Date, there are no outstanding commitments, agreements, arrangements or undertakings of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound (A) obligating the Company or any of the Company Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any Equity Interests in the Company or any of the Company Subsidiaries or (B) obligating the Company or any of the Company Subsidiaries to issue, grant, extend or enter into any such commitment, agreement, arrangement or undertaking.
(c) The Company has made available to Parent true and correct forms of the Capped Call Documentation and the Warrant Documentation.

Section 3.3 Authorization; No Conflict.
(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions are within the Company’s corporate powers and, subject to the adoption of the Agreement by the holders of a majority of the voting power of the outstanding shares of Company Common Stock and the outstanding shares of the Convertible Preferred Stock, voting together with the Company Common Stock on an as-converted basis, entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Stockholder Approval”), have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, this Agreement constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
(b) The Company Board, by resolutions adopted at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Transactions, including the Merger, are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement (including the “agreement of merger,” as such term is used in Section 251 of the DGCL, contained herein) and the Transactions, (iii) resolved, subject to Section 5.3, to recommend that the Company’s stockholders adopt this Agreement and approve the Merger (such recommendation, the “Company Board Recommendation”) and (iv) directed that this Agreement be submitted to the Company’s stockholders for their adoption, which such resolutions, subject to Section 5.3, have not been rescinded, modified or withdrawn in any way.
(c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and competition, merger control, antitrust or similar applicable Law of any jurisdiction outside of the United States (“Foreign Antitrust Laws”), (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Nasdaq, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 3.3(c), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 3.3(c), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which the Company or any of the Company Subsidiaries is entitled under, any Company Material Contract, or (iv) result in the creation or imposition of any Lien on any asset of the Company or any of the Company Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(e) The Company Stockholder Approval is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement.
Section 3.4 Subsidiaries.
(a) Section 3.4 of the Company Disclosure Letter sets forth, as of the Agreement Date, a complete and accurate list and the Equity Interest of each Person that is owned, directly or indirectly, by the Company and their respective jurisdictions of organization.
(b) All of the outstanding Equity Interests in each Company Subsidiary are, where applicable, duly authorized, validly issued, fully paid, nonassessable and not subject to (or issued in violation of) any preemptive or similar rights, and such Equity Interests are owned by the Company or by a Company Subsidiary free and clear of any Liens (other than Permitted Liens) or limitations on voting rights. There are no subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the issuance, transfer, sales, delivery, voting or redemption (including any rights of conversion or exchange under any outstanding security or other instrument) for any of the Equity Interests of any Company Subsidiary.
(c) The Company has not agreed and is not obligated to make, and is not bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity.
(d) The Company has delivered or made available to Parent accurate and complete copies of the certificate of incorporation and bylaws (or equivalent organizational documents, as applicable) of the Company Subsidiaries, in each case as in effect on the date hereof. None of the Company Subsidiaries are in material violation of any of the provisions of their certificate of incorporation and bylaws (or equivalent organizational documents, as applicable).
Section 3.5 SEC Reports and Financial Statements.
(a) Since January 1, 2018, the Company has timely filed or furnished with the United States Securities and Exchange Commission (the “SEC”) all reports, schedules, forms, registration statements, definitive proxy statements and other documents (including exhibits and all information incorporated by reference) required to be filed or furnished by the Company with the SEC (such documents, together with any documents filed or furnished, as applicable, by the Company with the SEC during such period on a voluntary basis, the “Company SEC Reports”). As of their respective filing dates, and giving effect to any amendments or supplements thereto filed prior to the Agreement Date, the Company SEC Reports (i) complied in all material respects as to form with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act and (ii) did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company Subsidiaries is required to file any forms, reports or other documents with the SEC pursuant to Section 13 or 15 of the Exchange Act.
(b) The consolidated balance sheets and the related consolidated statements of comprehensive income, changes in stockholders’ equity and cash flows (including, in each case, any related notes and schedules thereto) of the Company contained in the Company SEC Reports, as of their respective dates of filing with the SEC (or, if such Company SEC Reports were amended prior to the Agreement Date, the date of the filing of such amendment, with respect to the consolidated financial statements that are amended or restated therein), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in conformity with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as otherwise noted therein or to the extent required by GAAP) and present fairly in all material respects the consolidated financial position and the consolidated results of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries as of the dates or for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments), except to the extent that information contained in such Company SEC Report has been reviewed, amended, modified or supplemented (prior to the date of the Agreement) by a subsequent Company SEC Report.
(c) Neither the Company nor any of the Company Subsidiaries has any liabilities required by GAAP to be set forth on a consolidated balance sheet of the Company, except: (i) liabilities reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of December 31, 2020 included in the Company SEC Reports (the “Balance Sheet”), (ii) liabilities incurred after December 31, 2020 in the ordinary course of business, (iii) liabilities incurred in connection with the Transactions, (iv) executory obligations under any Contract (none of which is a liability for a breach thereof); provided that, with respect to Company Material Contracts in effect on the Agreement Date, such Contract was made available to Parent prior to the Agreement Date and, with respect to Contracts entered into subsequent to the Agreement Date, such Contract was entered into in accordance with Section 5.2, or (v) liabilities that would not reasonably be expected to be, individually or in the aggregate, material to the Company and the Company Subsidiaries, taken as a whole.
(d) The Company maintains, and at all times since January 1, 2018, has maintained, a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) which is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and include those policies and procedures that pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company and provide reasonable assurance: (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management and directors of the Company and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that would materially affect the Company’s financial statements. As of the Agreement Date, neither the Company nor the Company’s independent registered public accounting firm has identified or been made aware of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting, in each case that has not been subsequently remediated.
(e) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that are designed to ensure that (i) all information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the rules and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.
(f) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Stockholders Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements in the Proxy Statement (including any amendment or supplement thereto), in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Merger Subsidiary.
(g) Neither the Company nor any of the Company Subsidiaries is a party to or has any obligation or other commitment to become a party to any securitization transaction, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among the Company or any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose Entity, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)) where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company’s Subsidiaries in the Company’s published financial statements or other Company SEC Reports.
(h) As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Company SEC Reports. To the Knowledge of the Company, none of the Company SEC Reports is the subject of ongoing SEC review and there are no inquiries or investigations by the SEC or any internal investigations pending or threatened, in each case regarding any accounting practices of the Company.
(i) The Company is in compliance in all material respects with the applicable listing rules and policies of Nasdaq.
Section 3.6 Absence of Material Adverse Changes, etc. Between December 31, 2020 and the Agreement Date, (i) except for actions expressly contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in all material respects in the ordinary course of business consistent with past practice; (ii) the Company and the Company Subsidiaries have not taken any actions that, if taken after the Agreement Date, would require Parent’s consent pursuant to Section 5.2(b); and (iii) there has not been or occurred any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.
Section 3.7 Litigation. There are no Legal Proceedings (other than investigations) pending or, to the Knowledge of the Company, threatened, to which the Company or any of the Company Subsidiaries is a party, or, to the Knowledge of the Company, against any present or former officer, director or employee of the Company or any Company Subsidiary in such individual’s capacity as such that, individually or in the aggregate has had or would reasonably be expected to have a Company Material Adverse Effect. There are no Orders outstanding against the Company or any of the Company Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, as of the date hereof, no investigation or review by any Governmental Authority with respect to the Company or any Company Subsidiary is pending or is being threatened, other than any investigations or reviews that would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.8 Broker’s or Finder’s Fees. Except for Moelis and Company LLC and Cantor Fitzgerald & Co. or any of their respective Affiliates (each a “Company Financial Advisor” and collectively, the “Company Financial Advisors”), no agent, broker, Person or firm acting on behalf of the Company or any Company Subsidiary or under the Company’s or any Company Subsidiary’s authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions. The Company has made available to Parent accurate and complete copies of any agreements with the Company Financial Advisors.
Section 3.9 Employee Plans.
(a) Section 3.9(a) of the Company Disclosure Letter sets forth a complete and accurate list as of the Agreement Date of each material Company Plan (other than any offer letter or other employment Contract that is terminable “at-will” or following a notice period imposed by applicable Law and does not provide for severance, equity or equity-based compensation or retention, change of control, transaction or similar bonuses other than severance payments required to be made by the Company or any Company Subsidiaries under applicable foreign Law).
(b) With respect to each material Company Plan (excluding for this purpose offer letters that do not materially deviate from the Company’s standard form), the Company has made available to Parent a true and correct copy of, as applicable: (i) each written Company Plan and all amendments thereto, if any, or, with respect to any unwritten Company Plan, a summary of the material terms thereof; (ii) the current summary plan description of each Company Employee Benefit Plan and any material modifications thereto, if any, or any written summary provided to participants with respect to any plan for which no summary plan description exists; (iii) the most recent determination letter (or if applicable, advisory or opinion letter) from the Internal Revenue Service or other Governmental Authority; (iv) the most recent annual report on Form 5500 or such similar report, statement or information return required to be filed with or delivered to any Governmental Authority, if any; (v) all material non-routine communications with any Governmental Authority regarding any Company Plan; (vi) the most recent nondiscrimination tests required to be performed under the Code; and (vii) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto.
(c) Neither the Company nor any other Person that would be or, at any relevant time, would have been considered a single employer with the Company under the Code or ERISA has during the past six (6) years maintained, contributed to, or been required to contribute to (i) a plan subject to Title IV of ERISA or Code Section 412, including any “single employer” defined benefit plan or any “multiemployer plan” each as defined in Section 4001 of ERISA, (ii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iii) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(d) Each Company Employee Benefit Plan that is intended to be “qualified” within the meaning of Section 401(a) of the Code or receive any other favorable tax treatment, has been the subject of a favorable determination letter (or, if applicable, advisory or opinion letter) from the Internal Revenue Service that has not been revoked or meets the requirements for such treatment and, to the Knowledge of the Company, no event has occurred and no condition exists that would reasonably be expected to adversely affect the qualified status of any such Company Employee Benefit Plan or result in the imposition of any material liability, penalty or Tax under ERISA, the Code or other applicable Law.
(e) Except to the extent required under Section 601 et seq. of ERISA or 4980B of the Code (or any other similar state or local Law), neither the Company nor any Company Plan has any present or future obligation to provide post-employment welfare benefits to or make any payment to, or with respect to, any person or former employee, officer or director or contractor of the Company pursuant to any retiree medical benefit plan or other retiree welfare plan or Company Plan.

(f) Except as has not had and would not reasonably be expected to have a Company Material Adverse Effect, (i) each Company Plan has been established, maintained and administered in accordance with its provisions and in compliance with all applicable provisions of ERISA, the Code and other applicable Law; (ii) all payments and contributions required to be made under the terms of any Company Plan have been made or the amount of such payment or contribution obligation has been reflected in the Company SEC Reports which are publicly available prior to the Agreement Date; (iii) no disputed claims for benefits or Legal Proceeding is pending or, to the Knowledge of the Company, threatened in connection with any Company Plan, other than routine claims for benefits that have been or are being handled through an administrative claims procedure; and (iv) the Company, each of the Company Subsidiaries and, to the Knowledge of the Company, all fiduciaries of a Company Employee Benefit Plan are and at all times have been in compliance with all applicable Laws relating to the Company Plans and the provision of compensation and benefits.
(g) The Company maintains no obligations to “gross-up” or reimburse any individual in respect of any Taxes or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(h) Each Company Plan subject to 409A of the Code (if any) is in compliance in all material respects therewith, such that no Taxes or interest will be due and owing in respect of such Company Plan failing to be in compliance therewith.
(i) Neither the execution of this Agreement nor the consummation of the Transactions (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (i) entitle any current or former director, officer or employee of the Company or any of the Company Subsidiaries to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Company Plan, (iii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan or (iv) give rise to payments or benefits that, separately or in the aggregate, could be nondeductible to the payor under Section 280G of the Code or would result in an excise Tax on any recipient under Section 4999 of the Code.
(j) No current or former officers or employees were furloughed, terminated, laid off, had their hours reduced or had their compensation reduced by the Company or any Company Subsidiaries as a direct result of COVID-19.
(k) The Company is in compliance with any and all “stay-at-home” orders or similar directives issued by state or local health authorities applicable to any location in which the Company operates. To the extent the Company is requiring employees to perform in-person work in any locations subject to a health and safety order, the Company has used commercially reasonable efforts to comply in all material respects with the standards set by any applicable federal, state, and local health authorities.
Section 3.10 Opinions of Company Financial Advisors. The Company Board has received from each Company Financial Advisor an opinion to the effect that, based on various assumptions and limitations set forth therein, as of the date of such opinion, the Merger Consideration to be received by the holders of Company Common Stock (other than Parent and its Affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders.
Section 3.11 Taxes.
(a) The Company and each of the Company Subsidiaries has (i) timely filed all Tax Returns required to be filed by it in the manner prescribed by applicable Law and all such Tax Returns are true, correct and complete in all material respects; (ii) paid all Taxes required to be paid by the Company or any Company Subsidiary (whether or not shown as due and owing on any Tax Return); and (iii) withheld and timely paid over to the appropriate Governmental Authority all Taxes required to have been withheld and paid by such Person. The Company and the Company Subsidiaries have made adequate provision (or adequate provision has been made on their behalf) in the Company’s consolidated financial statements for all accrued Taxes not yet due, and the Company and the Company Subsidiaries have not incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.
(b) There is no claim, audit, action, suit or proceeding currently pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any Company Subsidiary in respect of any Taxes or Tax Return. No deficiency for any Tax has been asserted or assessed by a Governmental Authority in writing against the Company or any of the Company Subsidiaries which deficiency has not been paid, settled or withdrawn or is not being contested in good faith and in accordance with applicable Law and has been disclosed to Parent and Merger Subsidiary. No written claim has been made by any Governmental Authority in a jurisdiction in which the Company or any Company Subsidiary, as applicable, does not file Tax Returns that it is or may be subject to Tax by, or required to file Tax Returns in, that jurisdiction. Neither the Company nor any Company Subsidiary has granted any request, agreement or consent to waive or extend any statute of limitations relating to the payment or collection of Taxes of the Company or the Company Subsidiaries that has not expired.
(c) Neither the Company nor any Company Subsidiary has been a party to a “listed transaction” or “transaction of interest” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) and (6) (or similar provisions of state, local, or foreign Law).
(d) Neither the Company nor any Company Subsidiary is a party to (i) any Tax sharing agreement, Tax indemnity obligation or similar agreement, or (ii) any other arrangement or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other agreement relating to Taxes with any taxing authority). Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, consolidated, combined, unitary or similar group filing income Tax Returns (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of another Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract (other than Contracts entered into in the ordinary course of business the principal purpose of which is unrelated to Taxes) or otherwise.
(e) There are no Liens for Taxes on any of the assets of the Company or any Company Subsidiary other than Permitted Liens.
(f) Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Closing Date as a result of: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, including by reason of the application of Section 481 of the Code (or any analogous or similar provision of state, local or foreign Law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 (or any corresponding or similar provision of state, local, or foreign income Law); (iv) an installment sale or open transaction disposition made on or prior to the Closing Date; or (v) a prepaid amount received on or prior to the Closing Date.
(g) Within the past two (2) years, neither the Company nor any of the Company Subsidiaries has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.
(h) The Company has not been, and will not be, a United States real property holding company within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(i) The Company is not subject to and has no liability pursuant to Section 965 of the Code. The Company would not be required to include any amounts in gross income with respect to any Company Subsidiary pursuant to Section 951 or Section 951A of the Code if the taxable year of such Company Subsidiary were deemed to end on the date after the Closing Date, but not taking into account any activities or income of such Company Subsidiary on such date.
(j) Neither the Company nor any of the Company Subsidiaries has deferred any Taxes under Section 2302 of the CARES Act, claimed any Tax credit under Section 2301 of the CARES Act or otherwise taken any action to elect or avail itself of any provision of the CARES Act relating to Taxes.
(k) Neither the Company nor any of the Company Subsidiaries has ever had a trade or business or permanent establishment (within the meaning of an applicable tax treaty) in any country other than the country of its organization or has ever been subject to Tax in a jurisdiction outside the country of its organization.
(l) Each of Kadmon Corporation, LLC, Immunitaire Therapeutics, LLC, Kadmon Research Institute, LLC, Kadmon Pharmaceuticals, LLC, Three Rivers Research Institute I, LLC, Three Rivers Biologics, LLC,

Kadmon Oceania Pty LTD, and Kadmon Europe GmbH are properly classified as entities disregarded as separate from their owner for U.S. federal and applicable state and local income tax purposes. Kadmon International, LTD, BK Pharmaceuticals, LTD and Romeck Pharma, LLC are properly classified as corporations for U.S. federal and applicable state and local income tax purposes. NT Life Sciences, LLC is properly classified as a partnership for U.S. federal income tax purposes. The Company does not own directly or indirectly any interest in any other Entity classified as equity for U.S. federal income tax purposes.
Section 3.12 Compliance with Laws; Permits; Governmental Authorizations.
(a) Neither the Company nor the Company Subsidiaries is, or since January 1, 2018 has been, in violation of any Law or Order applicable to the Company or the Company Subsidiaries or by which any of their respective properties or businesses are bound or any regulation issued under any of the foregoing or has been notified in writing by any Governmental Authority of any violation by the Company of, or any investigation with respect to, any such Law or Order, except for any such violation that would not, or would not reasonably be expected to individually or in the aggregate, have a Company Material Adverse Effect.
(b) Since January 1, 2018, neither the Company, any Company Subsidiary, nor, to the knowledge of the Company any director, officer, employee, representative, agent, consultant, or any other person (in each case, acting for or on behalf of the Company or Company Subsidiary) has violated any provision of any Anti-Corruption Laws by having: (i) directly or indirectly paid, offered or promised to make or offer any contribution, gift, entertainment or other expense, (ii) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind to or for the benefit of foreign or domestic government officials or employees, or to foreign or domestic political parties, candidates thereof or campaigns, (iii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, rebate, or other similar payment of any nature, (iv) established or maintained any fund of corporate monies or other properties, (v) created or caused the creation of any false or inaccurate books and records of the Company or any Company Subsidiaries related to any of the foregoing, or (vi) taken or caused to be taken any other action in connection with the business of the Company, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect. The Company has established and maintains policies and procedures designed to reasonably ensure compliance with Anti-Corruption Laws.
(c) Each of the Company and the Company Subsidiaries is, and has been since January 1, 2018, in possession of all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, operate and lease its properties and to carry on its business as now conducted, except for such Permits, the lack of which, individually or in the aggregate, has not had or would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
(d) The Company and the Company Subsidiaries each hold all Governmental Authorizations necessary to enable the Company and each Company Subsidiary to conduct its business in the manner in which its businesses is currently being conducted, except where failure to hold such Governmental Authorizations would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole. The Governmental Authorizations held by the Company and the Company Subsidiaries are, in all material respects, valid and in full force and effect. The Company and each of the Company Subsidiaries is in compliance with the terms and requirements of such Governmental Authorizations, except where failure to be in compliance would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.
Section 3.13 Regulatory Matters.
(a) Since January 1, 2018, except as would not reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) the Company and the Company Subsidiaries have in effect all necessary and applicable Regulatory Permits (including, for the avoidance of doubt, all Investigational New Drug Applications (INDs), New Drug Applications (NDAs) and Biologics License Applications (BLAs) (or their foreign equivalents) required by any Health Authority to permit the conduct of their respective businesses as currently conducted), (ii) all of such Regulatory Permits are in full force and effect and (iii) the Company is in compliance with, and is not in default under, each such Regulatory Permit.
(b) None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents has (i) made an untrue statement of a material fact or fraudulent statement to the FDA or any other Health Authority or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Health Authority. None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees or agents is the subject of any pending or, to the Company’s Knowledge, threatened investigation by the FDA under the FDA Fraud Policy, or the subject of any similar investigation by any other Health Authority.
(c) The Company and each of the Company Subsidiaries, is and has been since January 1, 2018, in compliance in all material respects with all Health Laws. The Company and its Subsidiaries have entered into appropriate contractual arrangements with their customers and subcontractors to the extent required by HIPAA and have implemented, to the extent necessary and applicable to the Company and the Company Subsidiaries, appropriate policies and procedures to ensure compliance with HIPAA and the protection of Personal Data. Neither the Company, nor any of the Company Subsidiaries (i) has received any material written notice from any Health Authority (including a warning, untitled or notice of violation letter or Form FDA-483) alleging any violation of any Health Law, (ii) are subject to any material enforcement, regulatory or administrative proceedings against or affecting the Company relating to or arising under any Health Law and, to the Knowledge of the Company, no such enforcement, regulatory or administrative proceeding has been threatened, or (iii) are a party to any corporate integrity agreement, monitoring agreement, deferred prosecution agreement, consent decree, settlement order, or other similar agreement, in each case, entered into with or imposed by any Governmental Authority, and, to the Knowledge of the Company, no such action is pending as of the date hereof.
(d) Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) all preclinical studies and clinical trials conducted by or on behalf of the Company and the Company Subsidiaries have been conducted in compliance with all applicable Laws, (ii) as of the date hereof, no clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has been terminated or suspended prior to completion primarily for safety or other non-business reasons, (iii) as of the date hereof, neither the FDA nor any other applicable Governmental Authority, clinical investigator who has participated or is participating in, or institutional review board that has or has had jurisdiction over, a clinical trial conducted by or on behalf of the Company and the Company Subsidiaries has commenced, or, to the Knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any ongoing clinical investigation conducted by or on behalf of the Company and the Company Subsidiaries. With respect to each Company Product, the Company has made available to Parent complete and accurate copies of all material clinical and preclinical data in the possession of the Company and all material written correspondence that exists as of the date of this Agreement between the Company and the applicable Governmental Authorities.
(e) None of the Company, any of the Company Subsidiaries or, to the Knowledge of the Company, any of their respective directors, officers, employees, or agents has been convicted of any crime or engaged in any conduct that has resulted, or would reasonably be expected to result in being disqualified, debarred or deregistered, or excluded by any Governmental Authority from participation in any Federal Health Care Program (as that term is defined in 42 U.S.C. Sec. 1320a-7b(f)) or under 21 U.S.C. Sec. 335a or comparable applicable Law.
(f) All manufacturing operations conducted by or for the benefit of the Company and the Company Subsidiaries have been conducted in compliance in all material respects with all applicable Health Laws, including good manufacturing practices regulations. No Company Product has been recalled, withdrawn or suspended (whether voluntarily or otherwise) or has been adulterated or misbranded by the Company or a Company Subsidiary in a manner that would reasonably be expected to result in action by a Governmental Authority. No proceedings seeking the recall, withdrawal, suspension or seizure of any such Company Product or pre-market approvals or marketing authorizations are pending or, to the Knowledge of the Company, threatened against the Company, nor have any such proceedings been pending at any time. The Company has made available to Parent all information about adverse drug experiences obtained or otherwise received by the Company from any source, in the United States or outside of the United States, including information derived from clinical investigations, surveillance studies or registries, reports in the scientific literature and unpublished scientific papers relating to any Company Product in the possession of the Company (or to which it has reasonable access).

Section 3.14 Intellectual Property; IT Assets; Data Privacy.
(a) Section 3.14(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and accurate list of (i) all Company Intellectual Property that is Registered Intellectual Property that has not otherwise lapsed, been abandoned, expired or been cancelled (“Company Registered Intellectual Property”), and (ii) any invention disclosures and draft patent applications included in the Company Intellectual Property, in each case (i) and (ii), indicating for each such item, as applicable, the owner, the application, publication or registration number, and date and jurisdiction of filing or issuance, as applicable. All necessary registration, maintenance, renewal, and other relevant filing fees due through the date of this Agreement have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant Governmental Authority or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Company Registered Intellectual Property in full force and effect.
(b) The Company is the sole and exclusive owner (including owner of record) of all right, title and interest in and to each item of Company Intellectual Property, except the Company Intellectual Property licensed to the Company.
(c) Each item of Company Registered Intellectual Property (other than applications for Company Registered Intellectual Property) is subsisting and, with respect to Company Registered Intellectual Property issued by an applicable Governmental Authority, to the Company’s Knowledge, valid and enforceable (assuming registration where required for enforcement). Except as noted in Section 3.14(a)(i) and Section 3.14(a)(ii) of the Company Disclosure Letter, the Company, and Company Subsidiaries exclusively own the Company Intellectual Property, free and clear of all Liens other than Permitted Liens.
(d) Except as noted in Section 3.14(a)(i) and Section 3.14(a)(ii) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has granted to any Person a joint ownership interest of, or has granted, or permitted any Person to retain, any exclusive rights that remain in effect in, any Company Intellectual Property material to the conduct of the businesses of the Company and the Company Subsidiaries. To the Company’s Knowledge, the Company Intellectual Property and Licensed Intellectual Property include all Intellectual Property Rights that are necessary and sufficient to enable the operation and conduct of the businesses of the Company and the Company Subsidiaries as currently being conducted or as contemplated to be conducted.
(e) To the Company’s Knowledge, since January 1, 2018, the conduct of the businesses of the Company and the Company Subsidiaries and the Company Products have not infringed, violated, or misappropriated the Intellectual Property Rights of any third party and do not infringe, violate or misappropriate the Intellectual Property Rights of any third party. No Legal Proceeding has been filed or threatened in writing against the Company or any Company Subsidiary by any third party (i) alleging that the conduct of the businesses of the Company or the Company Subsidiaries infringes, violates or misappropriates the Intellectual Property Rights of any third party or (ii) challenging or contesting the ownership, validity, scope, registrability, enforceability or use of any Company Intellectual Property other than office actions in the ordinary course of prosecution.
(f) To the Company’s Knowledge, no Person has or is misappropriating, infringing, diluting or violating any Company Intellectual Property. No such claims have been made in writing against any Person by the Company or any Company Subsidiary.
(g) Except as noted in Section 3.14(g) of the Company Disclosure Letter, the SLX Agreements, true and complete copies of which have been made available to Parent, remain in full force and effect and have not been amended in a manner that materially reduces the rights of any Company sublicensee. To the Knowledge of the Company, there are no facts or circumstances that would form the basis for any counterparty under the SLX Agreements to terminate any SLX Agreement with respect to Belumosudil, including, for the avoidance of doubt, with respect to a Company Subsidiary’s assumption of the responsibilities of the Buyer (as defined in the Nano Terra Merger Agreement) in accordance with the applicable SLX Agreements with respect to Belumosudil. The execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions do not and will not, under the terms of the SLX Agreements, result in (i) the loss or impairment of the Company’s right to sublicense or use any of the Company Intellectual Property Rights licensed to the Company pursuant to the SLX Agreements with respect to Belumosudil or (ii) the payment of any additional consideration for Parent’s right to sublicense or use any such Intellectual Property. Either (A) the

Buyer (as defined in the Nano Terra Merger Agreement) is, as a result of a Company Subsidiary’s compliance in all respects with its diligence obligations under Section 7.1 of the SLX Sublicense Agreement, in compliance in all respects with the diligence requirements set forth in Section 8.1 of the Nano Terra Merger Agreement with respect to Belumosudil, including the obligation to use Commercially Reasonable Efforts (as defined in the Nano Terra Merger Agreement) to develop Belumosudil; or (B) in completing the ROCKSTAR Study and/or the Clinical Trials, the Diligence Term (as such term is defined in the Nano Terra Merger Agreement) has expired with respect to Belumosudil. The Company has timely paid, or shall timely pay (to the extent due on or following the Agreement Date), to the appropriate party all material consideration due on or prior to the date that is ninety (90) days following the Closing Date under any SLX Agreement, including any and all Program Payments (as defined the Nano Terra Merger Agreement) and payments related to royalties and Sublicense Revenue (as such term is defined in the Nano Terra Merger Agreement). As of the Agreement Date, neither the Company nor any Company Subsidiary has received written notice with respect to Belumosudil (1) asserting a right of reversion or termination under the Nano Terra Merger Agreement or (2) asserting noncompliance with, or failure to perform, a diligence obligation or diligence requirement under any SLX Agreement. During the Interim Period, neither the Company nor any Company Subsidiary has received written notice with respect to Belumosudil (1) asserting a right of reversion or termination under the Nano Terra Merger Agreement or (2) asserting noncompliance with, or failure to perform, a diligence obligation or diligence requirement, in any material respect, under any SLX Agreement.
(h) To the Knowledge of the Company, no current or former director, officer, employee, contractor or consultant of the Company or the Company Subsidiaries jointly owns or retains any license or similar right under any Company Intellectual Property. All Persons who contributed to the creation or development of any material Company Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary have signed written documents obligating them to assign and have validly assigned, in writing, to the Company or the Company Subsidiaries their rights and interests therein, except where such Intellectual Property automatically vested in the Company by operation of Law. No current or former directors, officers, employees, contractors or consultants of the Company or any of the Company Subsidiaries has made a written claim, or to the Company’s Knowledge, threatened to make any claim, of ownership or right, in whole or in part, to any material Company Intellectual Property or to any remuneration in connection therewith.
(i) The Company and each of the Company Subsidiaries have exercised commercially reasonable efforts to protect their rights in the Trade Secrets material to the business of the Company that are Company Intellectual Property, including through the development of policies for the protection of such Trade Secrets, and, to the Knowledge of the Company, there has been no unauthorized use, disclosure or misappropriation by any Person of any such Trade Secrets. To the Company’s Knowledge, each current and former employee, consultant or independent contractor of the Company or any Company Subsidiary who has had access to any Trade Secrets that are Company Intellectual Property has entered into a written agreement with the Company or Company Subsidiary to protect the secrecy and confidentiality of such Trade Secrets. In connection with the Company’s and the Company Subsidiaries’ license grants to third parties of any licenses to use any Source Code to any Software for any Company Product for which the Company and the Company Subsidiaries have determined to maintain as a Trade Secret, such arrangements contain customary contractual protections designed to appropriately limit the rights of such third party licensees and preserve the Company’s rights to the Trade Secrets embodied by such Source Code, except where such failure to do so would not be material to the Company and the Company Subsidiaries, taken as a whole.
(j) No government funding and no facilities of a university, college, other educational institution or research center were used in the development of any Company Intellectual Property where, as a result of such funding or the use of such facilities, such entity has any right, title or interest in such Company Intellectual Property, and (ii) no former or current employee, consultant or independent contractor of the Company or any Company Subsidiary who contributed to the creation or development of any Company Intellectual Property has performed services for the government or a university, college, other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Company Subsidiary.
(k) Since January 1, 2018, the Processing of any Personal Data by or on behalf of the Company and the Company Subsidiaries has not materially violated, and does not materially violate, any applicable Privacy and Data Security Requirements. None of the Company’s or Company Subsidiaries’ privacy policies or notices have contained any material omissions or been misleading or deceptive. There is no Legal Proceeding pending, asserted in writing or threatened in writing against the Company or any of the Company Subsidiaries alleging a violation of any Privacy and Data Security Requirement or any Person’s right of privacy or publicity, and, to the Knowledge of the Company, no valid basis exists for any such Legal Proceeding. Neither the Company nor its Subsidiaries has (i) received any written communications from or (ii) to the Knowledge of the Company, been the subject of any claim, charge, investigation or regulatory inquiry by a data protection authority or any other Governmental Authority, in each of (i) and (ii), regarding the Processing of Personal Data. To the Knowledge of the Company, there are no facts or circumstances that could reasonably form the basis of any such claim, charge, investigation, or regulatory inquiry. The execution and performance of this Agreement will not breach or otherwise cause any violation on the part of the Company or any of the Company Subsidiaries of any applicable Privacy and Data Security Requirements.
(l) To the Knowledge of the Company, the IT Assets operate and perform in all material respects sufficient to permit the operation of the Company’s and Company Subsidiaries’ business as currently conducted. To the Knowledge of the Company, (i) there has been no actual or threatened security breach or unauthorized access to or use of any of the IT Assets, and (ii) the Company has used security measures designed to protect the IT Assets from any viruses, worms, trojan horses, bugs or faults, breakdowns, contaminants or continued substandard performance that would be expected to cause any disruption or interruption in or to the use of any such IT Assets or to the business of the Company and Company Subsidiaries.
(m) The Company and Company Subsidiaries have (i) implemented and maintained reasonable technical and organizational safeguards to protect Personal Data and other confidential data in its possession or under its control against loss, theft, misuse or unauthorized access, use, modification, alteration, destruction or disclosure, and (ii) taken reasonable steps to ensure that any third party with access to Personal Data collected by or on behalf of the Company and Company Subsidiaries has implemented and maintained the same. To the Knowledge of the Company, no Person has gained unauthorized access to, engaged in unauthorized Processing, disclosure or use, or accidentally or unlawfully destroyed, lost or altered (i) any Personal Data related to the business of the Company or the Company Subsidiaries or (ii) any IT Assets that Process Personal Data related to the business of the Company or the Company Subsidiaries, its respective Personal Data processors, customers, subcontractors or vendors, or any other Persons on its behalf. Neither the Company nor the Company Subsidiaries has notified or, as of the date hereof, plans to notify, either voluntarily or as required by any Privacy and Data Security Requirements any affected individual, any third party, any Governmental Authority or the media of any breach or non-permitted use or disclosure of Personal Data of the Company or the Company Subsidiaries.
Section 3.15 Employment Matters.
(a) Neither the Company nor any Company Subsidiary is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union, works council, labor organization or similar organized employee representative (collectively, “CBAs”), nor is any such contract, agreement or understanding presently being negotiated, nor, to the Knowledge of the Company, is there, a representation campaign respecting any employees of the Company or any of the Company Subsidiaries. As of the Agreement Date, there is no pending or, to the Knowledge of the Company, threatened, labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Company or any of the Company Subsidiaries which, individually or in the aggregate, has resulted in, or would reasonably be expected to have a Company Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) neither the Company nor any Company Subsidiary is engaged in any unfair labor practice and there are no unfair labor practice charges or complaints against the Company or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened, before a Governmental Authority, (b) the Company and each Company Subsidiary is in compliance with all applicable Laws with respect to labor and employment, including all Laws relating to labor relations, employment and employment practices, occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees and independent contractor, immigration and workers’ compensation, and (c) no Legal Proceeding with respect to the Company or any of the Company Subsidiaries in relation to the employment or alleged employment of any individual is ongoing, pending or, to the Knowledge of the Company, threatened. Since January 1, 2018, the Company and the Company Subsidiaries have not received or been involved in any complaints, claims or Legal Proceeding against any management-level Company Employee relating to sexual harassment, bullying or discrimination or alleging a workplace culture that would encourage or be conducive to the foregoing.
(b) Since January 1, 2018, all individuals who perform or have performed services for the Company have been properly classified under applicable law as (i) employees or independent contractors and (ii) for employees, as an “exempt” employee or a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938 and applicable state laws), and no such individual has been improperly included or excluded from any Company Plan, except for non-compliance or exclusions which would not reasonably be expected to result in a Company Material Adverse Effect and the Company has not received notice of any pending or, to the Knowledge of the Company, threatened inquiry or audit from any Governmental Authority concerning an such classifications.
Section 3.16 Insurance. All material insurance policies, material self-insurance programs and arrangements relating to the business, assets and operations of the Company and the Company Subsidiaries are set forth on Section 3.16 of the Company Disclosure Letter (“Insurance Policies”). To the Knowledge of the Company, all such Insurance Policies or their replacements are in full force and effect with no notices of cancellation or modification pending, all premiums due have been paid to date and there is no existing default or event which, without the giving of notice or lapse of time or both, would constitute a default by any insured thereunder.
Section 3.17 Material Contracts.
(a) Except for this Agreement, Section 3.17 of the Company Disclosure Letter sets forth a list as of the Agreement Date of each Contract to which the Company or any of the Company Subsidiaries is a party to or bound by (other than a Contract solely between or among the Company and its wholly owned Company Subsidiaries) (each of the following Contracts being a “Company Material Contract”):
(i) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;
(ii) is with a related person (as defined in Item 404 of Regulation S-K of the Securities Act) that would be required to be disclosed in the Company SEC Reports;
(iii) that relates to the formation, creation, governance, economics or control of any material joint venture, partnership or other similar arrangement;
(iv) that is for the acquisition or disposition of any material business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise), or that contains a material right of first negotiation, right of first refusal or similar right, in each case entered into since January 1, 2018;
(v) that is relating to the borrowing or lending of Indebtedness in a principal amount in excess of $1,000,000 (whether incurred, assumed, guaranteed or secured by any asset);
(vi) any Contract (excluding purchase orders) that is one of the top 10 Contracts for the purchase of materials, supplies, goods, services, equipment or other assets, measured by aggregate payments made by the Company or the Company Subsidiaries during the fiscal year ended December 31, 2020;
(vii) any Contract containing any grant of any license or covenant not to assert relating to or under Intellectual Property Rights (A) by the Company or any Company Subsidiary to a third party or (B) by a third party to the Company or any Company Subsidiary, excluding licenses of non-customized off-the-shelf Software commercially available on standard terms for an annual fee of no more than $100,000;
(viii) that contains (A) any covenant that purports to materially limit or otherwise restrict the ability of the Company or the Company Subsidiaries to compete in any business or geographic area, or (B) a “most favored nation” clause or other term providing preferential pricing or treatment to a third party;
(ix) that requires by its terms or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or the Company Subsidiaries in an amount having a value in excess of $1,000,000 in the fiscal year ending December 31, 2021 or in any single fiscal year thereafter, other than Contracts entered into the ordinary course of business with contract research organizations;

(x) that prohibits the payment of dividends or distributions in respect of the capital stock of the Company, the pledging of the capital stock or other equity interests of the Company or prohibits the issuance of any guaranty by the Company;
(xi) that is with any Affiliate, director, executive officer (as such term is defined in the Exchange Act), holder of 5% or more of Equity Interests of the Company or, to the Knowledge of the Company, any of their Affiliates (other than the Company) or immediate family members (other than offer letters that can be terminated at will without severance obligations and Contracts pursuant to Company Options);
(xii) that is with any Governmental Authority under which payments in excess of $1,000,000 were received by the Company in the most recently completed fiscal year;
(xiii) pursuant to which the Company or any Company Subsidiaries has continuing guarantee, “earn-out” or similar contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the ordinary course of business), including (A) milestone or similar payments, including upon the achievement of regulatory or commercial milestones or (B) payment of royalties or other amounts calculated based upon any revenues or income of the Company, in each case that could result in payments in excess of $500,000 in any fiscal year;
(xiv) the primary purpose of which is to provide for indemnification or guarantee of the obligations of any other Person that would be material to the Company, other than any such Contracts entered into in the ordinary course of business; and
(xv) any material hedging, swap, derivative or similar Contract.
(b) The Company has made available to Parent true and correct copies of each Company Material Contract in effect as of the Agreement Date. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole, (i) each of the Company Material Contracts is in full force and effect, and represents a valid and binding obligation of the Company or a Company Subsidiary, enforceable in accordance with its terms against the Company or the Company Subsidiary (as the case may be), to the Knowledge of the Company, each other party thereto, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in Law or equity), (ii) neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any other party to such Company Material Contract, is in breach of or default (or, to the Knowledge of the Company, has received notice of an alleged breach or default) under any Company Material Contract and, neither the Company nor any Company Subsidiary nor, to the Company’s Knowledge, any other party to such Company Material Contract, has taken or failed to take any action that with or without notice, lapse of time or both would constitute a breach of or default under any Company Material Contract, (iii) since January 1, 2020 through the Agreement Date, neither the Company nor any Company Subsidiaries have received any written notice regarding any violation or breach or default under any Company Material Contract that has not since been cured and (iv) neither the Company nor any Company Subsidiaries have waived in writing any rights under any Company Material Contract.
Section 3.18 Real Property.
(a) Neither the Company nor any Company Subsidiary owns any real property.
(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true and correct list of all properties leased, subleased, licensed or occupied by the Company or a Company Subsidiary as of the Agreement Date (collectively, the “Leased Real Property”) and the Real Property Leases in connection therewith. Except as would not reasonably be expected to have a Company Material Adverse Effect, (i) the Company or a Company Subsidiary has a valid leasehold interest in all of the Leased Real Property, free and clear of all Liens (except for Permitted Liens), (ii) each Real Property Lease is valid and binding on the Company or a Company Subsidiary and, to the Company’s Knowledge, each counterparty thereto, and is full force and effect, (iii) neither the Company nor any Company Subsidiary is in breach of or default under any Real Property Lease, nor, to the Company’s Knowledge, is any other party to such Real Property Lease, and (iv) neither the Company nor any Company Subsidiary has received any written notice from the counterparty under any Real Property Lease that such counterparty intends to terminate such Real Property Lease. The Company has delivered or made available to Parent complete and accurate copies of all Real Property Leases.

(c) Except as set forth in Section 3.18 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has leased, subleased, licensed, transferred or mortgaged any portion of any Leased Real Property to any Person.
(d) Neither the Company nor any Company Subsidiary has received any written notice of existing, pending or threatened (i) condemnation proceedings affecting the Leased Real Property, or (ii) zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to materially and adversely affect the ability to use and operate the Leased Real Property as currently used and operated.
Section 3.19 Environmental Matters. Except for those matters that would not reasonably be expected to have a Company Material Adverse Effect, (a) each of the Company and the Company Subsidiaries is, and since January 1, 2018 has been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Governmental Authorizations required under Environmental Laws for the operation of its business; (b) as of the date hereof, there is no investigation, suit, claim, action or Legal Proceeding relating to or arising under any Environmental Law that is pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiaries or, to the Knowledge of the Company, the Leased Real Property; (c) as of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice, report or other information of or entered into any legally binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any Company Subsidiaries relating to or arising under Environmental Laws; (d) to the Knowledge of the Company: (i) no Person has been exposed to any Hazardous Materials at a property or facility of the Company or any Company Subsidiaries at levels in excess of applicable permissible exposure levels; and (ii) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any Company Subsidiaries under any Environmental Law; and (e) neither the Company nor any Company Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Company Material Contracts or Real Property Leases.
Section 3.20 Title to Assets. Each of the Company and the Company Subsidiaries has good and valid title to all material assets (excluding intellectual property, which is covered under Section 3.14) owned by it as of the date of this Agreement, including all material assets reflected on the Balance Sheet, except for assets sold or otherwise disposed of in the ordinary course of business since the date of the Balance Sheet and except where such failure would not reasonably be expected to have a Company Material Adverse Effect.
Section 3.21 Inapplicability of Anti-takeover Statutes. Assuming the accuracy of the representations and warranties of Merger Subsidiary and Parent in Section 4.4, there is no takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL, applicable to this Agreement and the Transactions that requires additional action by the Company Board in order for any such anti-takeover statute to be inapplicable to this Agreement and the Transactions.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY
Each of Merger Subsidiary and Parent represents and warrants to the Company as follows:
Section 4.1 Organization. Each of Parent and Merger Subsidiary is a corporation, limited liability company, limited partnership or other legal entity duly organized, validly existing and, where applicable in good standing under the Laws of the jurisdiction of its organization (to the extent the “good standing” concept is applicable in the case of any jurisdiction outside the United States), except where the failure to be so organized, existing, or in good standing would not reasonably be expected to have a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions. Each of Parent and Merger Subsidiary has all requisite corporate or similar power and authority to enable it to own, operate and lease its properties and to carry on its business as now conducted. Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation, bylaws or other constituent documents, as amended to the Agreement Date, of Merger Subsidiary.
Section 4.2 Authorization; No Conflict.
(a) The execution, delivery and performance by each of Parent and Merger Subsidiary of this Agreement and the consummation by each of Parent and Merger Subsidiary of the Transactions are within the corporate or similar powers of Parent and Merger Subsidiary, as applicable, and, subject to the completion of the actions contemplated by Section 5.16, have been duly authorized by all necessary corporate or similar action on the part of each of Parent and Merger Subsidiary. Each of Parent and Merger Subsidiary has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding agreement of each of Parent and Merger Subsidiary enforceable against each of Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).
(b) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation by Merger Subsidiary and Parent of the Transactions require no action by or in respect of or filing with any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, (iii) compliance with any applicable requirements of the Securities Act and the Exchange Act, (iv) compliance with any applicable rules of Euronext Paris and Nasdaq Global Select Market, and (v) any additional actions or filings, except those that the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions.
(c) The execution, delivery and performance by Merger Subsidiary and Parent of this Agreement and the consummation of the Transactions do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation, bylaws or other constituent documents of Merger Subsidiary and Parent, (ii) assuming compliance with the matters referred to in Section 4.2(b), contravene, conflict with or result in a violation or breach of any provision of any applicable Law or Order, (iii) assuming compliance with the matters referred to in Section 4.2(b), require any consent or other action by any Person under, result in any breach of, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or the loss of any benefit to which Parent or Merger Subsidiary is entitled under, any Contract, or (iv) result in the creation or imposition of any Lien on any asset of Parent or Merger Subsidiary, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Parent’s or Merger Subsidiary’s ability to consummate the Merger and the Transactions.
Section 4.3 No Legal Proceedings Challenging the Merger. There are no Legal Proceedings pending or, to the knowledge of Parent, threatened, to which Parent or any Subsidiary of Parent is a party that, individually or in the aggregate has had or would reasonably be expected to have a material adverse effect on Parent’s ability to consummate the Merger and the Transactions. As of the Agreement Date, (a) there is no Legal Proceeding pending against Merger Subsidiary or Parent challenging the Merger; and (b) to the Knowledge of Parent, no Legal Proceeding has been threatened against Merger Subsidiary or Parent challenging the Merger.
Section 4.4 Ownership of Company Common Stock. Other than as a result of this Agreement, none of Parent, Merger Subsidiary or any of their respective Subsidiaries beneficially own (as such term is used in Rule 13d-3 promulgated under the Exchange Act) or owns (as such term is used in Section 203 of the DGCL) any shares of Company Common Stock or any options, warrants or other rights to acquire Company Common Stock or other securities of, or any other economic interest (through derivatives, securities or otherwise) in the Company. None of Merger Subsidiary or Parent or any of their “affiliates” or “associates” are, or at any time during the last three (3) years has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL. Prior to the Agreement Date, neither Parent nor Merger Subsidiary has taken, or authorized or permitted any Representatives of Parent or Merger Subsidiary to take, any action that would reasonably be expected to cause, Parent, Merger Subsidiary or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.
Section 4.5 Broker’s or Finder’s Fees. Except for Centerview Partners (whose fees and commissions will be paid by Parent or its Subsidiaries), no agent, broker, Person or firm acting on behalf of Parent or any of its Subsidiaries or under Parent’s or any of its Subsidiaries’ authority is or will be entitled to any advisory or broker’s or finder’s or other similar fee or commission from any of the parties hereto in connection with any of the Transactions.

Section 4.6 Activities of Merger Subsidiary. Merger Subsidiary was formed solely for the purpose of engaging in the Transactions. Merger Subsidiary has not and will not prior to the Effective Time engage in any activities other than those contemplated by this Agreement and has, and will have as of immediately prior to the Effective Time, no liabilities other than those incident to its formation and pursuant to the Transactions.
Section 4.7 Disclosure Documents. The information supplied or to be supplied by or on behalf of Parent, Merger Subsidiary or any other Subsidiary of Parent for inclusion or incorporation by reference in the Proxy Statement will, when the Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders and at the time of the Company Stockholder Approval, comply in all material respects with the applicable requirements of the Exchange Act. None of the information supplied or to be supplied by or on behalf of Merger Subsidiary, Parent or any of its other Subsidiaries expressly for inclusion or incorporation by reference in the Proxy Statement will, at the time such Proxy Statement, or any amendment or supplement thereto, is first sent or given to the Company’s stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The representations and warranties contained in this Section 4.7 shall not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its Representatives specifically for use or incorporation by reference therein.
Section 4.8 Sufficiency of Funds. Parent has, and shall at the Closing have, sufficient cash, marketable securities and other sources of immediately available funds necessary to consummate the Transactions and pay all amounts due in connection therewith, including the Merger Consideration.
Section 4.9 Certain Arrangements. There are no Contracts or commitments to enter into Contracts between Parent, Merger Subsidiary or any of their Affiliates, on the one hand, and any director, officer or employee of the Company or any of the Company Subsidiaries, on the other hand.
Section 4.10 No Other Company Representations or Warranties. Except as and only to the extent expressly set forth in the representations and warranties made by the Company and contained in Article III, Merger Subsidiary and Parent hereby acknowledge and agree that: (a) neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, has made or is making any other express or implied representation or warranty with respect to the Company or Company Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person; and (b) except in the case of Fraud, neither the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person will have or be subject to any liability or indemnification obligation or other obligation of any kind or nature to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, resulting from the delivery, dissemination or any other distribution to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, or the use by Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, of any such information provided or made available to any of them by the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives or any other Person, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to Merger Subsidiary, Parent or any of their respective Affiliates or Representatives or any other Person, in “data rooms,” confidential information memoranda or management presentations in anticipation or contemplation of the Merger or any of the Transactions.
ARTICLE V
COVENANTS
Section 5.1 Access and Investigation. Subject to the Confidentiality Agreement, during the period commencing on the Agreement Date and ending on the earlier of (a) the Effective Time and (b) the termination of this Agreement pursuant to Section 7.1 (such period being referred to herein as the “Interim Period”), the Company shall, and shall cause the Company Subsidiaries and its and their respective Representatives to, upon reasonable advance notice to the Company from Parent: (i) provide Parent and Parent’s Representatives with reasonable access during normal business hours to the Company’s and the Company Subsidiaries’ books, records, Tax Returns, material operating and financial reports, work papers, assets, officers, personnel, offices and other facilities, Contracts and other documents and information relating to the Company and the Company Subsidiaries and (ii) provide Parent and Parent’s Representatives with such copies of the books, records, Tax Returns, work papers, Contracts and other documents and information relating to the Company and the Company Subsidiaries, and with such additional financial, operating and other data and information regarding the Company and the Company Subsidiaries, as Parent may reasonably request; provided, however, that any such access shall be conducted at Parent’s expense, under the supervision of appropriate personnel of the Company and in such a manner not to unreasonably interfere with the normal operation of the business of the Company or create material risk of damage or destruction to any material assets or property. Any such access shall be subject to the Company’s reasonable security measures and insurance requirements and shall not include invasive testing. Information obtained by Merger Subsidiary or Parent pursuant to this Section 5.1 will constitute “Evaluation Material” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement. Nothing in this Section 5.1 will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would: (A) violate any of its or its Affiliates’ respective obligations with respect to confidentiality; (B) result in a violation of applicable Law; (C) result in the loss of a legal protection afforded by the attorney-client privilege or the attorney work product doctrine or similar privilege; or (D) is commercially sensitive (as determined by the Company in its sole discretion), in each case, so long as the Company has reasonably cooperated with Parent to either permit such inspection of or to disclose such information on a basis that does not waive such privilege with respect thereto, disclose such information subject to execution of a joint defense agreement in customary form, and/or limit disclosure to external counsel of Parent. Notwithstanding anything to the contrary in this Section 5.1, the Company may satisfy its obligations set forth above by electronic means if physical access would not be permitted or reasonably practical in light of any COVID-19 Measures.
Section 5.2 Operation of the Company’s Business.
(a) Except (i) as expressly contemplated, required or permitted by this Agreement, (ii) as required by applicable Law, (iii) as set forth in Section 5.2(a) or Section 5.2(b) of the Company Disclosure Letter, (iv) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (v) for any actions taken reasonably and in good faith in response to any COVID-19 Measure or COVID-19, during the Interim Period, the Company shall and shall cause the Company Subsidiaries to: (A) ensure that it conducts its and their respective businesses in the ordinary course in all material respects and in compliance in all material respects with all applicable Laws; (B) use commercially reasonable efforts to preserve intact its and their respective current business organizations, keep available the services of its and their respective current officers and employees and maintain its and their respective relations and goodwill with material customers, suppliers, landlords, Governmental Authorities and other Persons having material business relationships with the Company or the Company Subsidiaries; and (C) keep in full force and effect all appropriate insurance policies covering all material assets of the Company.
(b) Except (v) as expressly contemplated, required or permitted by this Agreement, (w) as required by applicable Law, (x) as set forth in Section 5.2(b) of the Company Disclosure Letter, (y) as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed) or (z) for any actions taken reasonably and in good faith in response to any COVID-19 Measure or COVID-19, during the Interim Period, the Company shall not and shall cause the Company Subsidiaries not to:
(i) establish a record date for, declare, accrue, set aside or pay any dividend, make or pay any dividend or other distribution (whether in cash, stock, property or otherwise) in respect of any shares of capital stock or any other Company or Company Subsidiary securities (other than dividends or distributions paid in cash from a direct or indirect wholly owned Company Subsidiary to the Company or another direct or indirect wholly owned Company Subsidiary or deemed dividends paid by the Company to holders of shares of the Convertible Preferred Stock); adjust, split, combine or reclassify any capital stock or otherwise amend the terms of any Company or Company Subsidiary securities; or acquire, redeem or otherwise reacquire or offer to acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than (1) the withholding or retirement of shares of Company Common Stock to satisfy Tax obligations with respect to Company Equity Awards outstanding on the Agreement Date and (2) the acquisition by the Company of shares of Company Common Stock in connection with the surrender of shares of Company Common Stock by holders of Company Options outstanding on the Agreement Date in order to pay the exercise price thereof.
(ii) sell, issue, grant or authorize the sale, issuance, or grant of any Equity Interests, except that (w) the Company may issue shares of Company Common Stock pursuant to the exercise or settlement of Company Equity Awards under the Stock Plans outstanding on the Agreement Date in accordance with the terms of such Company Equity Awards; (x) the Company may issue shares of Company Common Stock in connection with the conversion of the Convertible Notes or the Convertible Preferred Stock and (y) the Company may issue shares of Company Common Stock in connection with the exercise of Warrants pursuant to the Warrant Documentation;
(iii) except as otherwise contemplated by Section 1.5, amend or otherwise modify any of the terms of any outstanding Company Equity Awards;
(iv) amend or permit the adoption of any amendment to the Company Charter Documents or the certificate of incorporation and bylaws (or other similar organizational documents) of any of the Company Subsidiaries;
(v) (A) acquire, by means of a merger, consolidation, recapitalization or otherwise, (1) any Equity Interest of any other Person or (2) any assets (other than (x) purchases pursuant to commitments under Contracts of the Company or any Company Subsidiary as in effect on the date of this Agreement and made available to Parent or (y) acquisitions of raw materials or supplies in the ordinary course of business or (B) otherwise effect or become a party to any merger, liquidation or partial liquidation, dissolution, restructuring, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares, reorganization of the Company or similar transaction;
(vi) form any Company Subsidiary or enter into any joint venture, partnership, limited liability corporation or similar arrangement;
(vii) make or authorize any capital expenditure other than any capital expenditure that (A) is provided for in the Company’s capital expense budget delivered to Parent prior to the date of this Agreement, which expenditures shall be in accordance with the categories set forth in such budget, or (B) in an amount, in the aggregate, of less than $500,000;
(viii) (A) amend or modify in any material respect, waive any rights under, terminate, replace or release, settle or compromise any material claim, liability or obligation under any Company Material Contract or Real Property Lease or (B) enter into any Contract which if entered into prior to the date hereof would have been a Company Material Contract or Real Property Lease;
(ix) sell, assign, transfer or otherwise dispose of, lease or license or grant any right to, assets or property material to the Company and the Company Subsidiaries, taken as a whole, to any other Person, except for dispositions of inventory in the ordinary course of business;
(x) sell, lease, sublease, license, sublicense, assign or otherwise grant rights under any material Company Intellectual Property (except for non-exclusive licenses granted in the ordinary course of business) or transfer, cancel, abandon or fail to renew, maintain or diligently pursue applications for or otherwise dispose of any Company Intellectual Property (other than non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice);
(xi) (A) lend money to, or make any advances to, capital contributions to or investments in, any Person (other than (x) advances to Company Employees for travel and other business related expenses in the ordinary course of business or (y) loans, advances, capital contributions or investments to or in a direct or indirect wholly owned Company Subsidiary), (B) guarantee any Indebtedness, or (C) incur any Indebtedness;
(xii) except as required pursuant to the terms of any Company Plan in effect as of the Agreement Date or applicable Law, (A) establish, adopt, enter into or amend in any respect any Company Plan or any CBA, other than entry into offer letters or other employment Contracts with new hires permitted by subsection (F) hereof in the ordinary course of business consistent with past practice; (C) amend or waive any of its rights under, or accelerate the vesting under, any provision of any Company Plan; (D) grant any increase in compensation, bonuses or other benefits to any current or former directors, officers, employees, independent contractors or other service providers of the Company; (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Plan; (F) hire, terminate (other than for cause, as determined by the Company in its reasonable discretion or as defined in any applicable Company Employee Agreement), or layoff (or give notice of any such actions to) any employee with an annual base salary in excess of $150,000;
(xiii) enter into or amend any change-of-control, retention, employment, severance, consulting or other material agreement with any current or former directors, officers, employees, independent contractors or other service providers of the Company with an annual base salary in excess of $150,000;
(xiv) other than as required by changes in GAAP or SEC rules and regulations, change any of its methods of financial accounting or financial accounting practices in any material respect;
(xv) (A) make, change or rescind any material Tax election; (B) settle or compromise any material Tax claim; (C) change (or request to change) any material method of accounting for Tax purposes; (D) file any material amended Tax Return; (E) waive or extend any statute of limitation in respect of a period within which an assessment or reassessment material Taxes may be issued (other than such extension that arises solely as a result of an extension of time to file a Tax Return obtained in the ordinary course of business); (F) surrender any claim for a refund of Taxes; or (G) enter into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax Legal Requirements) with any Governmental Authority;
(xvi) commence any Legal Proceeding, except with respect to: (A) routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business (provided, that the Company consults with Parent and considers in good faith the views and comments of Parent with respect to any such Legal Proceeding prior to commencement thereof); or (C) in connection with a breach of this Agreement or any other agreements contemplated hereby;
(xvii) settle, release, waive or compromise any Legal Proceeding or other claim (or threatened Legal Proceeding or other claim), other than (A) any Transaction Litigation (subject to Section 5.11) or (B) any Legal Proceeding relating to a breach of this Agreement or any other agreements contemplated hereby and (1) that results solely in a monetary obligation involving only the payment of monies by the Company of not more than $500,000 in the aggregate; (2) that results solely in a monetary obligation that is funded by an indemnity obligation to, or an insurance policy of, the Company and the payment of monies by the Company that together with any settlement made under clause (1) are not more than $500,000 in the aggregate (not funded by an indemnity obligation or through insurance policies); or (3) that results solely in a monetary obligation involving payment by the Company of an amount not greater than the amount specifically reserved in accordance with GAAP with respect to such Legal Proceedings or claim on the Balance Sheet;
(xviii) enter into any CBA (except to the extent required by applicable Law);
(xix) adopt or implement any stockholder rights plan or similar arrangement;
(xx) enter into any Contract reasonably expected to cause the Company to abandon, terminate, delay, fail to consummate, materially impede or interfere with the Transactions; or
(xxi) authorize any of, or commit, resolve, propose or agree in writing or otherwise to take any of, the foregoing actions.
(c) Notwithstanding anything to the contrary set forth in this Agreement, the Company’s obligations under this Agreement to act or refrain from acting, or to cause its Subsidiaries to act or refrain from acting, will, with respect to any Entities (and their respective Subsidiaries) that are not wholly owned Subsidiaries, be subject to (i) the certificate of incorporation and bylaws (and other similar organizational documents) of such Entity and its Subsidiaries, (ii) the scope of the Company’s or the Company Subsidiaries’ power and authority to bind such Entity and its Subsidiaries, and (iii) the Company’s and the Company Subsidiaries’ duties (fiduciary or otherwise) to such Entity and its Subsidiaries or any of its equity holders; provided that the Company or such Subsidiary has exercised all of its respective rights under such certificate of incorporation and bylaws (and other similar organizational documents) of such Subsidiary or Entity subject to such duties.

Section 5.3 Acquisition Proposals.
(a) No Solicitation. From the Agreement Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Article VII, and except as permitted by this Section 5.3, the Company shall not, and shall cause the Company Subsidiaries and its and their respective directors and officers not to, and shall direct other Representatives not to, directly or indirectly:
(i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal (other than discussions solely to inform such Person of the provisions contained in this Section 5.3(a));
(ii) engage in, continue or otherwise participate in any discussions (other than, in response to an unsolicited inquiry from any Person relating to an Acquisition Proposal, informing such Person of the provisions contained in this Section 5.3(a)) or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal or any proposal or offer that would reasonably be expected to lead to an Acquisition Proposal;
(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal; or
(iv) except as permitted by Section 5.3(e), approve, endorse, recommend, or execute or enter into any letter of intent, agreement in principle, term sheet, memorandum of understanding, merger agreement, acquisition agreement, joint venture agreement or other similar Contract relating to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (an “Alternative Acquisition Agreement”). As soon as reasonably practicable after the date of this Agreement, the Company shall deliver a written notice to each Person that entered into a confidentiality agreement in anticipation of potentially making an Acquisition Proposal within the one hundred eighty (180) days prior to the Agreement Date requesting the prompt return or destruction of all confidential information previously furnished to any Person within the one hundred eight (180) days prior to the Agreement Date for the purposes of evaluating a possible Acquisition Proposal.
(b) Exceptions. Notwithstanding anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, the Company and its Representatives may (i) provide information in response to a request therefor by a Person who makes an unsolicited Acquisition Proposal if the Company did not violate Section 5.3(a) in any material respect in respect of such Person and following the Agreement Date if (x) such Acquisition Proposal did not result from a violation of Section 5.3(a) in any material respect; provided, that the Company shall substantially concurrently provide to Parent any nonpublic information concerning the Company that is provided to any such Person given such access which was not previously provided to Parent or its Representatives (y) prior to providing such information, the Company receives from such Person an executed confidentiality agreement on terms that, taken as a whole, are no less favorable in the aggregate to the other party than those contained in the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision or otherwise prohibit the making, or amendment, of an Acquisition Proposal and that does not prohibit the Company from providing any information to Parent or otherwise prohibit the Company from complying with its obligations under this Section 5.3 (any confidentiality agreement satisfying the criteria of this clause (y) being an “Acceptable Confidentiality Agreement”)) and (z) the Company promptly (and in any event within twenty-four (24) hours thereafter) makes available to Parent any non-public information concerning the Company or the Company Subsidiaries that the Company provides to any such Person that was not previously made available to Parent; (ii) engage or participate in any discussions or negotiations with any Person who has made such an Acquisition Proposal; or (iii) after having complied with Section 5.3(e) authorize, adopt, approve, recommend or otherwise declare advisable or propose to authorize, adopt, approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only if, (A) prior to taking any action described in clause (i), (ii) or (iii) above, the Company Board determines in good faith, after consultation with financial advisors and outside legal counsel, that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law, (B) prior to taking any action described in clause (i) or (ii) above, the Company Board has determined in good faith based on information then available that such Acquisition Proposal either constitutes a Superior Proposal or is reasonably likely to result in a Superior Proposal and (C) in the case referred to in clause (iii) above, the Company Board determines in good faith that such Acquisition Proposal is a Superior Proposal.

(c) Notice of Acquisition Proposals. The Company agrees that it will promptly (and, in any event, within twenty-four (24) hours) notify Parent (i) if any proposals or offers with respect to an Acquisition Proposal are received by the Company, (ii) if any information is requested from the Company in connection with an Acquisition Proposal and (iii) if any discussions or negotiations regarding an Acquisition Proposal are sought to be initiated or continued with the Company, or any of its Representatives, and in each case will provide, in connection with such notice, a summary of the material terms and conditions of any proposals, offers or requests (including, if applicable, unredacted copies of any written requests, proposals or offers, including proposed agreements). Thereafter, the Company shall keep Parent reasonably informed, on a prompt basis, of the status and material terms of any such proposals, offers, or amendments in connection therewith) and the status of any such discussions or negotiations.
(d) No Change of Recommendation or Alternative Acquisition Agreement. Subject to Section 5.3(e), the Company Board and each committee of the Company Board shall not:
(i) (A) fail to make, withhold, withdraw, qualify or modify (or publicly propose to withhold, withdraw, qualify or modify), in a manner adverse to Parent or Merger Subsidiary, the Company Board Recommendation, (B) approve, adopt or recommend (publicly or otherwise) an Acquisition Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) fail to recommend, in a solicitation/recommendation statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation 14D promulgated under the Exchange Act (other than any tender offer or exchange offer by Parent or Merger Subsidiary) within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the Exchange Act) of such tender offer or exchange offer or (E) in the event that an Acquisition Proposal has been publicly announced or publicly disclosed, fail to publicly reaffirm its recommendation of this Agreement within five (5) Business Days after Parent so requests in writing, provided that the Company Board shall only be required to make such reaffirmation two (2) times for any specific Acquisition Proposal (any action described in clauses (A) through (D), a “Change of Recommendation”); or
(ii) cause or permit the Company or any Company Subsidiary to enter into an Alternative Acquisition Agreement or any Contract (other than any Acceptable Confidentiality Agreement entered into in accordance with Section 5.3(b)) relating to any Acquisition Proposal.
(e) Change of Recommendation / Superior Proposal Termination. Notwith-standing anything to the contrary in this Agreement, at any time prior to the time the Company Stockholder Approval is obtained, (x) the Company Board may make a Change of Recommendation (1) if the Company receives a bona fide unsolicited Acquisition Proposal following the Agreement Date that did not result from a violation of Section 5.3 and the Company Board determines in good faith (after consultation with the Company’s outside legal and financial advisors) based on the information then available that such Acquisition Proposal constitutes a Superior Proposal or (2) in response to a Company Intervening Event, in either case of (1) or (2), only if the Company Board determines in good faith that the failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (y) if the Company Board is permitted to make a Change of Recommendation pursuant to clause (x)(1), the Company may also terminate this Agreement pursuant to Section 7.1 to enter into an Alternative Acquisition Agreement with respect to the applicable Superior Proposal; provided, however, that neither the Company Board or the Company shall take any of the foregoing actions unless:
(i) the Company shall have complied in all material respects with its obligations under this Section 5.3(e);
(ii) the Company shall have provided prior written notice (a “Determination Notice”) to Parent at least ninety-six (96) hours in advance (the “Notice Period”) to the effect that the Company Board intends to take such action and specifying in writing, in reasonable detail the circumstances giving rise to such proposed action, including, in the case such action is proposed to be taken in connection with an Acquisition Proposal, the information specified by Section 5.3(c) with respect to such Acquisition Proposal (it being understood and agreed that the delivery of a Determination Notice shall not, in and of itself, be deemed a Change of Recommendation);
(iii) the Company shall have, during the Notice Period negotiated with Parent and its Representatives in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement such that (A) the failure to take such action would no longer be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal ceases to constitute a Superior Proposal; provided, however, that in the event of any material revision to the terms of such Superior Proposal, the Company shall be required to deliver a new Determination Notice to Parent and to comply with the requirements of Section 5.3(e)(ii) and this Section 5.3(e)(iii) with respect to such new Determination Notice (except that the references to ninety-six (96) hours shall be deemed to be two (2) Business Days) and the revised Superior Proposal contemplated thereby;
(iv) at or following the end of such Notice Period, the Company Board shall have determined in good faith based on the information then available that (A) failure to take such action would continue to be inconsistent with the directors’ fiduciary duties under applicable Law and (B) with respect to any such action to be taken in connection with an Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal, in each case taking into account any revisions to this Agreement made or proposed in writing by Parent prior to the time of such determination pursuant to clause (iii) above; and
(v) in the event of a termination of this Agreement to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal, the Company shall have validly terminated this Agreement in accordance with Section 7.1 and paid the Company Termination Fee in accordance with Section 7.4.
(f) Certain Permitted Disclosure. Nothing contained in this Section 5.3 shall be deemed to prohibit the Company or the Company Board from (i) complying with its disclosure obligations under the U.S. federal securities Laws with regard to an Acquisition Proposal, including taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to the Company’s stockholders), or (ii) making any “stop-look-and-listen” communication to the Company’s stockholders pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communications to the Company’s stockholders); provided, however, that the Company Board shall not make or resolve to make a Change of Recommendation except in accordance with Section 5.3(e).
(g) Existing Discussions. Upon execution and delivery of this Agreement, the Company agrees that it will, and will cause the Company Subsidiaries and direct its and their respective Representatives, to (i) cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, (ii) immediately cease providing any information to any such Person or its Representatives, and (iii) promptly terminate all access granted to any such Person and its Representatives to any physical or electronic data room.
(h) Breach By Representatives. The Company agrees that any breach of this Section 5.3 by any of its Representatives shall be deemed to be a breach of this Agreement by the Company.
Section 5.4 Proxy Filing.
(a) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after the Agreement Date (and in any event on or prior to September 21, 2021), a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”) and, subject to Section 5.3, shall include the Company Board Recommendation in the Proxy Statement. Each of Parent and the Company shall provide the other with the information contemplated by Section 5.6(b) and shall otherwise reasonably assist and cooperate with the other in connection with any of the actions contemplated by this Section 5.4, including the preparation, filing and distribution of the Proxy Statement and the resolution of any comments in respect thereof received from the SEC.
(b) The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received in respect of the Proxy Statement by the SEC and to promptly resolve such comments with the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. The Company shall ensure that the Proxy Statement complies as to form in all material respects with the provisions of the Exchange Act (and the rules and regulations promulgated thereunder). If at any time prior to the Stockholders Meeting, any fact, event or circumstance relating to the Company or Parent or any of their respective Affiliates is discovered by the Company or Parent, which such fact, event or circumstance is required, pursuant to the Exchange Act, to be set forth in an amendment or supplement to the Proxy Statement, (i) the applicable party shall promptly inform the other parties hereto and (ii) the Company shall promptly amend or supplement the Proxy Statement to include disclosure of such fact, event or circumstance. Each of Parent, Merger Subsidiary and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become materially false or misleading.
(c) The Company shall be responsible for 100% of the fees, costs, and expenses (except for the fees, costs and expenses of Parent’s advisors), including any filing fees, associated with the preparation, filing and mailing of the Proxy Statement.
Section 5.5 Stockholders Meeting. The Company shall use its reasonably best efforts to take, in accordance with applicable Law and the Company Charter Documents, all action necessary to convene a meeting of the stockholders of the Company (the “Stockholders Meeting”) as promptly as reasonably practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement. Unless the Company Board determines that it would be inconsistent with the directors’ fiduciary duties under applicable Law, the Stockholders Meeting shall in any event be no less than thirty-five (35) calendar days and no later than forty (40) calendar days after (1) the tenth calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (2) if the SEC has, by the tenth calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement. Following the distribution of the Proxy Statement pursuant to Section 5.4, the date of the Stockholders Meeting may not be changed, and the Stockholders Meeting may not otherwise be adjourned or postponed, without the consent of Parent (not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law; provided, however, that the Company may, in consultation with Parent, adjourn, recess or postpone the Stockholders Meeting (a) if the Company reasonably believes in good faith it will not receive proxies sufficient to obtain the Company Stockholder Approval, whether or not a quorum is present (provided, that, the Company may not, without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), adjourn or postpone the Stockholder Meeting more than ten (10) Business Days on any single occasion), (b) it is necessary to adjourn or postpone the Stockholders Meeting to ensure that any required supplement or amendment to the Proxy Statement is delivered, or (c) if and to the extent such adjournment or postponement of the Stockholder Meeting is required by Law. Subject to Section 5.3, the Company Board shall recommend such adoption and shall use reasonable best efforts to take all lawful action to solicit the Company Stockholder Approval, including engaging a proxy solicitation firm for the purpose of assisting in the solicitation of proxies for the Stockholders Meeting. The Company shall cooperate with and keep Parent informed on a reasonably current basis regarding its solicitation efforts and voting results following dissemination of the definitive Proxy Statement. For the avoidance of doubt, notwithstanding any Change of Recommendation, unless this Agreement has been terminated in accordance with its terms prior to the time of the Stockholders Meeting, the Stockholders Meeting shall be convened and this Agreement shall be submitted to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, in no event will the record date of the Company Stockholders Meeting be changed without the Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable Law.
Section 5.6 Filings; Other Actions; Notification.
(a) Cooperation. Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws, including the Antitrust Laws, to consummate and make effective the Merger as soon as reasonably practicable and advisable, including (x) preparing and filing as promptly as reasonably practicable and advisable (and in any event shall make appropriate filings pursuant to the HSR Act within ten (10) Business Days of the Agreement Date) all documentation to effect all necessary notices, reports and other filings to, and to obtain as promptly as reasonably practicable and advisable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from, any third party and/or any Governmental Authority in order to consummate the Merger and the other Transactions and (y) executing and delivering any additional instruments necessary to consummate the Merger and the other Transactions and to fully carry out the purposes of this Agreement. Parent shall be responsible for all filing fees payable to a Governmental Authority in connection with all filings pursuant to Antitrust Laws hereunder. The Company and Parent, and their respective Subsidiaries and Representatives, shall, unless prohibited by applicable Law or the applicable Governmental Authority, (i) keep one another promptly apprised of any substantive communications with a Governmental Authority concerning the Merger or any of the other Transactions; (ii) provide each other in advance, with a reasonable opportunity for review and comment, drafts of contemplated substantive communications with any Governmental Authority concerning the Merger or any of the other Transactions; and (iii) provide each other advance notice of all pre-arranged meetings, conferences, or substantive discussions with a Governmental Authority concerning the Merger or any of the other Transactions, and, unless prohibited by the Governmental Authority, permit one another to attend and participate therein either directly or through counsel. Subject to applicable Laws relating to the exchange of information, and subject to reasonable confidentiality considerations, limiting disclosure to outside counsel and consultants retained by such counsel, and subject to redaction or withholding of documents as necessary (A) to comply with contractual arrangements, (B) to remove references to valuation of the Company, and (C) to protect confidential and competitively sensitive information, Parent and the Company shall have the right to review reasonably in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, any filing made with, or written materials submitted to, any third party and/or any Governmental Authority in connection with the Merger and the other Transactions. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as reasonably practicable and advisable. In furtherance of the foregoing rights, it is expressly understood and agreed that Parent shall have the principal responsibility for devising and implementing the strategy for obtaining any necessary antitrust or competition clearances and shall take the lead in joint meetings with any Governmental Authority in connection with obtaining any necessary antitrust or competition clearances; provided, that Parent and the Company shall consult in advance with each other and in good faith and take each other’s views into account prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with any Governmental Authority. Nothing in this Agreement shall require the Parties to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon Closing.
(b) Information. Subject to applicable Laws, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its respective Subsidiaries, directors, officers and stockholders and such other matters, in each case, as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, Merger Subsidiary, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Authority in connection with the Merger, and shall provide the other party with final copies of any filings made with a Governmental Authority.
(c) Status. Subject to applicable Laws and the instructions of any Governmental Authority, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the Merger, including promptly furnishing the other with copies of filings, submissions, notices or other communications sent or received by Parent, Merger Subsidiary, the Company or the Company Subsidiaries, as the case may be, to or from any third party and/or any Governmental Authority with respect to the Transactions. Neither the Company nor Parent shall permit any of its officers or any other Representatives to participate in any meeting or substantive discussion with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to the Transactions unless, to the extent legally permissible and reasonably practicable, (i) it consults with the other party in advance and (ii) unless prohibited by such Governmental Authority, gives the other party the opportunity to attend and participate in such meeting or substantive discussion.
(d) Regulatory Matters. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.6, each of the Company and Parent agree to take or cause to be taken the following actions:
(i) the provision to each and every federal, state, local or foreign court or Governmental Authority of non-privileged information and documents requested by any Governmental Authority or to permit consummation of the Transactions, as promptly as reasonably practicable and advisable; and
(ii) the use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, as promptly as reasonably practicable and advisable, including, the proffer and agreement by Parent of its willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company or any of its Subsidiaries or Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority with jurisdiction over enforcement of any applicable Antitrust Laws (“Government Antitrust Entity”) giving effect thereto) if such action should be necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination, judgment or Law, in each case that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions by any Government Antitrust Entity (it being understood that no such action will be binding on the Company or any of its Subsidiaries or Affiliates unless it is contingent upon the occurrence of the Closing), provided, that in no event shall anything in the Agreement require or be construed to require, the Company, Parent, or any of their respective Affiliates to (1) take, or agree to take any such actions unless all actions collectively would not be material to the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, (2) take any action described in this Section 5.6(d)(ii) with respect to Parent, its Affiliates or their respective assets, categories of assets, businesses, relationships, contractual rights, obligations or arrangements or (3) defend through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including, any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions.
(e) Notwithstanding anything to the contrary set forth in this Agreement, neither the Company nor any of the Company Subsidiaries will be required to agree to the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or the provision of additional security (including a guaranty), in connection with the Merger, including in connection with obtaining any consent pursuant to any Company Material Contract, in each case unless such payment, consideration or security is contingent upon the occurrence of the Closing.
Section 5.7 Stock Exchange De-listing. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time.
Section 5.8 Public Announcements. The initial press release regarding this Agreement shall be a joint press release. Thereafter, the Company and Parent each shall consult with the other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the Transactions, and to the extent practicable shall give each other a reasonable opportunity to review and comment on any such press release or announcement, except in all cases (A) as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Authority or (B) with respect to any communications by the Company regarding an Acquisition Proposal or from and after a Change of Recommendation effected in accordance with Section 5.3, or by Parent in response thereto.
Section 5.9 Indenture.
(a) The Company shall timely provide or cause to be provided, in accordance with the provisions of the Company’s indenture, dated as of February 16, 2021 (the “Indenture”) relating to the Company’s 3.625% Convertible Senior Notes Due 2027 (the “Convertible Notes”), to the trustee under the Indenture any notices, announcements, supplemental indentures certificates or legal opinions required by the applicable Indenture to be provided in connection with the Merger on or prior to the Effective Time and shall reasonably cooperate with Parent in connection with any tender offer, conversion or other repayment of the Company’s Convertible Notes pursuant to the Indenture. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notices, announcements, supplemental indentures, certificates or legal opinions, in each case before such document is provided to such trustee, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.

(b) Prior to the Effective Time, the Company will, at Parent’s request, use commercially reasonable efforts to cooperate with Parent so that the Capped Call Transactions are terminated at or as promptly as practicable following the Effective Time. At Parent’s request, the Company will, and will cause its Representatives to, cooperate with Parent in connection with any discussions, negotiations or agreements with the counterparties to the Capped Call Transactions with respect to any settlement in connection with the Capped Call Transactions; provided, that the Company shall not be required to enter into any agreements unless such agreements are subject to the occurrence of the Effective Time. The Company will not, and will cause its Representatives not to, without Parent’s prior consent (such consent not to be unreasonably delayed, conditioned or withheld), (x) make amendments, modifications or other changes to the terms of the Capped Call Documents, (y) exercise any right it may have to terminate, or cause the early settlement of, any of the Capped Call Transactions or (z) other than as described in this Section 5.9(b), enter into any discussions, negotiations, or agreements with the counterparties to the Capped Call Transactions with respect to any of the foregoing. The Company will take all such other actions as may be required in accordance with the terms of the Capped Call Documents, including providing any notice or other documentation required to be provided in connection with the Merger prior to the Effective Time. Parent and its counsel shall be given a reasonable opportunity to review and comment on any such notice or documentation, in each case before such document is provided to the applicable counterparty, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel.
Section 5.10 Directors and Officers Exculpation, Indemnification and Insurance.
(a) Existing Agreements and Protections. The Surviving Corporation, its Subsidiaries shall honor and fulfill in all respects the indemnification, exculpation, and advancement obligations of the Company and the Company Subsidiaries and any of their respective current or former directors and officers and any person who becomes a director or officer of the Company or any of the Company Subsidiaries prior to the Effective Time (the “Indemnified Persons”) for acts or omissions occurring at or prior to the Effective Time, in each case as provided in the Company Charter Documents, the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries and any indemnification agreement between any Indemnified Person and the Company or any Company Subsidiary (in each case, as in effect on the Agreement Date and, in the case of any indemnification agreement, as set forth in Section 5.10(a) of the Company Disclosure Letter). In addition, commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation and its Subsidiaries shall (and Parent shall cause the Surviving Corporation and its Subsidiaries to) cause the certificate of incorporation and bylaws (and other similar organizational documents) of the Surviving Corporation and its Company Subsidiaries to contain provisions with respect to indemnification, exculpation and the advancement of expenses with respect to acts or omissions prior to the Effective Time that are at least as favorable as the indemnification, exculpation and advancement of expenses provisions set forth in the Company Charter Documents and the certificate of incorporation and bylaws (or other similar organizational documents) of the Company Subsidiaries as of the Agreement Date, as applicable, and such provisions shall not be repealed, amended or otherwise modified (whether by operation of Law or otherwise) in any manner except as required by applicable Law.
(b) Indemnification. Without limiting the generality of the provisions of Section 5.10(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person from and against any costs, fees and expenses (including, to the extent applicable, a duty to advance reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, proceeding, investigation or inquiry, whether civil, criminal, administrative or investigative, to the extent such claim, proceeding, investigation or inquiry arises directly or indirectly out of or pertains directly or indirectly to (i) any action or omission or alleged action or omission in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or any of the Company Subsidiaries or other Affiliates that occurred prior to or at the Effective Time or (ii) any of the Transactions; provided, however, that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to Parent a written notice asserting a claim for indemnification or advancement under this Section 5.10(b), then the claim asserted in such notice shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In the event of any such claim, the Surviving Corporation shall pay all and/or advance reasonable fees and expenses of any counsel retained by an Indemnified Person promptly after statements therefor are received. No Indemnified Person shall be liable for any settlement effected without his or her prior express written consent.
(c) Insurance. The Company currently maintains a directors’ and officers’ liability insurance policy (“D&O Insurance”), an accurate and complete summary of which has been made available by the Company to Parent or Parent’s Representatives prior to the Agreement Date. Prior to the Effective Time, notwithstanding anything to the contrary set forth in this Agreement, the Company shall purchase a six-year “tail” prepaid policy on the D&O Insurance for the benefit of the Indemnified Persons who are currently covered by such D&O Insurance with respect to their acts and omissions occurring prior to the Effective Time in their capacities as directors and officers of the Company (as applicable), on terms with respect to coverage, deductibles and amounts no less favorable than the D&O Insurance; provided, that in no event shall the Company or the Surviving Corporation be required to expend in any one year an amount in excess of 300% of the annual premium currently payable by the Company with respect to the D&O Insurance, it being understood that if the annual premiums payable for such insurance coverage exceeds such amount, Parent shall be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage available for a cost equal to such amount. The Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.
(d) Successors and Assigns. If the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations of the Surviving Corporation set forth in this Section 5.10.
(e) No Impairment; Third Party Beneficiaries. The obligations set forth in this Section 5.10 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Indemnified Person (or any other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) without the prior written consent of such affected Indemnified Person or other person who is a beneficiary under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives). Each of the Indemnified Persons or other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives) are intended to be third party beneficiaries of this Section 5.10, with full rights of enforcement as if a party thereto. The rights of the Indemnified Persons (and other persons who are beneficiaries under the D&O Insurance or the “tail” policy referred to in Section 5.10(c) (and their heirs and representatives)) under this Section 5.10 shall be in addition to, and not in substitution for, any other rights that such persons may have under the certificate of incorporation, bylaws or other equivalent organizational documents, any and all indemnification agreements of or entered into by the Company or any of the Company Subsidiaries, or applicable Law (whether at law or in equity).
(f) Joint and Several Obligations. The obligations and liability of the Surviving Corporation, Parent and their respective Subsidiaries under this Section 5.10 shall be joint and several.
(g) Preservation of Other Rights. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to or in substitution for any such claims under such policies.
Section 5.11 Transaction Litigation. Prior to the earlier of the Effective Time or the date of termination of this Agreement pursuant to Section 7.1, the Company shall promptly notify Parent of all Legal Proceedings commenced or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective directors or officers, in each case in connection with, arising from or otherwise relating to the Merger or any of the other Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and thereafter keep Parent fully informed with respect to the status thereof. The Company shall (a) give Parent reasonable opportunity (at Parent’s sole expense and subject to a customary joint defense agreement)

to participate in the defense, settlement or prosecution of any Transaction Litigation; and (b) consult with Parent with respect to the defense, settlement and prosecution of any Transaction Litigation. Further, the Company may not compromise, settle or come to an arrangement regarding, or propose or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Parent has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed). For purposes of this Section 5.11, “participate” means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the avoidance of doubt, Parent’s right to “participate” in the defense and prosecution of any Transaction Litigation by the Company (to the extent that the attorney client privilege between the Company and its counsel is not undermined or otherwise affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation, but will not be afforded any decision-making power or other authority over such Transaction Litigation except for the settlement or compromise consent set forth above.
Section 5.12 Rule 16b-3. The Company shall take all such steps as may be required to cause the Transactions, and any other dispositions of equity securities (including derivative securities) of the Company resulting from the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
Section 5.13 Employee Matters.
(a) For purposes of this Section 5.13, (i) the term “Covered Employees” means employees who are employed by the Company or any Company Subsidiary as of immediately prior to the Effective Time; and (ii) the term “Continuation Period” means the period beginning at the Effective Time and ending on the first anniversary of the Effective Time.
(b) During the Continuation Period, Parent shall, or shall cause the Surviving Corporation or any Company Subsidiary to, provide to each Covered Employee for so long as such Covered Employee remains employed by Parent, the Surviving Corporation or any Company Subsidiary during the Continuation Period, (i) compensation (such term to include salary (or base wages, as the case may be), annual cash bonus opportunities, commissions and severance) that are, in the aggregate, no less favorable than the compensation (excluding any equity or equity-based compensation, retention, change of control, transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time and (ii) benefits (including the costs thereof to Company Employee Benefit Plan participants) that are, in the aggregate, no less favorable to the benefits (excluding, any defined benefit pension plan, retiree medical benefits, equity or equity-based compensation, retention, change of control, severance (which is covered by Section 5.13(b)), transaction or similar bonuses, and nonqualified deferred compensation) provided to such Covered Employee immediately prior to the Effective Time.
(c) In the event any Covered Employee first becomes eligible to participate under any employee benefit plan, program, policy, or arrangement of Parent or the Surviving Corporation or any of their respective Subsidiaries (“Parent Employee Benefit Plan”) following the Effective Time or during the calendar year including the Effective Time, Parent shall, or shall cause the Surviving Corporation to: (i) waive any preexisting condition exclusions and waiting periods with respect to participation and coverage requirements applicable to any Covered Employee under any Parent Employee Benefit Plan providing medical, dental, or vision benefits to the same extent such limitation was waived or satisfied under the Company Employee Benefit Plan the Covered Employee participated in immediately prior to coverage under the Parent Employee Benefit Plan and (ii) provide each Covered Employee with credit for any copayments and deductibles paid prior to the Covered Employee’s coverage under any Parent Employee Benefit Plan during the calendar year in which such amount was paid, to the same extent such credit was given under the Company Employee Benefit Plan in which the Covered Employee participated immediately prior to coverage under the Parent Employee Benefit Plan, in satisfying any applicable deductible or out-of-pocket requirements under the Parent Employee Benefit Plan.
(d) As of the Effective Time, Parent shall cause the Surviving Corporation and their respective Subsidiaries to recognize, all service of each Covered Employee prior to the Effective Time, to the Company (or any predecessor entities of the Company or any of the Company Subsidiaries) for vesting and eligibility purposes (but not for benefit accrual purposes under any defined benefit pension plan or retiree medical benefits, as applicable) to the same extent as such Covered Employee was entitled, before the Effective Time, to credit for such service under any similar Company Plan in which such Covered Employee participated immediately prior to the Effective Time. In no event shall anything contained in this Section 5.13(d) result in any duplication of benefits for the same period of service.
(e) Effective as of no later than the day immediately preceding the Closing Date, if requested by Parent in writing at least ten (10) Business Days prior to the Closing Date, the Company shall cause the Kadmon Corporation, LLC Tax Deferred Savings Plan (the “401(k) Plan”) to be terminated. If Parent provides such written notice to the Company, the Company shall provide Parent with evidence that the 401(k) Plan has been terminated (effective as of no later than the day immediately preceding the Closing Date), and the Company shall have taken all steps necessary to terminate the 401(k) Plan as Parent may reasonably require. To the extent that the 401(k) Plan is terminated pursuant to Parent’s request, Covered Employees shall be eligible to participate in a 401(k) plan maintained by Parent or the Surviving Corporation as promptly as practicable following the Closing Date, and Parent or the Surviving Corporation shall take commercially reasonable efforts to effect a direct rollover of any eligible rollover distributions (as defined in Section 402(c)(4) of the Code), including any outstanding loans, to such 401(k) plan maintained by Parent or the Surviving Corporation with respect to each such Covered Employee.
(f) Without limiting the generality of Section 8.4, nothing in this Section 5.13 shall (i) be construed to limit the right of Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to amend or terminate any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement to the extent such amendment or termination is permitted by the terms of the applicable plan, (ii) be construed as an amendment to any Company Plan or other employee benefit or compensation plan, program, agreement or arrangement, (iii) be construed to require Parent, the Company, or any of the Company Subsidiaries (including, following the Effective Time, the Surviving Corporation) to retain the employment of any particular Person for any fixed period of time following the Effective Time or (iv) create any third-party beneficiary or other right in any other Person, including any current or former director, officer, employee or other service provider or any participant in any Company Plan, Parent Employee Benefit Plan or other employee benefit plan, program, policy, arrangement or agreement (or any dependent or beneficiary thereof), including any Covered Employee.
Section 5.14 Confidentiality. The parties hereto acknowledge that Parent and the Company have previously executed a nondisclosure agreement, dated as of July 20, 2021 (as amended, the “Confidentiality Agreement”), which Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
Section 5.15 Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions upon the terms and subject to the conditions set forth in this Agreement. Parent and Merger Subsidiary will be jointly and severally liable for the failure by either of them to perform and discharge any of their respective covenants, agreements and obligations pursuant to and in accordance with this Agreement.
Section 5.16 Parent Vote. Immediately following the execution and delivery of this Agreement, Parent will or will cause the sole stockholder of Merger Subsidiary, to execute and deliver to Merger Subsidiary and the Company a written consent approving the Merger in accordance with the DGCL.
Section 5.17 Takeover Statutes. If any “takeover law” is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.
Section 5.18 Notification of Certain Matters. Unless prohibited by applicable Law, Parent and the Company shall each promptly notify the other party upon receiving Knowledge of any event, effect, occurrence, fact, circumstance, condition or change that would reasonably be expected to give rise to a failure of a condition precedent in Article VI; provided, however, that the failure to make any such notification (in and of itself) shall not be taken into account in determining whether the conditions set forth in Article VI have been satisfied or give rise to any right of termination to any party hereto under Article VII.

Section 5.19 Actions with Respect to Company Registered Intellectual Property. The Company will prepare all filings, make all payments or take any similar actions that must be taken by the Company, any Company Subsidiary or Buyer following the Closing Date for the purposes of obtaining, maintaining, perfecting, extending or renewing any Company Registered Intellectual Property during the period that is thirty (30) days following the Closing Date. The Company will provide Buyer no later than fifteen (15) days prior to the Closing Date, a description of any filings, payments or similar actions that must be taken by the Buyer within sixty (60) days following the Closing Date for the purposes of obtaining, maintaining, perfecting, extending or renewing any Company Registered Intellectual Property.
ARTICLE VI
CONDITIONS TO MERGER
Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction (or waiver by Parent and the Company) of each of the following conditions at or prior to the Closing:
(a) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.
(b) Governmental Approvals. The waiting periods (and any extensions thereof, including any agreements (i.e., timing agreements or otherwise), understandings or commitments with a Governmental Authority to delay consummation of the Transaction contemplated hereby) applicable to the consummation of the Merger under the HSR Act and any other applicable Antitrust Law shall have expired or been terminated and neither Parent nor the Company shall have received a standard form letter from the Federal Trade Commission (“FTC”) Bureau of Competition, in the form announced and disclosed by the FTC Bureau of Competition on August 3, 2021 and the Parties shall not have been notified by the FTC that the underlying investigation has been closed or otherwise resolved.
(c) No Legal Prohibition. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, entered, enforced or deemed applicable to the Merger any applicable Law, or issued or granted any Order (whether temporary, preliminary or permanent) (any such Law or Order, a “Legal Restraint”), that is in effect and that has the effect of making the Merger illegal or which has the effect of prohibiting, enjoining, preventing or restraining the consummation of the Merger.
Section 6.2 Additional Parent and Merger Subsidiary Conditions. The obligations of Parent and Merger Subsidiary to consummate the Merger shall be further subject to the satisfaction (or waiver by Parent) of each of the following conditions at or prior to the Closing:
(a) Compliance with Agreements and Covenants. The Company shall have performed, or complied with, in all material respects its agreements, covenants and other obligations required by this Agreement to be performed or complied with by the Company at or prior to the Closing Date.
(b) Accuracy of Representations and Warranties.
(i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(b) (first sentence only) (the “Capitalization Representations”) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for any de minimis inaccuracies (it being understood that the accuracy of those representations and warranties that address matters only as of a specified date shall be measured as set forth in this clause (b)(i) only as of such date);
(ii) The representations and warranties of the Company set forth in Section 3.1, Section 3.3(a), Section 3.3(b), Section 3.8 and Section 3.14(g) (the “Fundamental Representations) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date); provided, however, that for purposes of determining the accuracy of the representation and warranty of the Company set forth in the second sentence of Section 3.14(g), for purposes of this Section 6.2(b)(ii), qualifications based on Knowledge of the Company contained in such representation and warranty shall be disregarded;
(iii) The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations) shall be true and correct as of the

Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of the Company set forth in this Agreement for purposes of this Section 6.2(b)(iii), all qualifications in the representations and warranties based on a “Company Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.
(c) Receipt of Officers’ Certificate. Parent and Merger Subsidiary shall have received a certificate, signed for and on behalf of the Company by an executive officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.2(a), Section 6.2(b) and Section 6.2(d).
(d) No Company Material Adverse Effect. There shall not have occurred or arisen any Company Material Adverse Effect that is continuing.
Section 6.3 Additional Company Conditions. The obligations of the Company to consummate the Merger shall be further subject to the satisfaction (or waiver by the Company) of each of the following conditions at or prior to the Closing:
(a) Compliance with Agreements and Covenants. Parent and Merger Subsidiary shall have performed, or complied with, in all material respects all of their respective agreements, covenants and obligations required by this Agreement to be performed or complied with by each of them at or prior to the Closing Date.
(b) Accuracy of Representations and Warranties.
(i) The representations and warranties of Parent and Merger Subsidiary set forth in Section 4.1, and Section 4.2(a) shall be true and correct in all material respects as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct in all material respects as of such particular date); and
(ii) The representations and warranties of Parent and Merger Subsidiary set forth in this Agreement (other than set forth in Section 4.1 and Section 4.2(a)) shall be true and correct as of the Agreement Date and as of the Closing Date with the same force and effect as if made on and as of such date, except (i) for any failure to be so true and correct which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions, and (ii) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct as of such particular date, except for any failure to be so true and correct as of such date which has not had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Merger Subsidiary or Parent to consummate the Transactions); provided, however, that for purposes of determining the accuracy of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement for purposes of this Section 6.3(b)(ii), all materiality qualifications and other qualifications based on the word “material” or similar phrases (but not dollar thresholds) contained in such representations and warranties shall be disregarded.
(c) Receipt of Officers’ Certificate. The Company shall have received a certificate, signed for and on behalf of Parent and Merger Subsidiary by an executive officer of each of Parent and Merger Subsidiary, certifying the satisfaction of the conditions set forth in Section 6.3(a) and Section 6.3(b).

ARTICLE VII
TERMINATION
Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Stockholder Approval (except as provided herein), only as follows:
(a) by mutual written agreement of Parent and the Company; or
(b) by either Parent or the Company if the Effective Time shall not have occurred on or before March 7, 2022 (the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b) shall not be available to any party hereto whose failure to perform or comply with any obligation under this Agreement has been the principal cause of, or resulted in, the failure of the Effective Time to have occurred on or before the Termination Date; or
(c) by either Parent or the Company if the Stockholders Meeting shall have been held and the Company Stockholder Approval shall not have been obtained thereat or at any adjournment or postponement thereof; or
(d) by either Parent or the Company if any Legal Restraint permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and nonappealable (whether before or after the receipt of the Company Stockholder Approval); or
(e) by the Company in the event (i) of a breach of any covenant or agreement on the part of Parent or Merger Subsidiary set forth in this Agreement or (ii) that any of the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.3(a) and Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by Parent or Merger Subsidiary or such inaccuracies in the representations and warranties of Parent or Merger Subsidiary are curable by Parent or Merger Subsidiary prior to the Termination Date, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 7.1(e) until thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach or inaccuracy, as applicable (it being understood that the Company may not terminate this Agreement pursuant to this Section 7.1(e) if such breach or inaccuracy by Parent or Merger Subsidiary is cured within such thirty (30) calendar day period); or
(f) by the Company, at any time prior to the time the Company Stockholder Approval is obtained, if (i) the Company Board authorizes the Company, subject to complying in all material respects with the terms of Section 5.3, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal; and (ii) the Company pays to Parent the Company Termination Fee in accordance with Section 7.4(a); or
(g) by Parent in the event (i) of a breach of any covenant or agreement on the part of the Company set forth in this Agreement or (ii) that any of the representations and warranties of the Company set forth in this Agreement shall have been inaccurate when made or shall have become inaccurate, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, as applicable; provided, however, that notwithstanding the foregoing, in the event that such breach by the Company or such inaccuracies in the representations and warranties of the Company are curable by the Company prior to the Termination Date, then Parent shall not be permitted to terminate this Agreement pursuant to this Section 7.1(g) until thirty (30) calendar days after delivery of written notice from Parent to the Company of such breach or inaccuracy, as applicable (it being understood that Parent and Merger Subsidiary may not terminate this Agreement pursuant to this Section 7.1(g) if such breach or inaccuracy by the Company is cured within such thirty (30) calendar day period); or
(h) by Parent in the event that, prior to receipt of the Company Stockholder Approval, a Change of Recommendation shall have occurred; or
Section 7.2 Notice of Termination. A party terminating this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall deliver a written notice to the other party setting forth specific basis for such termination and the specific provision of Section 7.1 pursuant to which this Agreement is being terminated. A valid termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)) shall be effective upon receipt by the non-terminating party of the foregoing written notice, validly given.

Section 7.3 Effect of Termination. In the event of a valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be of no further force or effect without liability of any party or parties hereto, as applicable (or any stockholder, director, manager, officer, employee, agent, consultant or representative of such party or parties) to the other party or parties hereto, as applicable, except (a) for the terms of Section 5.4(c), Section 5.8, Section 5.14, this Section 7.3, Section 7.4 and Article VIII, each of which shall survive the termination of this Agreement, (b) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for any Fraud committed in connection with this Agreement or any of Transactions and (c) that nothing herein shall relieve any party or parties hereto, as applicable, from liability for Willful Breach in connection with this Agreement or any of the Transactions. In addition to the foregoing, no termination of this Agreement shall affect the obligations of the parties hereto set forth in the Confidentiality Agreement, all of which shall survive termination of this Agreement in accordance with their respective terms and remain fully enforceable in accordance with their respective terms. For purposes of this Agreement, “Willful Breach” means a breach that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of or the omission of taking such act would, or would reasonably be expected to, cause or constitute a material breach of this Agreement; provided that, without limiting the meaning of Willful Breach, the parties hereto acknowledge and agree that any failure by any party to consummate the Merger and the Transactions after the applicable conditions to the Closing set forth in Article VI have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at the time of such failure to consummate the Merger), shall constitute a Willful Breach of this Agreement.
Section 7.4 Company Termination Fees.
(a) In the event that (A) this Agreement is terminated pursuant to Section 7.1(c), (B) following the execution of this Agreement and prior to the time at which a vote is taken on the adoption of this Agreement at the Stockholders Meeting (or an adjournment or postponement thereof) an offer or proposal for a Competing Acquisition Transaction is publicly announced or shall become publicly known and is not publicly withdrawn prior to the Stockholders Meeting and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(c), the foregoing Competing Acquisition Transaction is consummated or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction, then within two (2) Business Days after the earlier of the entry into an Alternative Acquisition Agreement and the consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee. “Company Termination Fee” means an amount equal to $60,125,000. In the event that this Agreement is terminated pursuant to Section 7.1(f), then as a condition to such termination of this Agreement, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(b) In the event that (A) this Agreement is terminated pursuant to Section 7.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 7.1(b) or Section 7.1(g) as a result of the material breach of the Company’s covenants and agreements set forth in Section 5.3, (B) any Person shall have publicly disclosed an offer or proposal for a Competing Acquisition Proposal after the date hereof and shall not have publicly withdrawn such offer or proposal for a Competing Acquisition Proposal prior to (1) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(b), the date that is two (2) Business Days prior to the Termination Date or (2) in the case of this Agreement being subsequently terminated pursuant to Section 7.1(g), the time of the breach or failure to perform giving rise to such termination and (C) within twelve (12) months following the termination of this Agreement pursuant to Section 7.1(b) or Section 7.1(g), the foregoing Competing Acquisition Transaction is consummated, or the Company enters into an Alternative Acquisition Agreement with respect to a Competing Acquisition Transaction, then within two (2) Business Days after the earlier of the entry into such Alternative Acquisition Agreement and the consummation of such Competing Acquisition Transaction, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.
(c) In the event that this Agreement is terminated pursuant to Section 7.1(h), then within two (2) Business Days after demand by Parent, the Company shall pay to Parent (or its designee) the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent.

(d) The parties hereto acknowledge and hereby agree that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion, whether or not the Company Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.
(e) Recovery. Parent, Merger Subsidiary and the Company hereby acknowledge and agree that the covenants set forth in this Section 7.4 are an integral part of this Agreement and the Merger, and that, without these agreements, Parent, Merger Subsidiary and the Company would not have entered into this Agreement. Accordingly, if the Company fails to promptly pay any amounts due pursuant to Section 7.4 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 7.4 or any portion thereof, the Company will pay to Parent its out-of-pocket costs and expenses (including reasonable attorneys’ and experts’ fees and costs) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate equal to the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made plus 1% through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.
(f) Acknowledgement. Each of the parties acknowledges and agrees that the damages resulting from termination of this Agreement under circumstances where a Company Termination Fee is payable are uncertain and incapable of accurate calculation and therefore, the amounts payable pursuant to Section 7.4 are not a penalty but rather constitute liquidated damages in a reasonable amount that will compensate Parent for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and shall be (together with all interest as described in Section 7.4(e)) the sole monetary remedy of Parent in the event of a termination of this Agreement where the Company Termination Fee is payable by the Company pursuant to Section 7.4 and the Company Termination Fee is actually paid to Parent.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
Section 8.1 Amendment or Supplement. Subject to applicable Law, this Agreement may be amended by the parties hereto at any time only by execution of an instrument in writing signed on behalf of each of Parent, Merger Subsidiary and the Company; provided, however, that after the Company Stockholder Approval shall have been obtained, no amendment shall be made to this Agreement that requires the further approval of such stockholders of the Company without such further approval.
Section 8.2 Extension of Time, Waiver, etc. At any time prior to the Effective Time, any party may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; provided, however, that after adoption of this Agreement by the holders of Company Common Stock (if applicable), no waiver shall be made which would pursuant to applicable Law require further approval by such holders without obtaining such further approval; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) to the extent permitted by applicable Law, waive compliance by the other party with any of the agreements contained in this Agreement. Notwithstanding the foregoing, no failure or delay by the Company, Merger Subsidiary or Parent in exercising any right hereunder shall operate as a waiver of rights, nor shall any single or partial exercise of such rights preclude any other or further exercise of such rights or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
Section 8.3 No Survival. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing. This Section 8.3 shall not limit the survival of any covenant or agreement of the parties hereto contained in this Agreement which by its terms contemplates performance in whole or in part after the Closing.
Section 8.4 Entire Agreement; No Third Party Beneficiary. This Agreement, including the exhibits hereto, the Company Disclosure Letter and the documents and instruments relating to the Merger referred to in this Agreement, constitutes, together with the Confidentiality Agreement, the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter of this Agreement, provided, however, the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and

(b) the date on which the Confidentiality Agreement is terminated in accordance with its terms. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT OR IN ANY CERTIFICATE DELIVERED IN CONNECTION WITH THE CONSUMMATION OF THE MERGER, NEITHER PARENT AND MERGER SUBSIDIARY, ON THE ONE HAND, NOR THE COMPANY, ON THE OTHER HAND, MAKES ANY REPRESENTATIONS OR WARRANTIES, AND EACH PARTY HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES (EXPRESS OR IMPLIED), AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION MADE AVAILABLE WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. This Agreement is not intended, and shall not be deemed, to create any agreement of employment with any person, to confer any rights or remedies upon any person other than the parties hereto and their respective successors and permitted assigns or to otherwise create any third-party beneficiary hereto, except (a) with respect to the Indemnified Persons who are express third party beneficiaries of Section 5.10 and (b) from and after the Effective Time, the right of the holders of Company Common Stock to receive the Merger Consideration payable in accordance with Section 1.3.
Section 8.5 Applicable Law; Jurisdiction.
(a) THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE CONFLICTS OF LAW PRINCIPLES. The parties hereto hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such Court of Chancery shall lack subject matter jurisdiction, the federal courts of the United States of America located in the County of New Castle, Delaware, solely in respect of the interpretation and enforcement of the provisions of (and any claim or cause of action arising under or relating to) this Agreement and of the documents referred to in this Agreement, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims relating to such action, suit or proceedings shall be heard and determined in such courts. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by Law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.9 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.
(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY HEREBY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 8.5.
Section 8.6 Specific Performance.
(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that, subject to Section 7.4, (A) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 7.4 are not intended to and do not adequately compensate Parent and Merger Subsidiary for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor Parent would have entered into this Agreement.
(b) The parties hereto hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by any party hereto, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of any party under this Agreement. Any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. The parties hereto further agree that (i) by seeking the remedies provided for in this Section 8.6, a party hereto shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 8.6 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 8.6 shall require any party hereto to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 8.6 prior or as a condition to exercising any termination right under Article VII (and pursuing damages after such termination), nor shall the commencement of any legal proceeding pursuant to this Section 8.6 or anything set forth in this Section 8.6 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VII or pursue any other remedies under this Agreement that may be available then or thereafter.
(c) Notwithstanding anything to the contrary in this Agreement, to the extent any party hereto brings an action, suit or proceeding to enforce specifically the performance of the terms and provisions of this Agreement (other than an action to specifically enforce any provision that expressly survives termination of this Agreement) when expressly available to such party pursuant to the terms of this Agreement, the Termination Date shall automatically be extended to (i) the twentieth (20th) business day following the resolution of such action, suit or proceeding, or (ii) such other time period established by the court presiding over such action, suit or proceeding.
Section 8.7 Non-Reliance.
(a) Parent and Merger Subsidiary hereby acknowledge and agree (each for itself and on behalf of its Affiliates and Representatives) that, as of the Agreement Date, Parent, Merger Subsidiary and their respective Affiliates and Representatives (a) have received full access to (i) such books and records, facilities, equipment, contracts and other assets of the Company that Parent and Merger Subsidiary and their respective Affiliates and Representatives, as of the Agreement Date, have requested to review and (ii) the electronic data room hosted by the Company in connection with the transactions contemplated by this Agreement (the “Electronic Data Room”), and (b) have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company.
(b) In connection with the due diligence investigation of the Company by Merger Subsidiary and Parent and their respective Affiliates and Representatives, Merger Subsidiary and Parent and their respective Affiliates and Representatives have received and may continue to receive after the Agreement Date from the Company and its Affiliates and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. Merger Subsidiary and Parent hereby acknowledge and agree that: (i) there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Merger Subsidiary and Parent are familiar; (ii) Merger Subsidiary and Parent are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans); and (iii) except in the case of Fraud, Merger Subsidiary and Parent hereby waive any claim against the Company or any Company Subsidiaries, or any of their respective Affiliates or Representatives with respect to any information described in this Section 8.7 and have relied solely on the results of their own independent investigation and on the representations and warranties made by the Company and contained in Article III. Accordingly, Merger Subsidiary and Parent hereby acknowledge and agree that none of the Company nor any Company Subsidiaries, or any of their respective Affiliates or Representatives, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans).
Section 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties hereto, and any attempt to make any such assignment without such consent shall be null and void, except that each of Parent and Merger Subsidiary may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any one or more direct or indirect wholly owned Subsidiaries of Parent without the consent of the Company, but no such assignment shall relieve Parent or Merger Subsidiary of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.
Section 8.9 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with proof of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) when received by the addressee if sent by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.9):
if to Merger Subsidiary or Parent:

Sanofi
54, rue La Boétie
75008 Paris - France
Email:	Global_GeneralCounsel@sanofi.com
Attention:	General Counsel

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:	Michael J. Aiello;
Eoghan Keenan
E-mail:	michael.aiello@weil.com;
eoghan.keenan@weil.com

if to the Company:

Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016
Email:	greg@kadmon.com
Attention:	Gregory S. Moss

with a copy to (which copy shall not constitute notice):

DLA Piper LLP (US)
6225 Smith Avenue
Baltimore, MD 21209
Attention:	Howard Schwartz;
J.A. Glaccum
E-mail:	howard.schwartz@dlapiper.com;
j.a.glaccum@us.dlapiper.com
Section 8.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
Section 8.11 Fees and Expenses. Except as expressly provided for in this Agreement, including Section 5.4(c) and Section 5.6(a), all fees and expenses shall be paid by the Party incurring such fees or expenses, whether or not the Merger is consummated.
Section 8.12 Construction.
(a) For purposes of this Agreement, whenever the context requires: (i) the singular number shall include the plural, and vice versa; (ii) the masculine gender shall include the feminine and neuter genders; (iii) the feminine gender shall include the masculine and neuter genders; and (iv) the neuter gender shall include the masculine and feminine genders.
(b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
(c) As used in this Agreement, (i) the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation”, (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”, (iii) the word “or” shall not be exclusive, (iv) the word “will” shall be construed to have the same meaning as the word “shall” and (v) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof.
(d) Except as otherwise indicated, all references in this Agreement to “Sections” and “Exhibits” are intended to refer to Sections of this Agreement and Exhibits to this Agreement. The headings contained in this Agreement and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(e) The phrases “made available to”, “provided to,” “furnished to,” by the Company, and phrases of similar import when used in this Agreement, unless the context otherwise requires, means that a copy of the information or material referred to (i) has been provided by the Company to Parent, including by means of being provided for review in the Electronic Data Room, in connection with this Agreement (ii) has been filed by the Company in the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) Database for the SEC, in each case, at least one (1) day prior to the Agreement Date.
(f) When calculating the period of time before which, within which or after which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. All references in this Agreement to a number of days are to such number of calendar days unless Business Days are specified.
(g) Unless otherwise specifically indicated, any reference in this Agreement to $ means U.S. dollars.
(h) The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.”
(i) References to a person are also to is permitted successors and assigns.
Section 8.13 Counterparts; Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
SANOFI

By:	/s/ Karen Linehan
	Name:	Karen Linehan
	Title:	Executive Vice President, Legal Affairs and General Counsel

LATOUR MERGER SUB, INC.

By:	/s/ Gustavo Pesquin
	Name:	Gustavo Pesquin
	Title:	President

KADMON HOLDINGS, INC.

By:	/s/ Harlan W. Waksal
	Name:	Harlan W. Waksal
	Title:	President and Chief Executive Officer
[Signature Page]

EXHIBIT A
DEFINITIONS
1.1 Cross Reference Table. The following terms defined elsewhere in this Agreement in the Sections set forth below will have the respective meanings therein defined.
Terms	Definition
401(k) Plan	Section 5.13(e)
Acceptable Confidentiality Agreement	Section 5.3(b)
Agreement Date	Preamble
Agreement	Preamble
Alternative Acquisition Agreement	Section 5.3(a)(iv)
Balance Sheet	Section 3.5(c)
Capitalization Date	Section 3.2(a)
Capitalization Representations	Section 6.2(b)(i)
CBAs	Section 3.15
Certificates	Section 1.3(a)
Change of Recommendation	Section 5.3(d)(i)
Closing Date	Section 1.1(b)
Closing	Section 1.1(b)
Common Stock Merger Consideration	Section 1.2(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Section 3.3(b)
Company Charter Documents	Section 3.1
Company Disclosure Letter	Article III
Company Equity Appreciation Right Consideration	Section 1.5(b)
Company Financial Advisor	Section 3.8
Company Material Contract	Section 3.17(a)
Company Option Merger Consideration	Section 1.5(a)
Company Preferred Stock	Section 3.2(a)
Company Registered Intellectual Property	Section 3.14(a)
Company SEC Reports	Section 3.5(a)
Company Stock Appreciation Right Consideration	Section 1.5(b)
Company Stockholder Approval	Section 3.3(a)
Company Subsidiaries	Section 3.1
Company Termination Fee	Section 7.4(a)
Confidentiality Agreement	Section 5.14
Continuation Period	Section 5.13(a)
Convertible Notes	Section 5.9
Convertible Preferred Stock	Section 3.2(a)
Covered Employees	Section 5.13(a)
D&O Insurance	Section 5.10(c)
Determination Notice	Section 5.3(e)(ii)
DGCL	Section 1.1(a)
Dissenting Shares	Section 1.4
Effective Time	Section 1.1(c)
Electronic Data Room	Section 8.7(a)
Equity Interests	Section 3.2(b)
Exchange Agent	Section 1.3(a)
Exchange Fund	Section 1.3(a)
Foreign Antitrust Laws	Section 3.3(c)
FTC	Section 6.1(b)

Terms	Definition
Fundamental Representations	Section 6.2(b)(ii)
Government Antitrust Entity	Section 5.6(d)(ii)
Indemnified Persons	Section 5.10(a)
Indenture	Section 5.9(a)
Insurance Policies	Section 3.16
Interim Period	Section 5.1
Leased Real Property	Section 3.18(b)
Legal Restraint	Section 6.1(c)
Merger Consideration	Section 1.2(a)
Merger Subsidiary	Preamble
Merger	Recitals
Notice Period	Section 5.3(e)(ii)
Parent Employee Benefit Plan	Section 5.13(c)
Parent	Preamble
Permits	Section 3.12(c)
Preferred Stock Merger Consideration	Section 1.2(d)
Proxy Statement	Section 5.4
SEC	Section 3.5(a)
Stockholders Meeting	Section 5.5
Surviving Corporation	Section 1.1(a)
Termination Date	Section 7.1(b)
Transaction Litigation	Section 5.11
Uncertificated Shares	Section 1.3(a)
Willful Breach	Section 7.3
1.2 Certain Definitions.The following terms, as used herein, have the following meanings, which meanings shall be applicable equally to the singular and plural of the terms defined:
“Acquisition Proposal” means any bona fide written offer, proposal or similar indication of interest contemplating or otherwise relating to an Acquisition Transaction (other than an offer, proposal or similar indication of interest by Parent, Merger Subsidiary or one of Parent’s other Subsidiaries).
“Acquisition Transaction” means any transaction or series of related transactions (other than the Transactions) involving: (i) any acquisition or purchase by any Person, directly or indirectly, of more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company, or any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Person beneficially owning more than fifteen percent (15%) of any class of outstanding voting or equity securities of the Company; (ii) any merger, consolidation, share exchange, business combination, joint venture, recapitalization, reorganization or other similar transaction involving the Company and any Person; or (iii) any sale, lease, exchange, transfer or other disposition to any Person of more than fifteen percent (15%) of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries (with assets being measured by the fair market value thereof); provided that, for the avoidance of doubt, all references to “Person” in this definition shall include any “group” as defined pursuant to Section 13(d) of the Exchange Act but shall exclude Parent or any of its Affiliates or Representatives.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977; the Anti-Kickback Act of 1986; the UK Bribery Act of 2010; and the Anti-Bribery Laws of the People’s Republic of China or any applicable Laws of similar effect, in each case, as amended and the related regulations and published interpretations thereunder; and any other anti-bribery, anti-corruption, anti-money laundering, export controls or sanctions Laws promulgated by any Governmental Authority.

“Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, the HSR Act, and all other Laws, including merger control Laws and Foreign Antitrust Laws, prohibiting, limiting, or promulgated or intended to govern conduct having the purpose or effect of monopolization, restraint of trade, or substantial lessening of competition.
“Belumosudil” means 2-{3-[4-(1H-indazol-5-ylamino)-2-quinazolinyl]phenoxy}-N-(propan-2-yl) acetamide, which has several synonyms including but not limited to 2-[3-[4-(1H-indazol-5-ylamino)quinazolin-2-yl]phenoxy]-N-isopropylacetamide, 2-[3-[4-(1H-indazol-5-ylamino)quinazolin-2-yl]phenoxy]-N-propan-2-ylacetamide, 2-[3-[4-(1H-indazol-5-ylamino)-2-quinazolinyl]phenoxy]-N-(1-methylethyl)-acetamide, “KD025”, KD-025 and Slx-2119, and any salt, including methane sulfonic acid salt, any metabolite, prodrug, free-base form, hydrate, solvate, chelate, amorphous form, crystalline form, co-crystalline form, polymorph, racemate, isotope, isomer, stereoisomer, enantiomer, tautomer, optically active form thereof.
“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York are authorized or required by Law to be closed for business.
“Capped Call Documentation” means the written confirmations that relate to call options on the Company Common Sock relating to the Convertible Notes.
“Capped Call Transactions” means the transactions contemplated by the Capped Call Documentation.
“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020 (Pub. L. 116–136) (including any changes in state or local law that are analogous to provisions of the CARES Act or adopted to conform to the CARES Act), including the Paycheck Protection Program Flexibility Act (P.L.116-142), and any legislative or regulatory guidance issued pursuant thereto.
“Certificate of Designation” means the Certificate of Designation of the Company, dated July 26, 2016 designating the Convertible Preferred Stock.
“Clinical Trials” means, together with the ROCKSTAR Study, KD025-208, a separate study consisting of 54 patients, formed a combination of Phase 2 Clinical Trials powered to achieve statistical significance in a clinically significant primary endpoint of overall response rate as defined by the 2014 NIH Consensus Development Project on Clinical Trials in cGVHD and as assessed by investigators.
“Code” means Internal Revenue Code of 1986, as amended.
“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.
“Company Employee” means any employee or officer of the Company or any of the Company Subsidiaries.
“Company Employee Agreement” means any employment, consulting, bonus, incentive, deferred compensation, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control, or other similar Contract, other than any Company Employee Benefit Plan, between: (i) the Company or any Company Subsidiaries and (ii) any current or former Company Employee or director or other individual service provider of the Company or any Company Subsidiary.
“Company Employee Benefit Plan” means an Employee Benefit Plan maintained, adopted, sponsored, contributed or required to be contributed to by the Company, any Company Subsidiary or any Entity with which the Company or any Company Subsidiary is considered a single employer under Section 414(b), (c) or (m) of the Code (a “Company ERISA Affiliate”) with respect to any current or former employee, officer or director of the Company or any of the Company Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company, any of the Company Subsidiaries or any Company ERISA Affiliate would reasonably be expected to have any material liability.
“Company Equity Appreciation Right” means equity appreciation rights issued by the Company pursuant to a Stock Plan.
“Company Equity Awards” means the Company Options, Company Stock Appreciation Rights and Company Equity Appreciation Rights, issued under the Stock Plans.
“Company ESPP” means the Kadmon Holdings, Inc. Amended and Restated 2016 Employee Stock Purchase Plan.

“Company Intellectual Property” means all of the Intellectual Property Rights owned or purported to be owned by the Company or any Company Subsidiary (whether solely or jointly with one or more other Persons) or exclusively licensed to the Company or any Company Subsidiary.
“Company Intervening Event” means any event, development or change in circumstances that materially affects the business, assets or operations of the Company (other than any event, occurrence, fact or change primarily resulting from a breach of this Agreement by the Company) and that was neither known to the Company Board nor reasonably foreseeable as of or prior to the date of this Agreement, which event, occurrence, fact or change becomes known to the Company Board prior to the Company Stockholder Approval, other than (a) changes in the Company Common Stock price, in and of itself (however, the underlying reasons for such changes may constitute a Change Intervening Event), (b) any Acquisition Proposal or (c) the fact that, in and of itself, the Company exceeds any internal or published projections, estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself (however, the underlying reasons for such events may constitute a Company Intervening Event).
“Company Material Adverse Effect” means any event, effect, occurrence, fact, circumstance, condition or change that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on (a) the business, operations, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the Transactions; provided, however, that, none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and except as provided below, none of the following shall be taken into account in determining whether there is, or would reasonably be likely to be, a Company Material Adverse Effect:
(i) general economic or political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;
(ii) conditions (or changes or disruptions in such conditions) generally affecting the industries in which the Company and Company Subsidiaries operate;
(iii) conditions (or changes or disruptions in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in equity, debt, derivative or hybrid securities, securities generally (including Company Common Stock) on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;
(iv) political conditions (or changes or disruptions in such conditions) in the United States or any other country or region in the world or acts of war (whether or not declared), armed or unarmed hostilities or attacks, acts of terrorism, sabotage, or the escalation or worsening thereof in the United States or any other country or region in the world;
(v) (A) the failure of Parent or Merger Subsidiary to comply with their respective obligations under this Agreement, (B) any actions taken by the Company or the Company Subsidiaries to which Parent has requested or (C) the Company taking any action required by this Agreement;
(vi) any changes in applicable Law (including COVID-19 Measures), accounting rules (including GAAP) or other legal or regulatory conditions or the enforcement, implementation or interpretation thereof;
(vii) other than for purposes of Section 3.3(c) and Section 3.3(d) (but subject to disclosure in the Company Disclosure Letter for such Sections), the announcement, pendency or completion of this Agreement;
(viii) any natural hurricane, earthquake, flood, disaster, acts of God, pandemic (including COVID-19) or other force majeure events in the United States or any other country or region in the world;
(ix) changes in the Company’s stock price or the trading volume of the Company’s stock, in and of itself, or any failure by the Company to meet any internal or published forecasts, estimates, projections or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying causes of such changes or failures (subject to the other provisions of this definition) shall not be excluded);

(x) any regulatory, preclinical or clinical event, occurrence, circumstance, change, effect or development relating to any Company Product in pre-clinical or clinical research and development (including, for the avoidance of doubt, (A) any test or results or announcements thereof, (B) increased incidence or severity of previously identified side effects, adverse effects, adverse events or safety observations or (C) reports of new side effects, adverse effects, adverse events or safety observations); provided that this clause (x) shall not apply to events, occurrences, circumstances, changes, effects or developments relating to the safety of Belumosudil, which (subject to the other provisions of this definition) shall not be excluded; or
(xi) any matters disclosed in the Company Disclosure Letter;
except, with respect to clause (i), (ii), (iii), (iv), or (vi) of this definition, to the extent such event, effect, occurrence, fact, circumstance, condition or change disproportionately affects the Company relative to other participants in the industries or geographies in which the Company operates or the economy generally, as applicable.
“Company Option” means an option to purchase shares of Company Common Stock pursuant to a Stock Plan.
“Company Plan” means any Company Employee Benefit Plan or Company Employee Agreement.
“Company Product(s)” means any and all products that currently are in development, marketed, offered, sold, licensed, provided or distributed by, or on behalf of, the Company or any Company Subsidiary.
“Company Stock Appreciation Right” means stock appreciation rights issued pursuant to a Stock Plan.
“Competing Acquisition Transaction” has the same meaning as “Acquisition Transaction” except that all references therein to “15%” shall be references to “50%.”
“Contract” means any agreement, contract, subcontract, lease, understanding, instrument, note, bond, mortgage, indenture, option, warranty, insurance policy, benefit plan or other legally binding commitment.
“Convertible Preferred Liquidation Amount” means, as calculated pursuant to Section 4(a) of the Certificate of Designation, an amount equal to the greater of (a) (i) the Stated Liquidation Preference Amount (as defined in the Certificate of Designation) per Preferred Share (as defined in the Certificate of Designation), plus (ii) any dividends (whether or not earned or declared) accrued and unpaid thereon from the last Dividend Payment Date (as defined in the Certificate of Designation) to the Closing or (b) the amount per Preferred Share equal to the amount which would have been payable to each Preferred Share had each Preferred Share been converted into Company Common Stock prior to the Closing.
“COVID-19” means SARS-CoV-2 or COVID-19, and all evolutions, variations or mutations thereof.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, reduced capacity, social distancing, shut down, closure, sequester, safety or any other guideline, recommendation, law, order or directive promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act.
“Employee Benefit Plan” means (i) each “employee benefit plan” (as such term is defined in ERISA Sec. 3(3)); and (ii) each other employee benefit plan, program, policy or arrangement, including any retirement, post-retirement, paid time-off, deferred compensation, profit sharing, unemployment compensation, welfare, fringe benefit, bonus, incentive, equity or equity-based compensation, severance, termination, retention, transaction bonus, change in control plan, program, policy or arrangement (whether or not subject to ERISA Sec. 3(3)).
“Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.
“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health, worker health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.
“FDA” means the United States Food and Drug Administration.
“FDA Fraud Policy” means the policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991).
“Fraud” means the actual, knowing and intentional fraud of any Person in connection with the representations and warranties set forth in Article III and Article IV.
“GAAP” means United States generally accepted accounting principles, applied on a consistent basis.
“Governmental Authority” means any federal, state, local, international, multinational, supranational or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any Contract with any Governmental Authority.
“Hazardous Materials” means any waste, material, or substance that is listed, regulated or defined under any Environmental Law and includes any pollutant, chemical substance, hazardous substance, hazardous waste, special waste, solid waste, asbestos, mold, radioactive material, polychlorinated biphenyls, petroleum or petroleum-derived substance or waste.
“Health Authority” means the Governmental Authorities that administer Health Laws, including the FDA, Center for Medicare and Medicaid Services, and the Department of Health and Human Services Office of Inspector General.
“Health Law” means any applicable Law regarding biopharmaceutical and health care products and services applicable to the Company or Company Products, including any applicable Law the purpose of which is to ensure the safety, efficacy and quality of biopharmaceutical products by regulating the research, development, manufacturing and distribution of such products, any applicable Law relating to the import or export of the Company Products, any applicable Law relating to good laboratory practices, good clinical practices, investigational use, product marketing authorization, manufacturing facilities compliance, packaging, good manufacturing practices, labeling, advertising, promotional practices, safety surveillance, record keeping and filing of required reports, and relating to promotion and sales of pharmaceutical products to providers and facilities that bill or submit claims under government healthcare programs, including where applicable (i) the Federal Food, Drug, and Cosmetic Act, (ii) the Public Health Service Act, (iii) the Anti-Kickback Statute (42 U.S.C. Sec. 1320a-7b(b)), (iv) the False Claims Act (31 U.S.C. Sec. 3729 et seq.), (v) the Exclusion Laws (42 U.S.C.Sec.Sec. 1320a-7 and 1320a-7a),(vi) the Program Fraud Civil Remedies Act (31 U.S.C. Sec.Sec. 3801-3812), (vii) the Civil Monetary Penalties Law (42 U.S.C. Sec. 1320a-7a),(viii) the Federal Health Care Fraud Law (18 U.S.C. Sec. 1347), (ix) Physician Payments Sunshine Act (42 U.S.C. Sec. 1320a–7h), (x) the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (codified at 42 U.S.C. Sec. 300gg and 29 U.S.C. Sec. 1181 et seq. and 42 USC 1320d et seq.) (HIPAA), (xi) Medicare (Title XVIII of the Social Security Act), (xii) Medicaid (Title XIX of the Social Security Act), (xiii) the Occupational Safety and Health Act and (xiv) all applicable state privacy and confidentiality laws.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.
“Indebtedness” means, with respect to any Person, all (a) indebtedness for borrowed money (including the issuance of any debt security) to any Person (other than the Company or its Subsidiary), (b) other indebtedness of such Person evidenced by credit agreements, notes, bonds, indentures, securities, debentures or similar Contracts to any Person, and (c) any obligations in respect of letters of credit and bankers’ acceptances (other than letters of credit used as security for leases) and all indebtedness of another Person referred to in clauses (a) through (c) above guaranteed by such Person.

“Intellectual Property Rights” means any and all statutory and/or common law rights throughout the world in, arising out of, or associated with any of the following: (i) all United States and foreign patents and utility models and applications therefor (including provisional applications) and all reissues, divisions, renewals, reexaminations, extensions, provisionals, substitutions, continuations, continuations in part and equivalents thereof (collectively, “Patents”); (ii) all Trade Secrets; (iii) copyrights and copyrightable works, database and design rights, including data collections, and all other rights, including “moral” rights corresponding thereto in any works of authorship (including copyrights in Software), whether published or unpublished (collectively, “Copyrights”); (iv) all trademark rights and similar rights in trade names, trade dress, logos, trademarks and service marks, brand names, corporate names and other indicia of commercial source or origin, together with the goodwill associated with any of the foregoing (collectively, “Trademarks”); (v) all rights in databases and data collections (including knowledge databases, customer lists and customer databases); (vi) all rights to uniform resource locators, web site addresses and domain names (collectively, “Domain Names”); (vii) any similar, corresponding or equivalent rights to any of the foregoing; and (viii) any registrations of or applications to register any of the foregoing.
“IT Assets” means all computers (including, servers, firewalls, workstations, desktops, laptops and handheld devices), Software, websites, hardware, networks, firmware, middleware, routers, hubs, switches, data communications lines, data storage devices, information security and telecommunications capabilities, data centers, operating systems and all other information technology equipment and other similar or related items of information technology systems, hardware and infrastructure, in each of the foregoing, owned, licensed or used by the Company or any of the Company Subsidiaries.
“Knowledge” means, with respect to the Company, the actual knowledge of those individuals set forth in Section 1.01(a) of the Company Disclosure Letter after reasonable inquiry of such Person’s direct reports. With respect to Company Intellectual Property, “Knowledge” or “Known” includes reasonable inquiry of such Person’s direct reports but does not require the Company to conduct, have conducted, obtain, review or have reviewed any freedom to operate opinions or similar opinions of counsel.
“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, excluding, for the avoidance of doubt, the provisions of any Contract between the Company or any Company Subsidiary and a Governmental Authority entered into in the ordinary course with respect to Company Products.
“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Authority or any arbitrator or arbitration panel.
“Licensed Intellectual Property” means all of the Intellectual Property Rights owned by a third party that is licensed to the Company or any Company Subsidiary pursuant to a written Contract to which Company or a Company Subsidiary is a party.
“Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, option, right of first refusal or offer, preemptive right, encumbrance or community property interest of any kind or nature whatsoever.
“Nasdaq” means The NASDAQ Global Market.
“Object Code” means computer Software in binary form that, is intended to be directly executable by a computer after suitable processing and linking but without the intervening steps of compilation or assembly.
“Order” means, with respect to any Person, any order, judgment, decision, decree, injunction, ruling, writ, assessment or other similar requirement issued, enacted, adopted, promulgated or applied by any Governmental Authority or arbitrator that is binding on or applicable to such Person.
“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business that are not due and payable or that are being contested in good faith by appropriate proceedings; (ii) Liens for Taxes that are not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s consolidated financial statements in accordance with GAAP and disclosed to Parent; (iii) minor defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar Liens that would not, individually or in the aggregate, reasonably be expected to materially impair the value of or continued use and operation of the properties and assets to which they relate; (iv) zoning, building and other similar Laws (excluding violations thereof); (v) Liens discharged at or prior to the Closing; (vi) statutory Liens to secure obligations to landlords, lessors or renters under leases or rental agreements that have not been breached; (vii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by applicable Law; (viii) non-exclusive licenses to Intellectual Property Rights granted in the ordinary course of business; and (ix) non-monetary Liens (excluding Liens on Intellectual Property Rights) that do not, individually or in the aggregate, materially interfere with the use, operation or transfer of, or any of the benefits of ownership of, the property of the Company and the Company Subsidiaries, taken as a whole.
“Person” means any individual, Entity or Governmental Authority.
“Personal Data” means (i) any information defined as “personal data”, “personally identifiable information” or “personal information” under any Privacy and Data Security Requirement, (ii) any information that, alone or in combination with other information, can reasonably be used to identify an individual natural person or relating to an identified or identifiable natural person, directly or indirectly, including name, a unique identification number, government-issued identifier (including Social Security number and driver’s license number), physical address, gender and date of birth and (iii) individually identifiable health information constituting “protected health information” as defined under 45 C.F.R. Sec. 160.103. Personal Data that has been pseudonymized shall also be considered Personal Data to the extent treated as such under any Privacy and Data Security Requirement.
“Privacy and Data Security Requirements” means (i) any Laws and self-regulatory guidelines (including of any applicable foreign jurisdiction) regulating the Processing of Personal Data, (ii) obligations under all Contracts to which the Company or any of the Company Subsidiaries is a party that relate to Personal Data and (iii) all of the Company’s and the Company Subsidiaries’ internal and publicly posted policies and notices (including if posted on the Company’s or the Company Subsidiaries’ products and services) regarding the Processing of Personal Data.
“Process” or “Processing” with regard to Personal Data means the collection, receipt, use, storage, safeguarding, securing (technical, physical or administrative), maintenance, retention, transmission, access, processing, recording, distribution, transfer (including cross-border), sharing, import, export, protection (including security measures), deletion, disposal or disclosure or other activity regarding Personal Data (whether electronically or in any other form or medium).
“Real Property Leases” means the leases, subleases, licenses and occupancy agreements, together with all amendments thereto, underlying the Leased Real Property or otherwise affecting the Leased Real Property.
“Registered Intellectual Property” means all United States, international and foreign: (i) Patents; (ii) Trademarks; (iii) Copyrights; (iv) Domain Names; and (v) any other material Intellectual Property Rights, in each case, that are the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Authority.
“Regulatory Permits” means governmental licenses, franchises, permits, certificates, consents, approvals, clearances, exemptions, registrations, listing, concessions or other authorizations required to have been obtained from, or filings required to have been made with, Governmental Authorities pursuant to a Health Law in order to allow the conduct of a regulated activity.
“Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration, or release of Hazardous Materials from any source into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage, or disposal systems.
“Representatives” means officers, directors, employees, agents, attorneys, accountants, advisors and investment bankers.
“ROCKSTAR Study” means the Company’s clinical trial, KD025-213, a Phase 2 Clinical Trial in oncology with 132 patients powered to achieve statistical significance in its primary endpoint of overall response rate as defined by the 2014 NIH Consensus Development Project on Clinical Trials in cGVHD and as assessed by investigators, which endpoint was a clinically significant endpoint.
“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended and the regulations promulgated thereunder.

“Securities Act” means the Securities Act of 1933, as amended, and the regulations promulgated thereunder.
“SLX Agreements” means (i) the Agreement and Plan of Merger, dated April 8, 2011, by and among Nano Terra, Inc., NT Acquisition, Inc., Surface Logix, LLC (successor in interest to Surface Logix, Inc.) and Dion Madsen, as the Stockholder Representative (the “Nano Terra Merger Agreement,” including any amendments thereto) (ii) the License Agreement, dated April 8, 2011, by and between Surface Logix, LLC (as successor in interest to Surface Logix, Inc.) and NT Life Sciences, LLC, and (iii) the Sub-License Agreement, dated April 8, 2011, by and among NT Lifesciences, LLC., Kadmon Corporation, LLC (formerly known as Kadmon Pharmaceuticals, LLC), and Surface Logix, LLC (as successor in interest to Surface Logix, Inc.) (the “SLX Sublicense Agreement”), in each case (i)–(iii), as may be amended from time to time.
“Software” means any and all (i) computer programs, applications, files, user interfaces, application programming interfaces, diagnostics, software development tools and kits, templates, menus, analytics and tracking tools, compilers, libraries, version control systems, operating systems, including any and all software implementations of algorithms, models and methodologies for any of the foregoing, whether in Source Code, Object Code or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing and (iv) all user documentation, including user manuals and training materials, relating to any of the foregoing.
“Source Code” means computer Software and code, in form other than Object Code or machine readable form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, which may be printed out or displayed in human readable form.
“Stock Plans” means, collectively, the Kadmon Holdings, LLC 2014 Long-Term Incentive Plan, as amended, or the Amended & Restated Kadmon Holdings, Inc. 2016 Equity Incentive Plan.
“Subsidiary” An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns, beneficially or of record: (a) an amount of voting securities of other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) a majority of the outstanding equity or financial interests of such Entity.
“Superior Proposal” means a bona fide written Acquisition Proposal that if consummated would result in a Person owning, directly or indirectly, (a) more than 50% of the outstanding shares of the Company Common Stock or (b) more than 50% of the assets of the Company and the Company Subsidiaries, taken as a whole, in either case, which the Company Board determines in good faith: (i) to be reasonably likely to be consummated if accepted; and (ii) if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the Merger, in each case, taking into account at the time of determination any changes to the terms of this Agreement offered by Parent in response to such Acquisition Proposal.
“Tax” means any tax (including, without limitation, any income tax, franchise tax, license tax, capital gains tax, escheat, unclaimed property, gross receipts tax, value-added tax, surtax, estimated tax, unemployment tax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, premium tax, windfall profits tax, withholding tax, social security tax, or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty, interest or addition thereto), imposed, assessed or collected by or under the authority of any Governmental Authority.
“Tax Return” means any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.
“Trade Secrets” means any and all inventions (whether or not patentable, reduced to practice or made the subject of a pending patent application), invention disclosures and improvements, all trade secrets, proprietary information, know-how and technology, confidential or proprietary information, including ideas, compositions, research and development information, processes, specifications, designs, plans, proposals and all documentation and materials therefore.
“Transactions” means the Merger and the other transactions contemplated by this Agreement.

“Unvested Company Equity Appreciation Right” means a Company Equity Appreciation Right (or portion thereof) that is unvested as of immediately prior to the Effective Time.
“Unvested Company Option” means a Company Option (or portion thereof) that is unvested as of immediately prior to the Effective Time.
“Unvested Company Stock Appreciation Right” means a Company Stock Appreciation Right (or portion thereof) that is unvested as of immediately prior to the Effective Time.
“Vested Company Equity Appreciation Right” means a Company Equity Appreciation Right (or portion thereof) that is vested as of immediately prior to the Effective Time.
“Vested Company Option” means a Company Option (or portion thereof) that is vested as of immediately prior to the Effective Time.
“Vested Company Stock Appreciation Right” means a Company Stock Appreciation Right (or portion thereof) that is vested as of immediately prior to the Effective Time.
“Warrants” means any outstanding and unexpired warrants to acquire Company Common Stock issued pursuant to the Warrant Documentation.
“Warrant Documentation” means (a) the form of Class A Unit Purchase Warrants, pursuant to which the Company issued Warrants on October 31, 2011 and April 16, 2013; (b) the form of Class A Unit Purchase Warrants, pursuant to which the Company issued Warrants on June 17, 2013; (c) the form of Warrant Certificates, pursuant to which the Company issued Warrants on January 29, 2016 and December 21, 2016; and (d) the form of Warrants to Purchase Common Stock, pursuant to which the Company issued Warrants on September 28, 2017.

Annex B
GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
§ 262. Appraisal rights
(a)
Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)
Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1)
Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation (or, in the case of a merger pursuant to § 251(h), as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)
Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;
b.
Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d.
Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)
In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]
(c)
Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d),(e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:
(1)
If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)
If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)
Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement shall be given to the stockholder within 10 days after such stockholder’s request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)
Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)
At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)
After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.
(i)
The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)
The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)
From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)
The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Annex C
Cantor Fitzgerald & CO. 110 East 59th Street New York, New York 10022 Tel 212.0000.2000 www.cantorfitzgerald.com
September 7, 2021
The Board of Directors
Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016
Ladies and Gentlemen:
We understand that Kadmon Holdings, Inc. (“Kadmon”), Sanofi and Latour Merger Sub, Inc., a wholly owned subsidiary of Sanofi (“Merger Sub”), intend to enter into an Agreement and Plan of Merger to be dated as of September 7, 2021 (the “Agreement”), pursuant to which Merger Sub will be merged with and into Kadmon and Kadmon will become a wholly owned subsidiary of Sanofi (the “Merger”), and each issued and outstanding share of common stock, par value $0.001 per share, of Kadmon (the “Kadmon Common Stock”), other than shares owned by Sanofi and its affiliates, will be converted into the right to receive $9.50 in cash (the “Consideration”).
You have provided us with a copy of the Agreement in substantially final form.
You have asked Cantor Fitzgerald & Co. (“CF&CO”) to render our opinion as to whether the Consideration to be received by holders of Kadmon Common Stock (other than Sanofi and its affiliates) is fair, from a financial point of view, to such holders.
In the course of performing our reviews and analyses for rendering this opinion, we have:
•	reviewed a draft of the Agreement, dated September 7, 2021;
•
reviewed Kadmon’s Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the periods ended March 31, 2021 and June 30, 2021, and its Current Reports on Form 8-K filed since December 31, 2020;

•
reviewed certain operating and financial information relating to Kadmon’s business and prospects, including projections for Kadmon for the 14 years ended December 31, 2034, all as prepared and provided to us by Kadmon’s management;

•	met with certain members of Kadmon’s senior management to discuss Kadmon’s business, operations, historical and projected financial results and future prospects;
•	reviewed the historical prices and trading volume of the Kadmon Common Stock;
•	reviewed certain publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to Kadmon;
•	reviewed the terms of certain relevant mergers and acquisitions involving companies which we deemed generally comparable to Kadmon;
•	performed a discounted cash flow analysis based on the projections for Kadmon furnished to us by Kadmon’s management; and
•	conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Kadmon or obtained by us from public sources, including, without limitation, the projections referred to above. With respect to the projections, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Kadmon as to the expected future performance of Kadmon. We have not assumed any responsibility for the independent verification of, and have not independently verified, any such information, including, without limitation, the projections; we express no view or opinion as to such projections or the assumptions upon which they are based; and we have further relied upon the assurances of the senior management of Kadmon that it is unaware of any facts that would make the information or projections incomplete or misleading. We have assumed that the executed Agreement will not differ in any material respect from those reviewed by CF&CO.
In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Kadmon, nor have we been furnished with any such appraisals. During the course of our engagement, we were asked by the Board of Directors to solicit indications of interest from various third parties regarding a transaction with Kadmon, and we have considered the results of such solicitation in rendering our opinion. We have assumed that the Merger will be consummated in a timely manner and in accordance with the terms of the Agreement without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that would be material in any respect to our analysis or our opinion. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Kadmon and its advisors with respect to such issues. Our opinion does not address any legal, tax, regulatory or accounting matters.
We do not express any opinion as to the price or range of prices at which the shares of Kadmon Common Stock may trade subsequent to the announcement of the Merger.
We have acted as a financial advisor to Kadmon in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. A portion of our compensation is payable upon delivery of this letter and may be credited against the fee payable upon consummation of the Merger. In addition, Kadmon has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.
CF&CO has previously been engaged (and may currently be engaged) by Kadmon to provide certain investment banking and other services on matters unrelated to the Merger, for which we have received (or expect to receive) customary fees. CF&CO may seek to provide Kadmon and Sanofi and their respective affiliates with certain investment banking and other services unrelated to the Merger in the future.
Consistent with applicable legal and regulatory requirements, CF&CO has adopted certain policies and procedures to establish and maintain the independence of CF&CO’s research departments and personnel. As a result, CF&CO’s research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to Kadmon, Sanofi, the Merger and other participants in the Merger that differ from the views of CF&CO’s investment banking personnel.
In the ordinary course of business, CF&CO and its affiliates may actively trade (for their own accounts and for the accounts of their customers) certain equity and debt securities, bank debt and/or other financial instruments issued by Kadmon and/or Sanofi and their respective affiliates, as well as derivatives thereof, and, accordingly, may at any time hold long or short positions in such securities, bank debt, financial instruments and derivatives.
It is understood that this letter is intended for the benefit and use of the Board of Directors of Kadmon (in its capacity as such) in connection with its consideration of the Merger. This letter and our opinion are not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in the proxy statement to be distributed to the holders of Kadmon Common Stock in connection with the Merger. This letter and our opinion do not constitute a recommendation to the Board of Directors of Kadmon in connection with the Merger, nor do this letter and our opinion constitute a recommendation to how any holders of Kadmon Common Stock should vote or act with respect to the Merger or any related matter. Our opinion does not address Kadmon’s underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business or financial strategies that might exist for Kadmon or the effects of any other Merger in which Kadmon might engage. Our opinion only addresses the fairness, from a financial point of view, to the holders of Kadmon Common Stock (other than Sanofi and its affiliates) of the Consideration and does not address any other term, aspect or implication of the Merger, including, without limitation, the form or structure of the Merger. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of Kadmon’s officers, directors or employees, or any class of such persons, in connection with the Merger relative to the Consideration or otherwise.

Our opinion has been authorized for issuance by the Fairness Opinion and Valuation Committee of CF&CO. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.
Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of Kadmon Common Stock (other than Sanofi and its affiliates) is fair, from a financial point of view, to such holders.
Very truly yours,
CANTOR FITZGERALD & CO.
By:	/s/ Sage Kelly
Sage Kelly, Managing Director | Global Head of Investment Banking

Annex D
399 PARK AVENUE 5TH FLOOR NEW YORK, NEW YORK 10022 T 212.883.3800 F 212.880.4260
September 7, 2021
Board of Directors
Kadmon Holdings, Inc.
450 East 29th Street
New York, NY 10016
Ladies & Gentlemen:
You have requested our opinion as to the fairness, from a financial point of view, to the holders of shares of common stock, par value $0.001 per share (“Company Common Stock”), of Kadmon Holdings, Inc. (the “Company”), other than (i) Sanofi, a French société anonyme (“Parent”) and its affiliates, (ii) any holders of Dissenting Shares (as defined in the Agreement) and (iii) shares of Company Common Stock held by the Company or a wholly-owned subsidiary of the Company (collectively, “Excluded Holders”), of the Merger Consideration (as defined below) to be received by such holders pursuant to the Agreement and Plan of Merger (the “Agreement”) to be entered into by the Company, Parent and Latour Merger Sub, Inc., a wholly owned subsidiary of Parent (the “Merger Sub”). As more fully described in the Agreement, Merger Sub will be merged with and into the Company (the “Transaction”) and each issued and outstanding share of Company Common Stock will be converted into the right to receive $9.50 in cash, without interest (the “Merger Consideration”).
In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to the Company, including publicly available research analysts’ financial forecasts; (ii) reviewed certain internal information relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company, furnished to us by the Company, including financial forecasts provided to or discussed with us by the management of the Company (such forecasts referred to herein as the “Financial Forecasts”); (iii) reviewed certain information regarding the capitalization of the Company provided by the management of the Company; (iv) conducted discussions with members of the senior management and representatives of the Company concerning the information described in clauses (i) through (iii) of this paragraph, as well as the business and prospects of the Company generally; (v) reviewed publicly available financial and stock market data of certain other companies in lines of business that we deemed relevant; (vi) considered the results of efforts by or on behalf of the Company, including by us at the Company’s direction, to solicit indications of interest from third parties with respect to a possible acquisition of all or a portion of the Company; (vii) reviewed the financial terms of certain other transactions that we deemed relevant; (viii) reviewed a draft, dated September 7, 2021, of the Agreement; (ix) participated in certain discussions and negotiations among representatives of the Company and Parent and their advisors; and (x) conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.
In connection with our review, we have, with your consent, relied on the information supplied to, discussed with or reviewed by us for purposes of this opinion being complete and accurate in all material respects. We have not assumed any responsibility for independent verification of (and have not independently verified) any of such information. With your consent, we have relied upon, without independent verification, the assessment of the Company and its legal, tax, regulatory and accounting advisors with respect to legal, tax, regulatory and accounting matters. With respect to the Financial Forecasts, we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company. In addition, we have relied, with your consent, on the assessments of the management of the Company as to the existing pharmaceutical products under development by the Company and the validity of, and risks associated with, the existing and future products of the Company, including the risks and timing of regulatory approvals and commercialization of such products. We have assumed, with your consent, that there will be no developments with respect to any of the foregoing that would affect our
D-1

analyses or opinion. We express no views as to the reasonableness of the Financial Forecasts or the assumptions on which they are based. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor have we been furnished with any such evaluation or appraisal.
Our opinion does not address the Company’s underlying business decision to effect the Transaction or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company and does not address any legal, regulatory, tax or accounting matters. At your direction, we have not been asked to, nor do we, offer any opinion as to any terms of the Agreement or any aspect or implication of the Transaction, except for the fairness of the Merger Consideration from a financial point of view to the holders of shares of Company Common Stock (other than Excluded Holders). We are not expressing any opinion as to fair value or the solvency of the Company following the closing of the Transaction. We note that pursuant to the Agreement, the Excluded Shares will not be converted into the right to receive the Merger Consideration, and we express no opinion with respect to such shares or as to the fairness of the Merger Consideration to the holders thereof. In addition, we express no opinion with respect to the treatment of the Convertible Preferred Stock (as defined in the Agreement) in the Transaction, or the fairness of the Merger Consideration relative to the treatment of such Convertible Preferred Stock. In rendering this opinion, we have assumed, with your consent, that the final executed form of the Agreement will not differ in any material respect from the draft that we have reviewed, that the Transaction will be consummated in accordance with its terms without any waiver or modification that could be material to our analysis, that the representations and warranties of each party contained in the Agreement were true and correct and that the parties to the Agreement will comply with all the material terms of the Agreement. We have assumed, with your consent, that all governmental, regulatory or other consents or approvals necessary for the completion of the Transaction will be obtained, except to the extent that could not be material to our analysis.
Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof, and we assume no responsibility to update this opinion for developments after the date hereof.
We have acted as your financial advisor in connection with the Transaction and will receive a fee for our services, the principal portion of which is contingent upon the consummation of the Transaction. We will also receive a fee upon delivery of this opinion. Our affiliates, employees, officers and partners may at any time own securities (long or short) of the Company and Parent. In the past two years, we have not provided investment banking or other services to the Company or Parent. We may, in the future, provide investment banking or other services to the Company, Parent or other parties involved in the Transaction and may receive compensation for such services.
This opinion is for the use and benefit of the Board of Directors of the Company (solely in its capacity as such) in its evaluation of the Transaction. This opinion does not constitute a recommendation as to how any holder of securities should vote or act with respect to the Transaction or any other matter. This opinion does not address the fairness of the Transaction or any aspect or implication thereof to, or any other consideration of or relating to, the holders of any class of securities, creditors or other constituencies of the Company, other than the fairness of the Merger Consideration from a financial point of view to the holders of shares of Company Common Stock (other than Excluded Holders). In addition, we do not express any opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration or otherwise. This opinion was approved by a Moelis & Company LLC fairness opinion committee.
Based upon and subject to the foregoing, it is our opinion that, as the date hereof, the Merger Consideration to be received by holders of Company Common Stock in the Transaction is fair from a financial point of view to such holders, other than Excluded Holders.
Very truly yours,

/s/ Moelis & Company LLC MOELIS & COMPANY LLC
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D60888-TBD

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KADMON HOLDINGS, INC.

The Board of Directors recommends you vote FOR proposals 1 and 2.

		For	Against	Abstain
1.	To adopt the Agreement and Plan of Merger, dated September 7, 2021, by and among Kadmon Holdings, Inc., Sanofi and Latour Merger Sub, Inc. and approve the Merger; and	☐	☐	☐
2.	To adjourn the Special Meeting, if necessary and for the minimum amount of time reasonable under the circumstances, to ensure any supplement or amendment to the proxy statement is provided to the stockholders of Kadmon Holdings, Inc. a reasonable amount of time in advance of the Special Meeting, or to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve to the proposal to adopt the Merger Agreement and approve the Merger.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX] Date

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D60889-TBD

KADMON HOLDINGS, INC.
Special Meeting of Stockholders
[TBD], 2021 at [TBD]
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Harlan W. Waksal and Steven Meehan, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and/or Preferred Stock of KADMON HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD], EDT on [TBD], 2021, at the local offices at 450 East 29th Street, 15th Floor, New York, NY 10016, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side